Exhibit 1A-13.5

2/28/23 From @zendaya's stunning @bulgari necklace to @michelleyeoh_official's breathtaking yellow diamond pieces, the high jewelry at the 2023 SAG Awards was nothing short of extraordinary. Swipe to take a closer look at our top picks ? . . [TTW: luxusco.com] #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #auctionjewelry #highjewelry #highjewelrycollection #vs1 #naturaldiamonds #fancycolordiamond #giacertified #luxuryworld #SAGAwards

2/25/23

With their high demand and scarcity, D Flawless diamonds have historically delivered favorable returns. 📈💎

Now you can invest in these historically favorable ROI gems.

Click the 🔗 in bio to sign up.

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[TTW: luxusco.com]

#luxusco #luxus #luxusloves #investinluxury #investmentgrade #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #valueinvestor #alternativeinvesting #jewelryinvestment #fractionalownership #luxuryjewels #fancycutdiamond #loosediamond #magnificentjewels #investmentopportunities #investmentportfolio #fintechstartups #jewelryaddict #diamondnecklace #diamondlife


What is ROI?


What is ROI?
ROI stands for Return on Investment, and it is a financial metric used to evaluate the profitability of an investment relative to its cost.
ROI = (Gain from Investment - Cost of Investment) / Cost of Investment
How does ROI relate to diamonds?


The ROI of a diamond
Diamonds are now an alternative investment strategy attracting savvy investors seeking a store of value. With their high demand and scarcity, D Flawless diamonds have historically delivered favorable returns.


Want in?
Become a fractional owner of D Flawless diamonds with historically high ROIs.
Sign up today.

2/24/23

Investment-grade diamonds that are the equivalent of a blue chip stock 💎 Swipe to learn more →

Through fractional ownership, D Flawless Diamonds are available to investors of all levels. Don't miss your chance to add some of the world's rarest luxury assets to your portfolio. Sign up via the 🔗 in bio.
#LUXUSLearn

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[TTW: https://luxusco.com/]
#luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #investmentgrade #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #buildassets


An Investor's Definitive
D Flawless Primer


The
equivalent of a
blue chip stock


What
defines a D
Flawless Diamond?


Why
are they in high
demand?


What
is the resale value?


What
is the price record
for D Flawless?


The
future of
D Flawless?


Diversify
Flawlessly

2/17/23 Is your name on the LUXUS VIP list? Don't miss out on the members-only club for luxury investors, and unlock exclusive access to concierge services, event invitations, and special offers. Invest in luxury assets through LUXUS and maintain your status as a VIP Click the in bio to get started before spots are filled. . . . . . . . . [TTW: luxusco.com] #LUXUSVIP #luxusco #luxus #luxusloves #investinluxury #investmentgrade #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #valueinvestor #alternativeinvesting #jewelryinvestment #fractionalownership #luxuryjewels #fancycutdiamond #loosediamond #magnificentjewels #investmentopportunities #investmentportfolio #fintechstartups #jewelryaddict #diamondnecklace #diamondlife Video Frames: [diamond necklace] [ring that has "LUXUS VIP Introducing the member's club for luxury investor's"] Concierge Services Event Invitations Special Offers Interested in becoming a LUXUS VIP Here's how? join the LUXUS platform Invest in LUXUS offerings Maintain a level of investment [jewelry on hand, wrist] [LUXUS logo] Empowering you to invest in luxury assets

2/16/23

Diamonds for Degrees 💎🎓 Botswana, the worlds leading producer of high grade and ethical diamonds, has paved the way for academic success within its nation via ethical diamond practices that are dedicated to economic and academic development. Swipe to learn more →

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[TTW: https://luxusco.com]

#dflawlessdiamonds #botswana #botswanadiamonds #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #fintech #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #buildassets


BOTSWANA
Diamonds for Degrees


DID YOU KNOW?
Diamonds fuel 40% of Botswana's GDP and 90% of its exports, allowing their government to offer all children free education and college scholarship opportunities.


THE WORLD LEADER
In ethical, high-grade, type IIa diamonds. Strict standards ensure responsible mining operations and the production of magnificent gems like the historic 1,758 carat Sewelô diamond.


STAY IN THE KNOW
If you value ethically sourced diamonds, you're not going to want to miss our big announcement.
Subscribe to our newsletter to keep up with the latest.

2/14/23 This Valentine's Day, LUXUS wishes you a love that's flawless That's exactly what this heart-shaped D Flawless diamond from @graff represents. In 2006, the Lesotho Promise was unearthed and took the record for the 15th largest rough diamond ever discovered at 603 carats. After 35 expert craftsmen worked to meticulously cut and polish this diamond, it was transformed into 26 magnificent D Flawless Diamonds, including this beautiful 43.12-carat heart-shaped diamond. Happy Valentine's Day from the LUXUS team! . . . . . . . . #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #auctionjewelry #highjewelry #highjewelrycollection #vs1 #naturaldiamonds #fancycolordiamond #giacertified #luxuryworld [Picture of heart shaped diamond]

2/8/23 If wine gets better with time, then diamonds get rarer with time The rarest of them all? D Flawless. By 2030, major mines producing these ultra rare diamonds are expected to reach economic depletion. Diversify, Flawlessly. Learn how you can invest in ultra rare luxury assets via the in bio. . . . . . . . . [TTW: https://luxusco.com] #dflawlessdiamonds #dflawless #portfoliodiversification #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #fintech #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #buildassets Video Frames: "The rarest diamonds in the world D Flawless Diamonds The highest grading a diamond can receive Making up only 0.001% of world diamond production The rarity of D Flawless Diamonds just reached new heights Some major mines are expected to reach economic depletion or cease conventional mining by 2030 The Golconda mine, famous for producing D Flawless diamonds, is already closed ULTRA SCARCE D Flawless Diamonds Are nearly impossible to source Did you know D Flawless Diamonds are also an option for portfolio diversification? Diversify, Flawlessly [LUXUS Logo]"

2/6/23

The 65th Annual Grammys was a symphony of style and sparkle as Taylor Swift, Jennifer Lopez, Adele, Megan Fox, and Beyonce elevated the red carpet with their musical talent and magnificent jewelry worth millions of dollars. Swipe to see our favorite looks →

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[TTW: https://luxusco.com]
#grammys #grammys2023 #beyonce #highjewelry #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #auctionjewelry #highjewelry #highjewelrycollection #vs1 #naturaldiamonds #fancycolordiamond #giacertified #luxuryworld




Taylor Swift wore *more than $3 million* worth of jewelry, including 136 carats of natural purple sapphires, Paraiba, and diamonds from Lorraine Schwartz.


Jennifer Lopez wore *over 150 carats of diamonds* thanks to her layered Bulgari Serpenti diamond necklaces and stacked sapphire and diamond rings.


Adele wore Tiffany & Co., including *Schlumberger 18K gold and platinum earrings*, a mixed cluster bracelet, and diamond rings in platinum and yellow gold.


Megan Fox was styled in a 6-carat oval diamond ring, *10-carat emerald-cut diamond ring*, and a 15-carat pear-shape diamond ring, all from Lorraine Schwartz.


Beyonce was adorned in Lorraine Schwartz Fancy Drop Earrings, featuring white diamonds *totaling over 70 carats*.

2/1/23 Honoring and celebrating the countless contributions and achievements of African Americans during Black History Month Let's take a moment to celebrate some of the incredibly talented black designers and innovators who continue to shape and elevate the high jewelry industry. Featured designers: @jacquelinerabun @matturijewellery @vanleles_diamonds .. . . . . . . . [TTW: https://luxusco.com/] #BlackHistoryMonth #LuxuryWithPurpose #LuxuryWithPurpose #LUXUSEmpowersEveryone #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #auctionjewelry #highjewelry #highjewelrycollection #vs1 #naturaldiamonds #fancycolordiamond #giacertified #luxuryworld In Video: [Jacqueline Rabun] [Jacqueline Rabun ring and necklaces] [Satta Matturi] [Satti Matturi earrings and necklace] [Vania Leles of VANLELES DIAMONDS] [Vanie Leles earrings and jewelry] [LUXUS logo]

1/30/23

Diamond Market Update 📊💎 Considering investing in diamonds in 2023? Read this first.

Invest in an asset class with historically attractive returns, and stability. 🔗 in bio to sign up.

Source: Paul Ziminsky Diamond Analytics

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[TTW: https://luxusco.com/]
#DiamondMarket #Inflation #Recessionproof #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #fintech #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #buildassets


Why invest in diamonds
IN 2023?


Lowest growth in 30 years...
+0.5%
+1.7%


Despite economic downturns...
$92M
$24.65B
LVMH


Why are diamonds outperforming other sectors?
Dwindling Supply, Increasing Demand
Value that historically stood the test of recession
Emerging Asian markets contribute to demand
Low correlation to the stock market

1/27/23 When it comes to Paris Haute Couture Week 2023, the high jewelry was the real star of the show. From Boucheron's regal inspired collection to the enchanting garden-esque aesthetic of the Gucci collection, designers did not disappoint with their one-of-a-kind high jewelry collections. Here are some of our favorites that left us mesmerized. #LUXUSLoves .. . . . . . . . . [TTW: https://luxusco.com/] #ParisCoutureWeek #HighJewelry #HauteCouture #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #auctionjewelry #highjewelry #highjewelrycollection #vs1 #naturaldiamonds #fancycolordiamond #giacertified #luxuryworld Video Frames Paris Haute Coutre Week 2023 ? Haute Joaillerie [Video shows Gucci, Dior, Boucheron, and De Beers featured jewelry] [LUXUS Logo]

1/25/23

In a world of diamonds, D Flawless are the unicorns. 💎

The exceptional beauty of the Art of De Grisgono, a 163.41 ct D Flawless Emerald Cut diamond, exemplified in this video, was sold at a Christie's auction in 2017 for $33 million.

These rare gems are the epitome of perfection, and owning one is a true luxury. Now you can too. Don't miss your chance to add some of the world's rarest luxury assets to your portfolio.

Diversify, Flawlessly. Sign up via the 🔗 in bio.

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[TTW: https://luxusco.com/]
#DFlawless #RareAssets #Investment #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #fintech #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #buildassets

Video Frames:
Diamonds are rare. A flawless diamond is exceptionally rare.
A diamond that is both flawless and colorless is incredibly rare.
D Flawless diamonds make up a miniscule 0.01% of world diamond production
But did you know D Flawless Diamonds are also an option for portfolio diversification?


HISTORICAL
Diamond Prices
Diamonds, especially D Flawless diamonds, have historically held their value and even appreciated over time.

Diversify with D Flawless Diamonds. The epitome of diamond excellence.
Diversify, Flawlessly [LUXUS Logo]

1/22/23 Happy Year of the Rabbit! As we welcome the New Lunar Year, @harrywinston has graced us with a new timepiece dedicated to this year's zodiac sign, the rabbit. Crafted from 18-karat rose gold and adorned with 57 brilliant-cut diamonds, this piece is a true work of art that encapsulates the spirit of the Jade Rabbit, a symbol of generosity, ingenuity, and empathy. The LUXUS team wishes you a prosperous and happy new year! . . . . . . . . credit: @harrywinston [TTW: https://luxusco.com/] #YearOfTheRabbit #JadeRabbit #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #auctionjewelry #highjewelry #highjewelrycollection #HarryWinston #ChineseNewYear #lunarnewyear

1/20/23

What is Diamond Provenance? Swipe to find out →

Diamonds, high jewelry, and rare watches are all steeped in history and tradition. From the mine they were sourced, to the hands they've passed through, and the craftsmen who honed their beauty, these details all contribute to their intrinsic value.

You need transparency when investing. Join the alternative investment platform for diamonds, high jewelry, and rare watches that offers easily accessible provenance information on each asset. Invest in luxury assets with confidence and peace of mind, knowing that the provenance of each piece is impeccable.

See for yourself via the 🔗 in bio.
[TTW: https://luxusco.com/]

#luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #fintech #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #buildassets


What is Diamond Provenance?


Where is it from?


Who owned it?


Who cut and polished it?


Invest in Highly
Sought-After Diamonds.
INVEST
IN
LUXURY

1/18/23 Allow us to reintroduce ourselves: We are the first alternative investment platform for luxury assets. We offer investors of all levels the opportunity to become fractional owners in highly sought-after precious gemstones, high jewelry, and rare watches. Why? Owning high-value luxury assets is an investment strategy used to hedge against inflation. How does it work? Let's break it down. ? LUXUS and our Brand Partners identify key trends that indicate value creation within the luxury market (i.e. closing of a diamond mine or major estate disposition). Together with our brand partners, LUXUS locates and procures an asset at the best possible price. The asset is then securitized and IPO'ed. Our legal team files an offering circular with the SEC to allow all investors to buy shares of the luxury asset. Still have questions? Visit the in bio to learn more or contact us via info@luxusco.com or send us a DM. Introduce yourself in the comments! ? Video Frames: For the first time ever?Bringing access?To the world of luxury assets?No longer exclusive to the ultra-wealthy?To all investors?Through fractional ownership

1/16/23

@lvmh Watch Week 2023 has officially come to an end. Swipe to see our favorite novelty piece →

Combine high jewelry and watches, and you will most likely end up with a @bulgari Serpenti watch. The incredible craftsmanship within each timepiece and the rarity of the precious gemstones give each Serpenti watch tangible and intrinsic value that has historically appreciated in value.

Regarding alternative investments, precious gemstones, high jewelry, and rare watches are some of the least volatile and most attractive to investors aiming to hedge against inflation. Get instant access to the alternative investment platform offering fractional ownership in some of the most sought-after luxury assets in the world. 🔗 in bio to sign up.

Which novelty was your fte from #lvmhwatchweek?

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[TTW: https://luxusco.com/]

#luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #bulgari #highjewelry #bulgariwatches #vs1 #lvmhwatchweek2023 #fancycolordiamond #giacertified #luxuryworld


BVLGARI


"For the first time, we can now set the watch with this extremely elegant line of diamonds going through the entire length of the bracelet... it is a superb expression of what a jewellery watch should be."

1/13/23 What is fractional ownership? Fractional ownership is a percentage ownership in an entity that owns an asset where individual shareholders buy a certain number of shares (a portion) of the entity. What does this mean for your portfolio? As a fractional owner of high-value items like diamonds, rare watches, and high jewelry, you take home those positive returns if your asset is sold above value. How to know which luxury asset is right for you? Our platform offers transparent access to luxury alternative investments like diamonds, rare watches, and high jewelry, providing detailed information on market capitalization, fair market value, rarity, and necessary certifications to assist you in making informed investment decisions. Interested in becoming a fractional owner? in bio to sign up. . . . Courtesy: @kwiatdiamonds [TTW: https://luxusco.com/] #luxusco #luxus #luxusloves #investmentgrade #fintech #investmentgradediamonds #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #fintech #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #dflawless Video Frames: What is fractional ownership? Take D Flawless Diamonds for example: D Flawless prices: 3x the average carat As a fractional owner, of a D Flawless Diamond, your portfolio is diversified with one of the world's rarest diamonds that historically appreciates over time. Become a fractional owner of luxury assets Invest like the 1%

1/11/23 As the 80th Golden Globe Awards has come to an end, let's reflect on some of the best high jewelry looks from the red carpet ? From Rihanna's Cartier ensemble to Michelle Yeoh's Moussaieff High Jewelry set, the value of these jewels has a tendency to appreciate just from sitting on the necks of these A-list celebrities. Why? Provenance. Interesting provenance tends to increase a piece's value. Should any of these pieces later be sold at auction, the celebrity provenance they hold will most likely be factored into the selling price. Interested in learning more about investment-grade high jewelry, diamonds, and rare watches? Join our newsletter. in bio to join. . . . . . . . . [TTW: https://luxusco.com/] #luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #auctionjewelry #highjewelry #highjewelrycollection #vs1 #naturaldiamonds #fancycolordiamond #goldenglobes #goldenglobes2023 #rihanna Pictures: ? Michelle Yeoh with Moussaieff ? Rihanna with Cartier ? Janelle James with Kwiat & Fred Leighton ? Margot Robbie with Chanel ? Julia Garner with Debeers

1/6/23

Auction News: The Attallah Cross, also known as Princess Diana's Cross, will be auctioned off at @sothebys Royal & Noble Auction in London from January 6-18th.

The intrinsic value and rarity of jewels like the Attallah Cross allow these pieces to appreciate in value.

Historically, diamonds, precious gemstones, high jewelry, and rare watches have delivered favorable returns to their owners. That's why we've created the first alternative investment platform for this category of luxury assets.

Diversify your portfolio with luxury assets 🔗 in bio to sign up.

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#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #jewelryblogger #cartierhighjewelry #dflawless #importantjewelry #royaljewels #fancycolordiamonds #diamondjewellery #emeraldcut #auctionjewelry #highjewelry #highjewelrycollection #vs1 #naturaldiamonds #jewelryauction #princessdiana #attallahcross






The Attallah Cross


"Jewellery owned or worn by the late Princess Diana very rarely comes on to the market..."

1/4/23

The clarity you need 💎

Diversify with investment-grade diamonds, high jewelry, and rare watches. 🔗 in bio to sign up.

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[TTW: https://luxusco.com/]
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #investmentgrade #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #buildassets



What is Diamond
CLARITY?



THE PERSONALITY OF A
Diamond
Diamond clarity is the unique "personality" of a diamond, determined by inclusions formed during its creation. Clarity is evaluated based on the visibility of these inclusions.



IGI CLARITY
Scale
The IGI clarity scale is a system used to grade the clarity of diamonds. The scale ranges from "Included" (I) to "Internally Flawless" (IF). The higher the grade on the scale, the fewer and less visible the blemishes and inclusions in the diamond.



INTERNALLY FLAWLESS
With 10X magnification: No visible internal or external markings except for slight blemishes on the surface.
VVS1/2
With 10X magnification: Very small markings that are extremely difficult to see.



VS1/2
With 10X magnification: More noticeable markings that are still difficult to find.
SI1/2
With 10X magnification: Has markings but not usually visible to the naked eye.



I1-3
With 10X magnification: Noticeable markings that are visible to the naked eye.

12/28/22

The numbers are in: Diamond supply is low, and demand is high 💎📈

What does this mean for your portfolio?

Diamonds are an incredible option for portfolio diversification.

It's never been easier to invest in diamonds. With Luxus, you can become a fractional owner of precious gemstones, high jewelry, and rare watches. 🔗 in bio to sign up.

Source: Paul Ziminsky Diamond Analytics

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[TTW: https://luxusco.com/]
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #passiveincomeinvesting #equities #marketwatch #stockmarketnews #portfoliodiversification #investingtips #investingmindset #investmentgrade #recession #financialservices #financialintelligence #regulationa #moneygrowth #securities #buildassets


NATURAL DIAMOND
Supply/Demand Forecast
Supply
$36.3
$19.4

12/26/23

Tis the Season 🎁 Welcome to the final week of the #LuxusAdventCalendar, where we unwrap some of the most iconic high jewelry gifts in the world. Swipe to reveal week 4 →

The beauty of high jewelry like The Hope Diamond far exceeds its appearance. The low volatility and historical tendency to appreciate in value make high jewelry attractive as an alternative investment. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. 🔗 in bio to sign up.

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[TTW: luxusco.com]
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond #rosecutdiamond #fancydiamond #fancyyellowdiamond #bluediamonds #coloreddiamond #emeraldjewelry #pearshapediamond #roundbrilliantcut #jewelryauction






THE HOPE DIAMOND


THE HISTORY

12/23/22 There's nothing quite like the holidays in the city Happy Holidays from the LUXUS team! #LUXUSxPoloBar We are thrilled to have had the opportunity to hold our Holiday Party at @thepolobar. It was a pleasure to spend time with our valued partners, investors, and friends. We would like to extend our sincerest thanks to all of those who attended the party and to those who have supported LUXUS and the power of luxury as an asset class. Your belief in our company and our vision has been a constant source of motivation and inspiration, and we are truly grateful for the overwhelming support we have received this year. As we look ahead to the new year, we encourage you to keep up with LUXUS and stay informed about our latest news and offerings. in bio to join our newsletter. . . . . . . . . #luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #investingstrategies #investindiamonds #fractionalownership #diamondjewelry #luxuryjewelry #rarejewelry #fancydiamond #fancycolordiamond #preciousgems #investmentgoals #financialfuture #luxuryretail #luxuryfashion #beatinflation #investmentcompany #investmentplatform #finejewels [TTW: https://luxusco.com/] Video Frames: [Pictures from LUXUS' Holiday Party]

12/21/22

'Tis the Season 🎁 Welcome back to Week 3 of the Luxus Advent Calendar where we unwrap some of the most iconic high jewelry gifts in the world. Swipe to reveal Week 3👉

#LuxusAdventCalendar 💎

The beauty of high jewelry like La Peregrina far exceeds its appearance. The low volatility and historical tendency to appreciate in value make high jewelry attractive as an alternative investment. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches.🔗 in bio to sign up.

What do you think we'll reveal in Week 4?

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[TTW: https://luxusco.com/]

#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond #rosecutdiamond #fancydiamond #fancyyellowdiamond #bluediamonds #coloreddiamond #emeraldjewelry #pearshapediamond #roundbrilliantcut #jewelryauction




4


LA PEREGRINA


THE HISTORY

12/29/22

Did you know a signed Cartier Tutti Frutti bracelet is more elusive than a Picasso painting?

Let's take a look at what makes a jewelry piece "investment-worthy" →

Now you can invest in high jewelry. Get instant access to the only alternative investment platform that allows you to invest in diamonds, high jewelry, and rare watches. 🔗 in bio to sign up.

Would you add a Cartier Tutti Frutti Bracelet to your portfolio?

Read the full white paper by @jillnewman on LinkedIn.

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[TTW: luxusco.com]
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends #fintechnews #marketanalysis #hardassets #stockmarketeducation


Investment Worthy
JEWELRY DESIGNS


Investment Worthy Jewelry
Why Invest in High Jewelry?


So Here's What You Need to Know:
SIGNED/
PROVENANCE/
LIMITED/

12/25/22 It's almost time to say farewell to 2022 This last year, we've worked tirelessly to bring the first-ever alternative investment platform for precious gemstones, high jewelry, and rare watches to the market. Here are some of our highlights: We've developed a streamlined and sophisticated user interface where you can participate in fractional ownership of our offerings. We successfully introduced two assets during our testing year; the Rare Argyle Pink Diamond, which was successfully IPO'd, and the Golden Dahlia ring, which was sold privately before going live. We've opened our platform to eligible non-US investors and launched LUXUS VIP and Sell with LUXUS. We created the "All that Glitters" Newsletter. In an effort to keep our community informed of relevant market news and industry insights, must-see museum shows, and all things from the luxury world. Will you be joining us and 35,000+ others in 2023? in bio to sign up. What are some of the goals you've conquered in 2022? . . . . . #luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #investingstrategies #investindiamonds #fractionalownership #diamondjewelry #luxuryjewelry #rarejewelry #fancydiamond #fancycolordiamond #preciousgems #investmentgoals #financialfuture #luxuryretail #luxuryfashion #beatinflation #investmentcompany #investmentplatform #finejewels [TTW: https://luxusco.com/]

12/14/22

LUXUS is in Times Square! Thank you, @connorgrist from @nasdaq Data Link, and @wtfintech, for selecting Luxus as a semifinalist in the Nasdaq Data Link x WTFintech contest. We are truly honored to be recognized among such a talented group of fintech companies. We look forward to the next round of the competition and the opportunity to showcase what makes Luxus the leading (and only) alternative investment platform for luxury assets. 💎 Thank you for providing us with this exciting opportunity!

.

.

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[TTW: https://luxusco.com/]
#investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #investingstrategies #investindiamonds #fractionalownership #diamondjewelry #luxuryjewelry #rarejewelry #fancydiamond #fancycolordiamond #preciousgems #investmentgoals #financialfuture #luxuryretail #luxuryfashion #beatinflation #investmentcompany #investmentplatform #finejewels #Investments #Luxury #Nasdaq


Congratulates
Luxus
Semi-Finalist in the
Trailblazer Contest!
WTFINTECH?
Nasdaq

12/12/22

'Tis the Season 🎁 Welcome back to Week 2 of the #LuxusAdventCalendar, where we unwrap some of the most iconic high jewelry gifts in the world. Swipe to reveal week 2 →

The beauty of high jewelry like The Rockefeller Emerald far exceeds its appearance. The low volatility and historical tendency to appreciate in value make high jewelry attractive as an alternative investment. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. 🔗 in bio to sign up.

What do you think we'll reveal in Week 3?

Video Credit: @christiesinc

.

#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond #rosecutdiamond #fancydiamond #fancyyellowdiamond #bluediamonds #coloreddiamond #emeraldjewelry #pearshapediamond #roundbrilliantcut #jewelryauction

[TTW: https://luxusco.com/]




3
4


THE ROCKEFELLER EMERALD


THE HISTORY

12/9/22

Say hello to the hard asset your portfolio needs: Yellow Diamonds 💎

When it comes to investment-grade diamonds, few options surpass Fancy Color Diamonds.

Take Fancy Color Yellow Diamonds, for example:

💎 In the last 12 months, Fancy Yellow Diamonds in all sizes and saturations rose by 3.4% on average.

💎 In just Q3 of 2022, Fancy Yellow Diamonds in all sizes and saturations rose by 1.4%.

💎 In Q3 2022, Fancy Vivid Yellow Diamonds of 8 carats grew by 4.0%.

Diversify your portfolio with hard assets that shine. 🔗 in bio to sign up.

Source: @fancycolor_research_foundation

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#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends #fintechnews #marketanalysis #hardassets #stockmarketeducation

[TTW: https://luxusco.com/]


Fancy Vivid
Yellow Diamond
Q3 2022
1.4%
Increase
Last 12 months
3.4%
Increase

12/7/22

$81M USD
That's how much Mountain Province Diamonds took home in revenue during Q3 of 2022. Making this quarter the highest quarterly revenue the mine has experienced since it was founded in 1986.
Quarter-on-quarter, this equals a 37% increase in carats sold compared to Q2 2022.

While the S&P 500 experiences yet another quarter of decline at -4.9% during Q3 2022, diamonds are increasing. How is this possible?

Despite economic downturns, diamonds and other luxury assets are essentially immune. Why?

💎 Low correlation to the traditional stock market.
💎 Historically high ROIs
💎 High tangible and intrinsic value
💎 Low volatility

The numbers don't lie: diamonds are your portfolio's best friend. Get instant access to the first and only alternative investment platform offering factional ownership in diamonds. 🔗 in bio to sign up.

.
[TTW: luxusco.com]
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends #fintechnews #marketanalysis #hardassets #stockmarketeducation


Record Breaking
REVENUE


$81M


What does this mean?
$4.2B
$11B
$56.5B


Why?


Now you can invest like the 1% too...
INVEST IN LUXURY

12/5/23

'Tis the Season 🎁 This holiday season, we've curated our very own Advent Calendar. Over the coming weeks, we'll unwrap some of the most iconic high jewelry gifts in the world. Swipe to reveal Week 1👉

#LuxusAdventCalendar 💎

The beauty of diamonds like the Taylor-Burton Diamond far exceeds its appearance. The low volatility and historical tendency to appreciate in value make these types of diamonds attractive as an alternative investment. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. 🔗 in bio to learn more.

Which diamond do you think we'll reveal in Week 2?
[TTW: luxusco.com]
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond #rosecutdiamond #fancydiamond #fancyyellowdiamond #bluediamonds #coloreddiamond #emeraldjewelry #pearshapediamond #roundbrilliantcut #jewelryauction




2
3
4


THE TAYLOR-BURTON DIAMOND


THE HISTORY

12/2/22 Sure, diamonds are beautiful. But what's more attractive? Their historically high ROIs. A significant segment of buyers has turned to acquiring rare diamonds over $1 million as an inflation hedge. "These investors are generally buying diamonds to store away strictly as an investment." - Paul Zimnisky, a leading diamond analyst. With historically high returns, low volatility, and low correlation to the traditional stock market, it's no wonder billionaires are stocking up. Now you can invest like the 1% too. Get instant access to the only alternative investment platform that allows you to invest in diamonds, high jewelry, and rare watches. in bio to sign up. Would you invest in diamonds? . . . Video credit @jillnewman [TTW: https://bit.ly/luxusttw] #luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends #fintechnews #marketanalysis #hardassets #stockmarketeducation [Video of a white diamond on a person's hand] Commented: TTW: luxusco.com

12/1/22

With high auction estimates of $15M and $20M, @christiesjewels and @sothebysjewels are closing out 2022 with a bang 💎

Swipe for our auction highlights from these two upcoming auctions 👉
How much do you think the Golden Canary will sell for? Place your bets in the comments!

.

[TTW: luxusco.com]

#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond #rosecutdiamond #fancydiamond #fancyyellowdiamond #bluediamonds #coloreddiamond #emeraldjewelry #pearshapediamond #roundbrilliantcut #jewelryauction




AUCTION HIGHLIGHTS


CHRISTIE'S


SOTHEBY'S
AN IMPORTANT DIAMOND NECKLACE
At over 74 carats, this diamond necklace is estimated to achieve $600,000-800,000 at auction on December 7th.
MAGNIFICENT JEWELS
This diamond necklace comprised of 27 graduated oval and marquise-shaped diamonds is a star lot in the magnificent jewels auction.

11/28/22

Investing like a millionaire made easy 📈

Here at Luxus, we pride ourselves on two things:

1. Empowering you to invest in luxury assets.
2. Being the only alternative investment platform that allows you to invest in luxury assets like precious gemstones, high jewelry, and rare watches.

Want to invest like the 1%? Head to the 🔗 in our bio to learn more.

.

#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends #fintechnews #marketanalysis #hardassets #stockmarketeducation


How to Invest
LIKE THE 1%


In the last year...
Remarkable sales for Q3 YTD from Yachtbuyer.com, Richemont Jewelry Maisons, and LVMH indicate the ultra wealthy have turned to alternative investments.
$4.2B
$11B
$56.5B
Superyachts
Richemont Jewelry Maisons
LVMH


How is this possible?
Despite macroeconomic challenges like inflation, slowing GDP growth, and the Russia-Ukraine conflict, luxury has continued to thrive. The ultrawealthy are stocking up on luxury assets, and for good reason.


Luxury acts as a hedge.
Unlike other economic sectors, luxury has continued to grow even during the current economic downturn, while others have consistently declined. Why? Luxury assets have a low correlation to the traditional stock market, making them a haven for your funds during times of economic turbulence.


Now you can invest like the 1% too...
Luxus is the only alternative investment platform offering fractional ownership in high jewelry, rare watches, and precious gemstones. Buck economic downturns with luxury assets.
INVEST IN LUXURY

11/25/22

Something blue 💎
Lady Diana was the queen (or princess, if you will) of the "Something blue" saying as she selected the world-famous, 12-carat Ceylon sapphire engagement ring surrounded by 14 solitaire diamonds. Let's talk about it 👉
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#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond #rosecutdiamond #fancydiamond #fancyyellowdiamond #bluediamonds #coloreddiamond #emeraldjewelry #pearshapediamond #roundbrilliantcut #jewelryauction


LADY Diana's RING
THE WORLD FAMOUS ENGAGEMENT RING
Known for its beauty and controversy, swipe to discover the story behind Princess Diana's engagement ring- the most famous engagement ring in the world.


THE RING
THE ENGAGEMENT RING
Her choice? The 12-carat oval Ceylon sapphire surrounded by 14 solitaire diamonds, of course.
PRINCESS DIANA
In 1981, Prince Charles proposed to Princess Diana with a selection of 12 engagement rings.


THE CONTROVERSY
As depicted in the Netflix series, The Crown, Queen Elizabeth II disapproved of Princess Diana's engagement ring selection. The ring was neither a family heirloom nor a custom made piece for the royal family- it was simply available in the Garrard catalog. Anyone with £47,000 could have purchased it at the time. Thus, making this piece unfit for the royal family in the Queen's eyes.


THE PRINCESS
20
10
Nonetheless, Princess Diana continued to wear the ring even after her divorce from Prince Charles. Princess Diana's son, Prince William, later presented the ring to his now wife upon their engagement. As of October 20, 2010, the ring has rested on the current Princess of Wales' finger, Catherine Middleton.

11/23/22

Q3 2022 numbers are in: Stocks are down, and luxury is up 📈
Due to current macroeconomic challenges, the stock market has experienced a consistent decline across the board in Q3 2022.

Luxury, on the other hand? Continues to beat earning estimates and buck the downward trends of all other sectors.

How do you protect your portfolio during challenging economic times? Comment below 👇

.

#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends #fintechnews #marketanalysis #hardassets #stockmarketeducation


How Does Luxury Perform
DURING A RECESSION?


Stocks are declining
NASDAQ
-23.88%
-19.72%
-31.99%


Inflation is skyrocketing
6.6%


But luxury is booming
+23%
+28%
+31%
Watches & Jewelry
Fashion & Leather Goods
LVMH


Why?
Increasing demand,
limited supply
Low volatility
Affluent buyers absorb
luxury price increases
Low correlation to the
stock market

11/22/22

The city and high jewelry... just a couple of our favorite things! 💎🏙️

The 2022 @nycjewelryweek has officially come to an end. Swipe to see our favorite designers that attended. The incredible craftsmanship and rarity of the precious gemstones within each piece give high jewelry tangible and intrinsic value that has historically appreciated in value.

When it comes to alternative investments, high jewelry is one of the least volatile and most attractive to investors aiming to hedge against inflation. Get instant access to the only alternative investment platform offering fractional ownership in some of the most sought-after high jewelry pieces in the world. 🔗 in bio to sign up.

Which designer is your favorite?
#luxusco #nycjewelryweek #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring


NYC jewelry WEEK
OUR FAVORITE DESIGNERS
Each year, NYCJW hosts a week-long celebration of jewelry, its artisans, and the innovative designs that draw in jewelry collectors and admirers from around the globe. Let's take a look at some of our favorite designers.
NINA RUNSDORF
Known for her trademarked design, the "Flip Ring", Nina Runsdorf's design philosophy is artistic and vibrant. She believes each gem contains a certain personality, and centers her designs around it.
SABINE ROEMER
Every diamond Roemer utilizes is handpicked. This bespoke anniversary ring boasts a stunning 10 carat fancy deep brown diamond.
Combining elegance, passion and years of classical training, Sabine Roemer has crafted exquisite pieces featured in Christie's and on iconic celebrities like Angelina Jolie.
JACQUELINE RABUN
This 18 karat yellow gold and rutilated quartz necklace is currently featured in Sotheby's Brilliant & Black collection.
Internationally renowned designer, Jacqueline Rabun is known for her organic and architectural designs. Her design philosophy is to illustrate the human experience through the medium of jewelry.

11/18/22 Due to the overwhelming demand from around the world, we've officially opened our investment platform to eligible Non-US investors! Invest in diamonds, high jewelry, and rare watches, which act as an inflation hedge, have historically high ROIs, low volatility, and low correlation to the traditional stock market. Your portfolio needs an inflation hedge during challenging economic times. Head to the in bio to learn more. . . . . . . . . #luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #investingstrategies #investindiamonds #fractionalownership #diamondjewelry #luxuryjewelry #rarejewelry #fancydiamond #fancycolordiamond #preciousgems #investmentgoals #financialfuture #luxuryretail #luxuryfashion #beatinflation #investmentcompany #investmentplatform #finejewels Video Transcript: Calling all global investors The only investment platform offering fractional ownership in diamonds, high jewelry, and rare watches? Just went global. LUXUS is now open to non-US investors

11/16/22 Let's talk fine wine and diamonds This past weekend that's exactly what we did. Our team had the pleasure of strategizing, socializing, and vineyard hopping through the world famous Napa wine region with @atxventurepartners. We are so honored to be backed by @atxventurepartners. Thank you for believing in LUXUS, and the power of precious gemstones as an asset class. Comment your favorite wine region below! . . . . . . . . [TTW: luxusco.com] #luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond #rosecutdiamond #fancydiamond #fancyyellowdiamond #bluediamonds #coloreddiamond #emeraldjewelry #pearshapediamond #roundbrilliantcut #jewelryauction Video Description: Video of napa vineyards

11/14/22

The Art of Movement 💫 This stunning exhibition articulated the four resounding motifs of @vancleefarpels. Swipe to learn more 👉

Investing in high jewelry was once exclusively available to the ultrawealthy. Our investment platform changed that. Become a fractional owner of some of the rarest gemstones in the world, and reap the benefits. 🔗 in bio to learn more.

Which is your favorite piece from The Art of Movement Exhibition?

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#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond




THE ART of MOVEMENT
VAN CLEEF & ARPELS


THE THEMES


THE PIECES


THE PIECES


THE PIECES

11/11/22

The opportunity to invest in a market once exclusively available to the ultrawealthy.

Luxus is the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches.

💎 Trade diamonds like stocks

Head to the 🔗 in our bio to learn more.

.

#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #investingstrategies #investindiamonds #fractionalownership #diamondjewelry #luxuryjewelry #rarejewelry #fancydiamond #fancycolordiamond #preciousgems #investmentgoals #financialfuture #luxuryretail #luxuryfashion #beatinflation #investmentcompany #investmentplatform




We Empower Everyone


Partnerships


Our Founding Team

11/10/22 Visionary The Collection of Paul G Allen sale at Christie's tops $1.5B, smashing auction records. The result is the highest sum ever achieved for a single owner sale ever to come to auction. It surpassed the $922 million generated by the sale of the Macklowe collection, sold at Sotheby's earlier this year, and the $835 million total drawn during the sale of David Rockefeller's collection at Christie's in 2018. Stock markets may be down but the art market continues to thrive .. . . . . . . . #luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #investingstrategies #investindiamonds #fractionalownership #jewelryauction #diamondjewelry #luxuryjewelry #rarejewelry #fancydiamond #fancycolordiamond #preciousgems #investmentgoals #financialfuture #luxuryretail #luxuryfashion #beatinflation #investmentcompany #investmentplatform [Images of paintings]

11/9/22 Our assets polish up real nice Sure, you've heard of investing in stocks, but what about diamonds? For years, the ultrawealthy have purchased yachts, real estate, expensive artwork, rare watches, high jewelry, and diamonds. For personal pleasure? Sure. But let's not forget the value these assets hold and their tendency to appreciate. Alternative investments are a crucial strategy when diversifying your portfolio, as they act as a hedge against inflation. Historically, diamonds have delivered favorable returns as an alternative investment. Which alternative investment would you choose? Yachts, real estate, expensive artwork, rare watches, high jewelry, or diamonds? Comment below ? . [TTW: luxusco.com] #luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #investingstrategies #investindiamonds #fractionalownership #diamondjewelry #luxuryjewelry #rarejewelry #fancydiamond #fancycolordiamond #preciousgems #investmentgoals #financialfuture #luxuryretail #luxuryfashion #beatinflation #investmentcompany

11/7/22

You heard it here first 💎 Now is the time to buy diamonds.

But guess what? You don't need millions to invest.

With Luxus, you can become a fractional owner of some of the rarest gemstones in the world.

Head to the 🔗 in bio to learn more.
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends


Diamond Market
UPDATE


MARKET UPDATE:
Diamonds
Diamonds are becoming an increasingly attractive alternative investment as demand rises and supply is scarce. Swipe to find out why.


SANCTIONS DECREASE
Supply
Alrosa, the second largest diamond miner in the world, after De Beers, with an estimated 650 million carats, is sanctioned and unable to sell its diamond reserves to the US and the West, significantly cutting down supply and driving up diamond prices.


EMERGING ECONOMIES DRIVE
Demand


NOW IS THE TIME TO INVEST IN
Diamonds
Increasing demand, limited supply
Hedge against inflation
Low correlation to the stock market

11/4/22

The Fortune Pink 💎 The largest pear-shaped fancy vivid pink diamond will be offered at auction on November 8th during @christiesjewels Geneva Magnificent Jewels auction. #AuctionNews

Fancy vivid pink diamonds are known to reach record-breaking sale prices, much higher than their high auction estimations. This 18.18 carat diamond could fetch up to $35 million. Swipe to find out why👉

As an investment platform dedicated to empowering everyone to invest in luxury assets, our team has created the opportunity for fractional ownership in highly sought-after gemstones with historically high returns. 🔗 in bio to learn more.
Would you add diamonds to your portfolio?

.
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #emeraldcutdiamond #rosecutdiamond #fancydiamond #fancyyellowdiamond #bluediamonds #coloreddiamond #emeraldjewelry #pearshapediamond




Auction News
The Fortune Pink


It's Fancy
It's Vivid
It's Pink
It's Fortunate


The Fortune Pink
Auction:
Description:
High Auction Estimation:
Price Realized:
Rarity:

11/2/22

Pink Diamonds or S&P 500?

Pink Diamonds are not only one of the rarest fine gemstones in the world, but they have also achieved some of the highest sale prices at auction.

What does this mean for your portfolio?

Their rarity, low correlation to the traditional stock market, and historically high ROIs position them as a hedge against inflation.

The numbers don't lie: Pink Diamonds have outperformed the S&P 500 (381.28% to 223.16%) over the last 17 years.

Head to the 🔗 in bio to learn more.

.

#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends #fintechnews #marketanalysis #hardassets #stockmarketeducation



Pink Diamonds
vs S&P 500
S&P 500
381.28%
Return
223.16%
Return
450%
400%
350%
300%
250%
200%
150%
100%
50%
0
2005
2008
2010
2012
2014
2016
2018
2020
2022

10/31/22

In honor of Halloween, let's take a look at one of the most mysterious diamonds in the world, The Enigma ⚫
Swipe to find out why 👉

The Enigma is not only the most mysterious but also the largest cut diamond in the world. Sold at auction for $4.3 million, its owner purchased this diamond with cryptocurrency- a first for @sothebys.

Which famous diamond should we talk about next?
#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond #pinkdiamondring #finejewels #emeraldcutdiamond #rosecutdiamond #fancydiamond




NO. 1
The Enigma is the largest cut diamond in the world at 555.55 carats. Due to its polycrystalline structure, the Enigma was extremely difficult to cut and finish, taking over 3 years to complete.


NO. 2
This highly unusual diamond is entirely black, but analysis with Micro Raman laser spectroscopy revealed minute red crystals spread evenly throughout the stone. Suggesting potential red diamonds within.


NO. 3
Extraterrestrial origins. At an estimated 2.6 - 3.8 billion years old, this diamond contains osbornite, a mineral uniquely found in meteors, suggesting its origins are not from earth. It is truly, an enigma.

10/26/22 Here's why emerald cut yellow diamonds are so rare: The presence of nitrogen within a yellow diamond allows it to absorb blue light, giving it a yellow shade. The depth of the diamond's yellow shade is determined by the amount of nitrogen present. The Golden Dahlia has been classified as a VVS1 Fancy Vivid Yellow Diamond, certifying its deep yellow color that sets it apart from other yellow diamonds on the market. The cut of the diamond will also make or break a diamond's shade. Often, diamond cutters will opt for a Radiant or Cushion cut, allowing the light to bounce back and forth a few times inside the diamond before it reaches the eye. Unlike emerald cut diamonds, whose light path allows light straight in and directly back out. Diversify with diamonds. Reap the benefits. Click "Website" from the link in our bio for more information. . . . . . . . . #luxusco #luxus #luxusloves #investinluxury #luxurydiamonds #alternativeinvestments #investindiamonds #jewelryauction #diamondjewelry #luxuryjewelry #rarejewelry #fancydiamond #fancycolordiamond #preciousgems #investmentgoals #financialfuture #luxuryretail #luxuryfashion #beatinflation #investmentcompany #yellowdiamond #yellowdiamonds #yellowdiamondring #emeraldcut #emeraldcutdiamond #emeraldcutengagementring #emeraldcutring #emeraldcutdiamonds [Video of a yellow diamond]

10/24/22

Diamonds are a....portfolio's best friend 💎

Hedge against inflation as a fractional owner of some of the world's rarest precious gemstones.

Diamonds have historically high ROIs and low volatility, making them an obvious choice for portfolio diversification.

That's why more than 1,500 people have already joined Luxus to diversify their portfolios. 🔗 in bio to learn more.

Drop your questions about portfolio diversification below 👇

Click “Website” from the link in our bio for more information or check out our website luxusco.com.

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#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #investindiamonds #fractionalownership #jewelryauction #diamondjewelry



HOW TO INVEST IN A
$1.5 Million Diamond



YOU DON'T NEED
Millions
To own a diamond. By purchasing shares in a diamond, you become a fractional owner. Once the diamond is sold, dividends are distributed to fractional owners. So how much are we talking?



IN THE LAST
Decade
Auction houses have realized some of their largest gains on the back of headlining sales of fancy colored diamonds. The Williamson Pink Diamond, a $20 million diamond, sold for $58 million at Sotheby's Hong Kong.



FOR THE FIRST TIME
Ever
You have the opportunity to potentially realize some of these gains too. We've securitized The Golden Dahlia as a publicly traded equity, so you can own a fraction of this $1.5M diamond for only $500 per share.



WHY INVEST IN THE
Golden Dahlia?
Low correlation to the stock market
Low Volatility
Hedge against inflation
Increasing demand, limited supply



Own a fraction of one of the earth's rarest treasures.
Limited shares available

10/21/22

La Dolce Vita 🇮🇹 The peak design period for iconic jewelry house Bulagri. Swipe to learn more 👉

The stunning motifs from this time period allured the movie stars of the 60s. The tangible, intrinsic value of these pieces has allowed them to sell for millions at auction.

Investing in high jewelry was once exclusively available to celebrities and the ultrawealthy. Our investment platform changed that. Become a fractional owner of some of the rarest gemstones in the world, and reap the benefits. 🔗 in bio to learn more.
Which is your favorite piece from the La Dolce Vita era?

#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #highjewelry #highfashionjewelry #preciousgems #rarewatches #artdecojewelry #debeers #pinkdiamond




LA Dolce VITA
BVLGARI
Iconic jewelry house, Bulgari, is famous for its "La Dolce Vita" era during the 1960s. Let's take a look at this quintessential time period for Bulgari, where craftsmanship, vision, and design peaked.


THE ERA
19
60s
World War II ended, the economy was booming, and movie stars flocked to Cinecittà Studios in Rome to make movies. During this time period, Rome was the go-to set for American movie productions, and Bulgari was the "Jeweler to the Stars."


THE MOTIFS
Inspired by Greco-Roman classicism, La Dolce Vita is known for its use of bold colors, heavy gold, and snakes.
BOLD COLORS/
HEAVY GOLD/
SNAKES/


THE PIECES
THE EMERALD BROOCH
Upon Taylor's engagement to Richard Burton, he gifted her this iconic 23.44 carat octagonal step-cut Colombian emerald.
ELIZABETH TAYLOR
Elizabeth Taylor is known for her incredible acting career and love for Bulgari pieces. During the film The V.I.P.s, she wore the Emerald Brooch.


THE PIECES
THE RUBY NECKLACE
In 1960, Loren was gifted this extravagant Bulgari necklace set in gold and mounted with 48 Burmese rubies, weighing over 60 carats, for her birthday.
SOPHIA LOREN
World renowned actress, and loyal client of Bulgari, Sophia Loren, is seen wearing this decadent ruby necklace during the film The Visit.

10/19/22

Alternative investments, let's talk about it 👇

The ultrawealthy have already been investing in alternative assets for years. Purchasing multi-million dollar yachts, real estate, artwork, and high jewelry. Why? These assets historically appreciate in value.

Now you can too, and the good news is, you don't need millions. Become a fractional owner of some of the world's rarest precious gemstones and reap the benefits. 🔗 in bio.

Which luxury asset would you invest in? Yachts, real estate, artwork, or diamonds?

Click "Website" from the link in our bio for more information or check out our website luxusco.com

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#luxusco #luxus #luxusloves #investinluxury #fintech #investinjewelry #luxuryassets #luxuryinvestments #luxurydiamonds #alternativeinvestments #ipo #investmentstrategies #alternativeinvestment #techstartups #buildyourwealth #financialsolutions #generationalwealth #wealthbuilding #recessionproof #investingstrategy #markettrends

Video transcript:
The LUXUS Guide to Alternative Investments
Diamonds, rare watches, expensive jewelry, what do they all have in common? They are all hard assets
With LUXUS you can become a fractional owner of some of the most exquisite gemstones in the world.
What does this mean for your portfolio?
Historically, diamonds have some of the highest ROIs


Let's take a look at
Q1 2022
0:30 /

Diversify with diamonds.
Reap the benefits
[LUXUS Logo]

10/14/22 There's a distinctive personality to a yellow diamond - especially one as rare and exquisite as the Golden Dahlia. An 11.74 carat antique emerald cut diamond set in a timeless platinum setting with tapered baguettes - this ring takes you back in time to an era that exudes opulence and luxury. With a nearly flawless clarity grade of VVS1 and a saturation level unusually high for yellow emerald cuts, we are thrilled to offer the Golden Dahlia as our second IPO. Reserve your shares now! www.luxusco.com https://www.sec.gov/Archives/edgar/data/1911165/000101054922000200/luxus1apos.htm #luxus #luxusjewels #diamonds #investing #jewelry #luxury #fractionalownership #investindiamonds #finance #fintech #startup #yellowdiamond #fashion [Video of yellow diamond on hand]

10/12/22

Indications of Interest are officially open for our second IPO! 💎

The rarest of rare and the pinnacle of the yellow diamond category, the Golden Dahlia is an 11.74 carat fancy vivid yellow diamond ring with a rare antique emerald cut, set in a timeless platinum setting with tapered baguettes. With a market capitalization of $1.5M, and a $1.668M fair market valuation, you can buy in at as low as $300/share. With the stock market in turmoil and global issues effecting supply chain, there has never been a better time to diversify your portfolio with diamonds! The Golden Dahlia is more than just a cut above the rest - it can be a safe haven for your money during turbulent times.

Head to http://www.luxusco.com to learn the facts about the Golden Dahlia, and submit your indications of interest today!

https://www.sec.gov/Archives/edgar/data/1911165/000101054922000200/luxus1apos.htm

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#luxus #luxusnews #investing #investingeducation #investindiamonds #stockmarketinvesting #diamond #diamonds #investingmoney #investinginthefuture #investingnews #h1index #finance #financenews #financemarket #financelife #fintech #fintechnews #fintechstartup #fintechs #fintechstartups #fintechrevolution #fintechweek #fintechapp #fintechinsider #fintechlife #fintechfinance #fintechtrends

Video frames:
Introducing the Golden Dahlia
11.74 Carats
Fancy Vivid Yellow
VVS1 Clarity
Emerald Cut
Sign up today


LUXUS
An affiliate of LUXUS is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind. More information can be found at: https://sec.report/Document/0001010549-22-000200/luxus1apos.htm

10/6/22

The Williamson Pink Star diamond was unveiled by @Sothebys in Hong Kong, October 5 and scheduled for auction October 7. With a fancy vivid color grade, carat size of 11.15, "Internally Flawless" clarity, and an estimated value of $20 million USD this stone is extremely rare and will hold its place in the jewelry history books as one of the most beautiful diamonds. We are eagerly anticipating a record breaking sale price 💎

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#luxus #luxusjewels #luxusloves #pinkdiamond #sothebys #auction #rarediamonds #sothebysauction #diamondauction #sothebysasia #investing #diamondnews #auctioninsights #fashion #highfashion #fw #pfw #honkong #china #investindiamonds #diamond #diamonds


THE
WILLIAMSON
PINK STAR
A $21 Million Diamond

9/28/22 Take your investments to the next level receive exclusive concierge services, event invitations, special offers and more with LUXUS VIP. Join Here: https://luxusco.com/vip/ . . . . . . . Learn More: https://luxusco.com/vip/ #luxus #luxusvip #joinnow #fashion #jewelry #gems #diamonds #vip #concierge #conciergeservices #events #exclusive #finance #investing #tech #luxury #luxurylife #luxurylife #fashionweek #inviteonly Video Frames: "Introducing LUXUS VIP Concierge Services Event Invitations Special Offers VIP [LUXUS Logo]"

9/27/22 Gems and jewels are always the best part of our day! . . . . . . . #luxus #luxusloves #luxusjewels #fashion #luxury #jewelry #highjewelry #diamonds #gems #jewels [Video of jewelry and gemstones]

9/22/22 We are excited to announce our newest initiative, Sell With LUXUS , where we will evaluate the most exceptional assets submitted for sale by you, our community! To learn more or to submit an asset for consideration, please visit luxusco.com #luxus #sellwithluxus #fashion #jewelry #highfashion #highjewlery #investment #investing #fractionalownership #alternativeinvestments

9/15/22 Shakespeare once wrote, "Heavy is the head that wears the crown..." and there could be no truer sentiment about Queen Elizabeth II's magnanimous reign and the leadership position she held for 70 years. The Imperial State Crown, which was worn by her majesty at her coronation, adorned the top of coffin at her procession yesterday. The burden of "the crown" was not only mentally heavy, but physically heavy too! It contains the world's fourth-largest polished diamond! The 317.4-carat stone in the "brow" of the crown was created from the Cullinan Diamond, a 3,601-carat stone found in Africa in 1905. The stone was later cut into several pieces, with the "Cullinan II" earning a spot in the Imperial State Crown. It is accompanied by four rubies, 11 emeralds, 17 sapphires, 269 pearls and more than 2,500 smaller diamonds. According to the Historic Royal Palaces website, "The crown contains some of the most famous jewels in the collection.

9/12/22 And so it begins! New York Fashion Week starts at The Plaza with @karliekloss at @carolinaherrera #luxusloves . . . . #nyfw #fashion #luxury #runway #fashionweek #newyorkfashionweek [Video of New York Fashion Week]

9/10/22 Have you heard? Auction season has begun just in time for our newsletter All That Glitters Every Sunday your inbox will have the scoop on the best auctions you can't miss, like the @sothebysjewels Important Jewels sale on September 13. Use the link in our bio to sign up for All That Glitters #luxus #luxusjewels #luxusloves #allthatglitters #luxury #fashion #diamond #jewelry #auction #sothebys #christiesjewellery #newsletter [Video of gemstone rings on hand]

9/8/22 Mourning the loss of Her Majesty the Queen; a brilliant leader whose extraordinary reign brought forth the highest service, stability and duty, and will remain an true legacy. Our deepest thoughts are with the Royal Family and all of her beloved followers throughout the world.

9/3/22 LUXUS is cheering on @serenawilliams because we know her success will be unmatched whether she's on or off the court. While she may be saying farewell to tennis on her terms, she didn't forget to dazzle in a custom Diamond Encrusted @nikewomen outfit (we're drooling) at the US OPEN. The closing of one chapter brings on the journey of a new story and we can't wait to champion THE GOAT to whatever lies next! #repthegoat . . . . . . . #luxus #luxurylifestyle #serenawilliams #usopen #tennis [Pictures of Serena Williams and her family]

9/2/22 Fall drinks might be back on the menu, but we're staying Golden by the beach this long weekend . . . . . #luxury #luxus #luxurylifestyle #vacation #fashion #finance #investing #beach

8/31/22 No better place to get taste of old Hollywood glamour than the Venice Film Festival! The 79th edition of world's oldest film festival is off to star studded start! From Jodie Turner-Smith in Gucci to Tessa Thompson in Rodarte, the stars are delivering strong fashion moments complimented by their eye-catching bling! Viva la luxury . . . . . . . . .. . #venicefilmfestival #venice #fashion #luxury #jewelry #luxus #luxusjewels [Pictures of celebrities on the red carpet]

8/31/22 From @chopard, to @bulgari, to @cartier - you know the most dazzling jewelry will always be present on the Venice Film Festival red carpet. Here's a look at our favorite bling from 2021 Festival! . . . . . . . #venicefilmfestival #jewelry #luxusjewels #fashion #luxury #redcarpet [Pictures of celebrities wearing jewelry on the red carpet]

8/29/22 Have You Heard? We're on the newest episode of Pitch Please podcast with @draperstartuphouse ! Listen to learn more about how you can invest in luxury assets to creata a curated equities portfolio from our CEO, Dana Auslander. Video sound: "So assets, some of the incredible things you have in your archives and your safes are just sitting there. They're not being sold. We're talking about things over half a million dollars and they said you're right, we'd love an alternative sales channel so I said let's figure out a way to securitize it and distribute it to investors everywhere and by the way let's also make it really really attractive as an investment." Listen here: https://open.spotify.com/episode/4lxe4qUH8vp9aPyJLLDdjz?si=76a0c7b6a5194694 [TTW: luxusco.com]

8/25/22 From her Green Diamond engagement ring to the one of a kind @samerhalimehny $2 million earrings - @jlo recent nuptials has the most swoon worthy jewels! Swipe through to take a look at EVERYTHING @jlo wore #benniferforever .. . . . . #luxusjewels #wedding #luxus #jewlery #jlo #ralphlauren #fashion #luxury [Pictures of Jennifer Lopez, her wedding, and her jewelry]

8/23/22 What is fractional ownership? Fractional ownership is a percentage ownership in an entity that owns an asset where individual shareholders buy a certain number of shares (a portion) of the entity. It's ideal for high value items such as 's! Think of it as owning a piece of a pie - but a really sparkly and expensive one! At LUXUS, we are offering investors of all levels the opportunity to acquire fractional ownership by buying shares related to these high value assets with historically attractive returns. Invest like the 1%! [TTW: luxusco.com] . #luxusdiamonds #luxus #luxury #jewlery #gems #classics #investment #investing #assets #fractionalownership #learnmore #howtoinvest #finance #tech #fintech

2/27/23 High Jewelry looks from the 29th Annual #SAGAwards: A thread Interested in learning more about investment-grade high jewelry, diamonds, and rare watches? Click the link below to join our newsletter. [TTW: https://luxusco.com]

2/23/23 What's the ROI? As investors, this is a question we often ask before considering an investment. This is D Flawless D Flawless is the highest grading a diamond can receive. These diamonds are truly investment-grade and are attracting savvy investors seeking a store of value. [Video of D Flawless Diamonds on a person's hand] Want in? Become a fractional owner of D Flawless Diamonds with historically high ROIs. Click below to sign up today. #Dflawless #Diamonds #alternativeinvestment #ROI [TTW: http://luxusco.com]

2/23/23 Our mission to securitize and offer the world's rarest luxury assets continues to be confirmed by financial authorities Discover the power of diamonds as an alternative investment in the latest report by @FBInsightPvtLtd ? #alternativeinvestment https://finance.yahoo.com/news/diamond-market-size-2023-2030-140300108.html?guccounter=1&guce_referrer=aHR0cHM6Ly90LmNvLw&guce_referrer_sig=AQAAAIw97m3r6QUEcFaj0uKvfCLegoUFqNVIe85MPTr7SFNaxzXJovbw99UaKSzm6vd-aaGYasiYW5D19OBce-vgpVgwqekOYTj0bBW7ng_LJlUziIyVS70kfkr3kFLKxMgkh96NMX5oQY9yibdzekDHNrUIXwABu2hKUCWkxV3FtOet

2/22/23 Did you know some diamonds are the equivalent of a blue chip stock? Experts predict D flawless diamonds will continue to be a reliable investment due to limited supply and increasing global demand. Through fractional ownership, D Flawless Diamonds are available to investors of all levels Don't miss your chance to add some of the world's rarest luxury assets to your portfolio. Click the link below to sign up [TTW: https://luxusco.com]

2/20/23 Is your name on the LUXUS VIP list? Don't miss out on the members-only club for luxury investors. Click here: https://luxusco.com/vip/ to get started before spots are filled. #luxury #investing [TTW: http://luxusco.com] Video Frames: [diamond necklace] [ring that has "LUXUS VIP Introducing the member's club for luxury investor's"] Concierge Services Event Invitations Special Offers Interested in becoming a LUXUS VIP Here's how? join the LUXUS platform Invest in LUXUS offerings Maintain a level of investment [jewelry on hand, wrist] [LUXUS logo] Empowering you to invest in luxury assets

2/17/23 King Charles III's coronation is right around the corner, and Buckingham Palace has just announced the crowning jewel: The Cullinan V the 18.8-carat heart-shaped diamond originally worn by Queen Mary. #coronation #royalfamily #cullinan #diamond https://lnkd.in/gXaEpyJU

2/16/23 André Leon Talley's fashion collection smashes @ChristiesInc auction estimates, netting $1.4M! The rare matte white Himalayan Birkin bag stole the show, selling for $216K. Despite economic challenges, the luxury market thrives Read more? https://lnkd.in/eu2pNFNV

2/15/23 This high jewelry collection from @Bulgariofficial beautifully captures the nuances we see every day in nature! It's perfect for the Spring time.

2/15/23 The world's leading producer of ethical and high-grade diamonds? Let's take a look at Botswana A thread Diamonds fuel 40% of Botswana's GDP and 90% of its exports, allowing their government to offer all children free education and college scholarship opportunities. via: @naturaldiamonds 300 schools thrive thanks to mining revenues in the country. Diamond mining, under government licensing, reinvests 80% of its profits back into the country's economy. Botswana is the world leader in ethical, high-grade, type IIa diamonds. Strict standards ensure responsible mining operations and the production of magnificent gems like the historic 1,758 carat Sewelô diamond. Are sustainability and ethics a factor you consider when purchasing a diamond? If you value ethically sourced diamonds, you're not going to want to miss our big announcement. Click here to subscribe to our newsletter to keep up with the latest. [TTW: http://luxusco.com]

2/14/23 This Valentine's Day, LUXUS wishes you a love that's flawless That's exactly what this heart-shaped D Flawless diamond from @GraffDiamonds represents.

2/14/23 In 2006, the Lesotho Promise was unearthed and took the record for the 15th largest rough diamond ever discovered at 603 carats.

2/14/23 After 35 expert craftsmen worked to meticulously cut and polish this diamond, it was transformed into 26 magnificent D Flawless Diamonds, including this beautiful 43.12-carat heart-shaped diamond. Happy Valentine's Day from the LUXUS team!

2/8/23 Q4 2022 numbers are in; fancy color diamonds are significantly outperforming the decline of other major financial markets @FC_Research reports a total year-end increase of 3.9% in the average price of all fancy color diamonds for 2022. Read more ? https://fcresearch.org/wp-content/uploads/2023/02/Q4-2022-PR-January-2023-1.pdf

2/8/23 If wine gets better with time, then diamonds get rarer with time By 2030, major mines producing these ultra rare diamonds are expected to reach economic depletion Diversify, Flawlessly. Learn how you can invest in ultra rare luxury assets here: [TTW: https://luxusco.com] Video Frames: "The rarest diamonds in the world D Flawless Diamonds The highest grading a diamond can receive Making up only 0.001% of world diamond production The rarity of D Flawless Diamonds just reached new heights Some major mines are expected to reach economic depletion or cease conventional mining by 2030 The Golconda mine, famous for producing D Flawless diamonds, is already closed ULTRA SCARCE D Flawless Diamonds Are nearly impossible to source Did you know D Flawless Diamonds are also an option for portfolio diversification? Diversify, Flawlessly [LUXUS Logo]"

2/7/23 Valentine's Day, chocolate, and Lorraine Schwartz #highjewelry...these are a few of our favorite things! In partnership with designer Lorraine Schwartz, NYC's Serendipity3 restaurant is offering a dessert that combines chocolate and diamonds Read more ? https://finance.yahoo.com/news/legendary-restaurant-serendipity3-creates-250k-140000175.html

2/6/23 High Jewelry looks from the 65th Annual #Grammys: A thread Interested in learning more about investment-grade high jewelry? Click the link below to join our newsletter. [TTW: http://luxusco.com]

2/3/23 This beautiful homage to Queen Elizabeth's style is especially highlighted by the 7 suites making up the collection, each focusing on a different color. Queen Elizabeth's style was so bright, it's amazing to see it reflected through jewelry. https://twitter.com/Forbes/status/1621591888930152449

2/3/23 "LUXUS has found a way to fractionalize diamond ownership that has never been done before..." - Adrianne Sanogo Thank you, TJC, for highlighting the investment opportunity LUXUS is bringing to investors through fractional ownership. Read more ? https://digital.thejewelerscollective.com/view/867504934/62-63/#zoom=true [TTW: luxusco.com]

2/1/23 In honor of #BlackHistoryMonth, let's take a moment to celebrate some of the incredibly talented black designers who continue to shape and elevate the high jewelry industry. Featured designers: Jacqueline Rabun, @matturijewels, & @VanLeles [TTW: https://luxusco.com]

1/31/23 The King of Diamonds @HarryWinston, is now flexing on the high jewelry industry with an exceptionally rare stone: 43.1-carat Kashmir sapphire What are your thoughts on this new creation? #sapphire #highjewelry #harrywinston https://twitter.com/RobbReport/status/1619773629192978434

1/31/23 Macroeconomic challenges and threats of a looming recession are no match for the luxury industry. Richemont, the conglomerate behind high-end brands like @Cartier and @vancleefarpels , posted a strong Q3 with a 5% YoY increase in sales. https://nationaljeweler.com/articles/11617-richemont-s-jewelry-sales-up-double-digits-in-q3 #luxury

1/30/23 A co-branded sneaker from two iconic brands? This is a recipe for reselling madness. This pair is likely to become a highly collectible and sought-after pair on the secondary market.

1/30/23 Why invest in diamonds in 2023? A thread The World Bank cut 2023 global GDP growth forecast to 1.7% and U.S. to 0.5%, the third lowest in 30 years, with adverse shocks potentially pushing the economy into recession. Source: World Bank Group Despite economic downturns, Okavango Diamond Company in Botswana sold $92 million in rough diamonds in late-Jan. LVMH Q4 2022 sales were $24.65 billion, with jewelry up 7%. Source: @paulzimnisky So why are diamonds outperforming other sectors? Dwindling Supply, Increasing Demand Value that historically stood the test of recession Emerging Asian markets contribute to demand Low correlation to the stock market Invest in an asset class with historically attractive returns and stability. Click below to sign up. [TTW: https://luxusco.com]

1/28/23 We asked #chatGPT to write us a poem about diamonds as an alternative investment... It did not miss. [TTW: https://luxusco.com]

1/27/23 $500k over estimate? If there's anyone that can ignite a bidding war, it's the late Princess Diana. Pieces worn or own by her are rarely on the market. #AuctionUpdate

1/27/23 When it comes to #ParisHauteCoutureWeek 2023, the high jewelry was the real star of the show. From @Boucheron's regal inspired collection to @gucci's garden-esque collection, designers did not disappoint. Here are some of our favorites: [TTW: https://luxusco.com] Video Frames Paris Haute Coutre Week 2023 ? Haute Joaillerie [Video shows Gucci, Dior, Boucheron, and De Beers featured jewelry] [LUXUS Logo]

1/26/23 Exciting news from @DeBeers at #ParisHauteCoutureWeek: The iconic brand has just launched its new collection, "Metamorphosis," paying homage to the transformative power of natural diamonds. https://somethingaboutrocks.com/article/de-beers-launches-its-new-metamorphosis-high-jewellery-collection/ #highjewelry #luxury #diamonds

1/25/23

In a world of diamonds, D Flawless are the unicorns.

The Art of De Grisgono, a 163.41 ct D Flawless Diamond, exemplified in this video, was sold by Christie's for $33M.

Add some of world's rarest 💎's to your portfolio. Click here to sign up: [TTW: https://luxusco.com]

Video Frames:
Diamonds are rare. A flawless diamond is exceptionally rare.
A diamond that is both flawless and colorless is incredibly rare.
D Flawless diamonds make up a miniscule 0.01% of world diamond production
But did you know D Flawless Diamonds are also an option for portfolio diversification?


HISTORICAL
Diamond Prices
Diamonds, especially D Flawless diamonds, have historically held their value and even appreciated over time.

Diversify with D Flawless Diamonds. The epitome of diamond excellence.
Diversify, Flawlessly [LUXUS Logo]

1/24/23 Paris Haute Couture Week Update: @gucci unveils its newest High Jewelry collection, Hortus Deliciarum This line brings new life to its distinctive Lion Head and Tiger Head motifs with flawless, fancy-cut gemstones. #ParisHauteCouture #HighJewelry

1/23/23 The inherent value diamonds hold from the moment they are unearthed is attracting a niche group of collectors. @milenalazazzera dives into the world of uncut diamonds in her latest @nytimes article.

1/23/23 What an incredible start to Paris Haute Couture Week: @Dior unveils its newest high jewelry collection by Victoire de Castellane, "Dearest Dior," displaying beautiful lace motifs and an assortment of chokers. #Dior #HighJewelry #ParisCoutureWeek

1/22/23 Happy Year of the Rabbit! @HarryWinston has graced us with a new timepiece dedicated to this year's zodiac sign, the rabbit. Crafted from 18-karat rose gold and 57 brilliant-cut diamonds. LUXUS wishes you a prosperous and happy new year! [TTW: https://luxusco.com]

1/20/23 What is Diamond Provenance? [image of diamonds on a world map] Diamond provenance refers to the origin of a diamond, where and how it was mined, who owned it, and who cut and polished it. This information is important for ethical and financial reasons, as it helps buyers determine value. Let's look at some examples of provenance ? Diamonds from select mines, such as the Argyle Mine in Australia (shown below), are highly sought-after for their impeccable provenance. The limited yield of diamonds from these type of mines, and the ethical mining practices upheld, sets them apart. [image of Argyle Mine] Provenance also refers to the previous owner, whose identity can significantly influence the value of a piece, as seen in the recent above high auction estimate purchase of Princess Diana's Cross by Kim Kardashian. The fact that Princess Diana wore it adds to its value. [image of Princess Diana, Kim Kardashian, and the Princess Diana's cross] Provenance also factors in the cut and polish of a diamond. Well-cut and well-polished diamonds are more valuable than poorly cut and polished ones. Diamonds cut and polished by reputable professionals are more valuable than those by less reputable ones. [picture of someone polishing a diamond] Join the alternative investment platform for diamonds, high jewelry, and rare watches that offers easily accessible provenance information on each asset. See for yourself, click the link below. [TTW: https://luxusco.com]

1/28/23 Breaking News @KimKardashian is now the owner of Princess Diana's Cross The provenance of this piece is likely to make it an asset that appreciates in value over time. [image of Princess Diana, Kim Kardashian, and the Princess Diana's cross]

1/18/23 Allow us to reintroduce ourselves: We are the first alternative investment platform for luxury assets We offer investors the opportunity to become fractional owners in precious gemstones, high jewelry and rare watches Get to know us better: [TTW: https://luxusco.com] Video Frames: For the first time ever?Bringing access?To the world of luxury assets?No longer exclusive to the ultra-wealthy?To all investors?Through fractional ownership

1/18/23 #AuctionUpdate: @Sothebys Royal & Noble Auction Results Are In Princess Diana's Cross was sold above high auction estimate at 163,800 GBP. Want to stay up to date on all things luxury? Click here to sign up for our newsletter: [TTW: https://luxusco.com]

1/17/23 What would the red carpet be without high jewelry? As we enter Awards season, let's reflect on some of the red carpet's most iconic high jewelry looks. Which look is your favorite? https://www.vogue.co.uk/fashion/gallery/best-red-carpet-jewellery/amp

1/16/23 Our favorite novelty piece from #LVMHWatchWeek: [image of watches] Our favorite novelty from the 2023 #LVMHWatchWeek is undoubtedly the Serpenti Toubogas Infinity. @Bulgariofficial took its most recognizable motif, the #Serpenti, and elevated it with over 5 carats of diamonds within the bracelet. "For the first time, we can now set the watch with this extremely elegant line of diamonds going through the entire length of the bracelet... it is a superb expression of what a jewellery watch should be." - Antoine Pin, Managing Director of the @Bulgari Watch Division [image of Bulgari watch on a woman's wrist] Interested in learning more about investment-grade rare watches, high jewelry, and diamonds? Click the link below to join our newsletter. [TTW: https://luxusco.com]

1/13/23 What is fractional ownership? Tap to watch and find out ? Interested in becoming a fractional owner? in bio to sign up. #fractionalownership #investing [TTW: https://luxusco.com] Courtesy: @KwiatDiamonds Video Frames: What is fractional ownership? Take D Flawless Diamonds for example: D Flawless prices: 3x the average carat As a fractional owner, of a D Flawless Diamond, your portfolio is diversified with one of the world's rarest diamonds that historically appreciates over time. Become a fractional owner of luxury assets Invest like the 1%

1/12/23 "Goods such as luxury handbags and jewelry were deemed investments due to their resale value." - @ChristiesInc Luxury assets are proving to be strong #alternativeinvestments in today's macroeconomic climate. https://ww.fashionnetwork.com/news/Christie-s-sale-proves-the-investment-power-of-luxury-accessories-and-jewelry,1473974.html

1/11/23 High Jewelry looks from the 80th #GoldenGlobes Awards: a thread Interested in learning more about investment-grade high jewelry, diamonds, and rare watches? Click the link below to join our newsletter. [TTW: https://luxusco.com]

1/10/23 "Perhaps it's time to revert to the scarcity and stability of "real assets," the highest end of which is firmly grounded in the luxury sector?" The #alternativeinvestment strategy Read the latest @ForbesFinanceCl article by our founder Dana Auslander https://www.forbes.com/sites/forbesfinancecouncil/2023/01/10/the-resilience-of-hard-assets-diamonds/?sh=5fc3d9724481 Visit our website for more information: [TTW: luxusco.com]

1/9/23 Superbowl 57 looks extra bright this year Rihanna wears a Briony Raymond Estate 18-karat yellow gold bib necklace adorned with 20.10 carats of rubies and 20 carats of diamonds to complete the look for the Savage x Fenty Super Bowl Collection Campaign. #highjewelry #SuperBowl

1/6/23 #AuctionNews: The Attallah Cross, aka #PrincessDiana's Cross, will be auctioned off by @Sothebys from Jan 6-18 Made up of square-cut amethysts and 5.25 carats of diamonds. Pieces worn or owned by the late Princess Diana rarely ever come to market. [TTW: https://luxusco.com]

1/6/23 "We believe that, for qualified investors, an investment in alternative strategies may complement a core traditional portfolio..." Well said, @RSWealthAdvisor CIO Stuart Katz. https://twitter.com/FAmagazine/status/1611438079058841620

1/4/23 The best way to ring in the new year? With the latest watch collections from brands like @Bulgariofficial and @AudemarsPiguet of course. We cannot wait to see the exceptional pieces at this year's #LVMHWatchWeek

1/4/23 What is Diamond Clarity? Diamond clarity is the unique "personality" of a diamond, determined by inclusions formed during its creation. Clarity is evaluated based on the visibility of these inclusions. How is it measured? The IGI clarity scale is a system used to grade the clarity of diamonds. The scale ranges from "Included" (I) to "Internally Flawless" (IF). The higher the grade on the scale, the fewer and less visible the blemishes and inclusions in the diamond. Which Diamonds are considered investment-grade? Diversify with investment-grade diamonds, high jewelry, and rare watches. Click the link below to sign up. [TTW: https://luxusco.com]

1/3/23 "The best hedge against inflation is precious metals" We couldn't agree more, especially with as metal's cousin RINGing in the New Year with a feature from @BusinessInsider. Thank you @lsvaranasi for covering us @kwiatdiamonds https://lnkd.in/eW43Je5y http://luxusco.com

12/31/22 Happy New Year from LUXUS! In 2023 we will be introducing a number of new offerings, hosting exclusive events, announcing big partnerships, and rolling out exciting features on our platform. Join our newsletter in bio. [TTW: https://luxusco.com] Video Frames: Cheers to 2023 Happy New Year

12/28/22 The numbers are in: Diamond supply is low, and demand is high What does this mean for your portfolio? Diamonds are an incredible option for portfolio diversification. Source: @paulzimnisky #DiamondMarket It's never been easier to invest in diamonds. With Luxus, you can become a fractional owner of precious gemstones, high jewelry, and rare watches. Click below to sign up. [TTW: https://luxusco.com]

12/26/22 Welcome to the final day of the #LuxusAdventCalendar, where we unwrap some of the most iconic high jewelry gifts in the world. Week 4: The Hope Diamond Owning high jewelry like The Hope Diamond was once exclusively available to the ultrawealthy. We've changed that. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. Click below to sign up. [TTW: https://luxusco.com] #alternativeinvestments #thehopediamond #titanic

12/23/22 There's nothing quite like the holidays in the city Happy Holidays from the LUXUS team! #LUXUSxPoloBar #Luxury #ThePoloBar [TTW: https://luxusco.com] Video Frames: [Pictures from LUXUS' Holiday Party]

12/21/22 Welcome back to the #LuxusAdventCalendar, where we unwrap some of the most iconic high jewelry gifts in the world. Week 3: La Peregrina, the most perfect pearl in the world ? Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. Click below to sign up. [TTW: https://luxusco.com] #alternativeinvestments #taylorburtondiamond #elizabethtaylor What do you think we'll reveal in Week 4?

12/20/22 Why are luxury goods worth considering for your portfolio? Two words: Positional. Goods. What are positional goods? Goods that are desired for their symbolic value rather than their functional value. This makes them less affected by economic downturns. Click the link to learn more about these trends and why luxury goods companies are worth considering for your portfolio. [TTW: https://luxusco.com] #AlternativeInvestments #LuxuryGoods

12/19/22 Did you know a signed Cartier Tutti Frutti bracelet is more elusive than a Picasso painting? Let's take a look at what makes a jewelry piece "investment-worthy" ? Now you can invest in high jewelry. Get instant access to the only alternative investment platform that allows you to invest in diamonds, high jewelry, and rare watches. Click the below to sign up. [TTW: https://bit.ly/luxusttw] #HardAssets #HighJewelry Comment Reply: [TTW: luxusco.com]

12/15/22 It's almost time to say farewell to 2022 ? This last year, we launched the world's first alternative investment platform for precious gemstones, high jewelry, and rare watches. Here's how it went: Will you join us and 35k+ others in 2023? [TTW: https://luxusco.com]

12/14/22 We're in Times Square! Thank you, @TheConnorGrist from @Nasdaq, and @nicolecasperson, for selecting LUXUS as a semifinalist in the Nasdaq Data Link x WTFintech contest. We're honored to be recognized among such a talented group of fintech companies [TTW: https://luxusco.com]

12/13/22 What is high jewelry? This book will tell you. The "Chanel Haute Joaillerie" unveils the history of @chanel 's first high jewelry collection, designed by Coco herself up until today. Coming Jan '23. Read more ? [TTW: https://luxusco.com] https://jckonline.com/editorial-article/chanel-haute-joaillerie-book/

12/12/22 'Tis the Season Welcome back to Week 2 of the #LuxusAdventCalendar, where we unwrap some of the most iconic high jewelry gifts in the world. This week, let's unwrap The Rockefeller Emerald. Video Credit: @ChristiesInc [video of emerald ring] Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. Click below to sign up. [TTW: https://luxusco.com] https://luxusco.com #alternativeinvestments #therockefellers What do you think we'll reveal in Week 3?

12/9/22

Best Performing Fancy Color Diamonds of Q3 2022:

1️⃣Fancy Vivid Pink Diamonds of 8ct, +5.5%
2️⃣Fancy Vivid Yellow Diamonds of 8 ct, +4.0%
3️⃣Fancy Vivid Blue Diamonds of 2 ct, +2.6%

Source:
@FC_Research

#FancyColorDiamonds #AlternativeInvestments
[TTW: https://luxusco.com]


Q3 2022
Fancy Vivid Yellow Diamonds 8ct
4.0% increase


Q3 2022
Fancy Vivid Blue Diamonds 2ct
2.6% increase


Q3 2022
Fancy Vivid Pink Diamonds 8ct
5.5% increase

12/8/22 The jewelry design period that brought joy and optimism post WWI is now lighting up the high jewelry world once again in 2022 ? Read more? #ArtDeco #HighJewelry [TTW: https://bit.ly/luxusttw] https://www.townandcountrymag.com/style/jewelry-and-watches/a41972162/art-deco-jewelry-trend-2022/ [TTW: luxusco.com]

12/7/22 Let's talk about the diamond mine in Canada that took home the highest quarterly revenue since it was founded in 1986: While the S&P 500 experiences yet another quarter of decline at -4.9% during Q3 2022, Mountain Province Diamond Mine took home $81 million in revenue. The numbers don't lie: diamonds are your portfolio's best friend. Get instant access to the first and only alternative investment platform offering factional ownership in diamonds. Click below to sign up. [TTW: https://bit.ly/luxusttw] https://luxusco.com/#discover-our-offerings #mountainprovincediamonds #luxurymarkets [TTW: luxusco.com]

12/7/22 #AuctionUpdate: @ChristieInc and @Sothebys Magnificent Jewels Sales Results Are In Diamonds & high jewelry often exceed auction estimates. That's why we've decided to make them publicly available through fractional ownership. [TTW: https://bit.ly/luxusttw] Which diamond do you think we'll reveal in Week 2? [TTW: luxusco.com]

12/6/22 If you're looking for a sign to invest in high jewelry, here it is: Despite a looming economic recession, luxury jewelry companies are working overtime to keep up with demand. #AlternativeAssets #HighJewelry https://www.nytimes.com/2022/11/21/fashion/jewelry-growth-bulgari-cartier-tiffany.html That's why we've developed an alternative investment platform that allows you to diversify your portfolio with investment-grade high jewelry, precious gemstones, and rare watches. Click below to sign up ? [TTW: https://bit.ly/luxusttw] [TTW: luxusco.com]

12/5/22 Welcome to the #LuxusAdventCalendar, where we unwrap some of the most iconic high jewelry gifts in the world. Week 1: The Taylor-Burton Diamond [image of taylor burton] Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. Click below to sign up. [TTW: https://bit.ly/luxusttw] https://luxusco.com/#discover-our-offerings #alternativeinvestments #taylorburtondiamond [TTW: luxusco.com]

12/2/22 At LUXUS, nothing inspires us more then the royal collection of . We were thrilled to see one of Princess Diana's favorite necklaces on Princess Catherine this evening at the Moonshot awards in Boston [TTW: luxusco.com]

12/2/22 The Reason Why Billionaires Buy Diamonds: [video of diamond gem on a hand] Is your portfolio inflation resistant? Get instant access to the only alternative investment platform that allows you to invest in diamonds, high jewelry, and rare watches. Click below to sign up. [TTW: https://bit.ly/luxusttw] https://luxusco.com/#discover-our-offerings #alternativeinvestments #luxuryinvestments [TTW: luxusco.com]

12/1/22 With high auction estimates of $15M and $20M, @ChristiesInc and @sothebys are closing out 2022 with a bang This Rare Colored Diamond and Diamond Pendant Necklace is the largest fancy blue diamond ever offered at auction. How much do you think it will sell for? Follow us @luxusassets to see the prices realized on December 6th & 7th! #fancybluediamond #jewelryauctions [TTW: https://bit.ly/luxusttw] [TTW: luxusco.com]

11/29/22 Is this a sign? We think so? From @Sothebys Luxury Week ( by @DavidWebbJewels) #fintech [video of unicorn jewelry piece]

11/29/22 Q3 2022 numbers are in: The average price of all colors and sizes of fancy color diamonds rose by 1.0% Credit: @FC_Research #FancyColorDiamonds #QuarterlyResults #LuxuryGoods #AlternativeInvestments https://fcresearch.org/wp-content/uploads/2022/11/FCRF-Q3-2022-PR-5.pdf Would you diversify your portfolio with diamonds?

11/28/22 Investing like a millionaire made easy Want to invest like the 1%? Swipe to learn more. #alternativeinvestments #investingtips Visit our website for more information: www.luxusco.com

11/27/22 Another steller Auction is in the books! This fancy intense pink diamond ring at the Phillips Jewels & Jadeite Auction in Hong Kong realized $810,000, crushing the high end of the estimates ($250,000) [video of pink diamond ring]

11/25/22 Something blue Lady Diana was the queen (or princess, if you will) of the "Something blue" saying as she selected the world famous, 12-carat Ceylon sapphire engagement ring surrounded by 14 solitaire diamonds. Let's talk about it #TheCrown #alternativeinvestments

11/22/22 The city and high jewelry... just a couple of our favorite things! The 2022 @nycjewelryweek has officially come to an end. Swipe to see our favorite designers that attended #nycjewelryweek #luxuryassets #alternativeinvestments Which designer is your favorite?

11/22/22 "As everyone knows, there is a debate with respect to whether and how and by whom crypto should be regulated. Our industry is regulated by the SEC, under rules that have been around for a few years now. @sarahanks https://crowdcheck.com/blog/no-not-crypto

11/17/22 We've been singing this tune for two years #ScarceandStable Video transcript: I just spoke to the CEO of of Rolex last week and I said, "Look I'm getting calls from people are trying to buy these standard watches that used to be in inventory all the time." He says, "I have nothing. Every piece I've got is sold." I said, "What about the ones in the window? They're not real. They're actually locked mechanisms. So the demand is insane." https://twitter.com/luxusassets/status/1593299481285595142?s=20

11/16/22 Let's talk fine wine and diamonds. Thank you @ATXVenture for a wonderful weekend of strategizing, socializing, and vineyard hopping through the world famous Napa wine region. #alternativeinvestments #fintech #luxuryinvestments Video Description: Video of napa vineyards [TTW: luxusco.com]

11/10/22 Investing in hard assets like got a lot more attractive in the last 48 hours #cryptomeltdown https://twitter.com/Forbes/status/1590524751675416576 [TTW: luxusco.com]

11/9/22 Stock Markets may be down but the art market continues to thrive https://twitter.com/Forbes/status/1590524751675416576

11/4/22 Women in Hollywood believe in the power of gemstones and jewelry. That was evident from the red carpet for Chanel's "1?93?2" dinner in LA which celebrated the house's inaugural high-jewelry collection. https://www.hollywoodreporter.com/lifestyle/style/marion-cotillard-andra-day-chanel-high-jewelry-1235246566/amp/

11/2/22 Calling all of our global community We have made it a top priority to open up our investment platform to eligible Non-US investors and we are thrilled to announce this functionality is officially enabled! Head to http://luxusco.com to create your profile today!

11/1/22 Introducing LUXUS: White Papers, a series of articles written by LUXUS contributors and partners on all things luxury market. This is the first article in the series written by Jill Newman for LUXUS. https://drive.google.com/file/d/1_1HRgoe7YMohgaZlddAuJXR6gvYVdk_h/view

10/27/22 Want to hear all about the diamond market and why investing in them is always a good idea? LUXUS CEO, Dana Auslander, will be the keynote speaker at CFA Society's Financial Services Job Market event on Thursday, Nov 3 @ 5-9PM. https://azprdb2c1.b2clogin.com/azprdb2c1.onmicrosoft.com/B2C_1A_signup_signin_cvent_attendee/generic/login?EntityId=attendee-sso&e=cadfc987-e50b-4de7-a35b-3813795bec10&RelayState=https%3A%2F%2Fweb.cvent.com%2Fevent%2Fcadfc987-e50b-4de7-a35b-3813795bec10%2Fregister [TTW: luxusco.com]

10/25/22 Calling all NYC Finance Peops: come check out the panel on Niche Strategies ( , and ) next week! Thank you @CFANewYork for hosting https://cfany.org/event/fall-employment-outlook/?utm_source=Informz%20CFANY&utm_medium=email&utm_campaign=Informz

10/19/22 Alternative investments, let's talk about it: The ultrawealthy have already been investing in alternative assets for years. Purchasing multi-million dollar yachts, artwork, & high jewelry. Now you can too & you don't need millions http://luxusco.com #luxury #investing Video transcript: The LUXUS Guide to Alternative Investments Diamonds, rare watches, expensive jewelry, what do they all have in common? They are all hard assets With LUXUS you can become a fractional owner of some of the most exquisite gemstones in the world. What does this mean for your portfolio? Historically, diamonds have some of the highest ROIs Diversify with diamonds. Reap the benefits [LUXUS Logo]

10/19/22 No caption necessary

10/19/22 The @NBAOfficial is on board with Fancy Colored Diamonds! First ever championship rings to use solely yellow diamonds were unveiled for the Golden State Warriors yesterday https://t.co/lPTx5R5tKp

10/18/22 Saudi National Museum announces Van Cleef & Arpels jewelry exhibition. The exhibition will be curated by Alba Cappellieri. Drawing from Italian writer Italo Calvino's "Six Memos for the Next Millennium" and revolves around Time, Nature and Love. https://t.co/h7PVZhnz5O

10/17/22 Thank you Rapaport Magazine for the feature. Want to know more about the LUXUS process and the future of diamond investing? Check out this article written by Adrianne Sanogo http://diamonds.net/Magazine/Article.aspx?ArticleID=69087&RDRIssueID=230&ArticleTitle=Valued+assets and head to http://luxusco.com for more info.

10/17/22 The only sector that is performing well in Q3 https://bloomberg.com/news/articles/2022-10-12/the-rich-ignore-world-s-woes-to-splurge-on-dior-porsche-rolex?

10/16/22 Tiffany's is reimagining floral motifs with their new high jewelry line inspired by wisteria, orchids, magnolias and more! Read more here: https://www.naturaldiamonds.com/epic-diamonds/re-envisioning-florals-with-tiffany-co-new-high-jewelry-collection/

10/15/22 Bulgari is Doubling Capacity of Valenza Jewelry Plant as a Result of Surging Luxury Demand Read More Here: https://www.yahoo.com/lifestyle/bulgari-double-capacity-valenza-jewelry-040100163.html?guccounter=

10/14/22 There's a distinctive personality to a yellow diamond - especially one as rare and exquisite as the Golden Dahlia. An 11.74 carat emerald cut diamond - this ring takes you back in time to an era that exudes opulence and luxury. Reserve your shares now! http://luxusco.com https://www.sec.gov/Archives/edgar/data/1911165/000101054922000200/luxus1apos.htm [Video of yellow diamond on a hand]

10/13/22 The Metropolitan Museum of Art's latest exhibition, The Tudors: Art and Majesty in Renaissance England is sure to please those luxury and history aficionados like us! Head to the MET to escape to the cosmopolitan era of the Tudor dynasty reign. https://t.co/9vA8IT6l8X

10/13/22 For every 1 blue diamond that comes up for sale, 100 Picasso's are sold at auction. They are THAT rare. We can't wait to IPO these in 2023 for our LIVE launch https://www.forbes.com/sites/anthonydemarco/2022/10/13/sothebys-to-offer-8-blue-diamonds-from-de-beers-valued-at-70-million/?ss=watches&sh=914f0a6ff623

10/12/22 Indications of Interest are open for our second IPO! The Golden Dahlia is more than just a cut above the rest - it can be a safe haven for your money during turbulent times. Head to http://luxusco.com to learn more and the Golden Dahlia & to indicate your interest today! Video frames: Introducing the Golden Dahlia 11.74 Carats Fancy Vivid Yellow VVS1 Clarity Emerald Cut Sign up today

10/12/22 LUXUSVIP: This week, we celebrated the release of our second IPO Asset, The Golden Dahlia at Casa Cruz, NYC's hottest new addition [Video of inside Casa Cruz] TTW: www.luxusco.com

10/10/22 As Prada demonstrates, demand for luxury assets continues to be strong despite dismal market conditions https://www.wsj.com/articles/prada-fine-jewelry-launch-exclusive-first-look-recycled-gold-11664999479

10/7/22 The Williamson Pink Diamond just sold for $56.5M via @Sothebys Hong Kong- That's 3X the Auction estimate. WOW #luxury #marketplaces #hardassets #fintech #LUXUSGems

10/6/22 Thanks for the mention #JustFundedMedia - honored to be one of the top startups on your list! Read the article here: https://jf.media/39-most-promising-jewelry-startups-with-seed-funding-united-states/ Visit our website for more information: www.luxusco.com

10/6/22 The Williamson Pink Star diamond from @sothebys is scheduled for auction October 7. At 11.15 carats and an estimated value of $20 million USD, this stone is extremely rare and we are eagerly anticipating a record breaking sale price #luxus #luxusjewels #luxusloves

10/5/22 The @Cartier panthere was created by Jeanne Touissant in 1915 after a visit to Safari. It was a favorite of the Duchess of Windsor and is one of the most coveted pieces of jewelry in the world. Who wants to see it as an investment? [Video of Cartier jewelry pieces]

10/4/22 As uncertainty grows in the stock market Chinese investors have begun diversifying their portfolio with physical assets, including diamonds, precious metals, gems and fine art. Read more here: https://www.kitco.com/news/2022-09-28/China-s-crypto-billionaire-stocks-up-on-precious-metals-gems-and-fine-art.html

10/3/22 We're not the only ones who agree @BusinessInsider! https://businessinsider.com/wealthy-buying-art-yachts-recession-investment-economy-collapse-outlook-2022-9

10/3/22 Luxury assets are in as a recession hedge! Don't have millions to invest? LUXUS offers you the ability to invest with as little as $200. Tap into the illustrious market of diamonds and gems by heading to http://luxusco.com to start your investment journey today.

9/30/22 Diamonds are your best investment "A 1.21-carat fancy orangy red diamond estimated to earn between $100,000 and $150,000 sold for nearly $1?.8 million at Heritage Auctions' fall jewelry sale on Thursday." https://nationaljeweler.com/articles/11324-red-diamond-earns-1-8m-at-auction #investment #gems #diamonds #macrohedge

9/29/22 Thank you for the shoutout @AnitaRamaswamy https://techcrunch.com/2022/09/28/alternative-assets-public-otis-collectibles-nfts-investing/ Visit our website for more information: luxusco.com

9/28/22 Take your investments to the next level receive exclusive concierge services, event invitations, special offers and more with LUXUS VIP. Join Here: https://luxusco.com/vip/ #luxusvip #luxury #investing #alternativeassets Video Frames: "Introducing LUXUS VIP Concierge Services Event Invitations Special Offers VIP [LUXUS Logo]" We're making BIG moves.

9/27/22 According to Fidelity, only 33% of women invest. As the only alt investment platform for gems & jewelry, LUXUS makes investing accessible in assets that people, especially women, are interested in. Thanks @nicolecasperson #WTFintech

9/26/22 Revealing Earth's Secrets with Diamonds https://t.co/IjFlwrcsru

9/22/22 We are excited to announce our newest initiative, Sell With LUXUS , where we will evaluate the most exceptional assets submitted for sale by you, our community! To learn more or to submit an asset for consideration, please visit http://luxusco.com

9/19/22 Princess Catherine, Princess Charlotte and Duchess Meghan all wearing Pearl Jewelry gifted to them by the late Queen. Image taken this morning during the Queen's Funeral at Westminster. The British Royal Family owns the largest jewelry in the world.

9/14/22 Queen Elizabeth II had some of the most iconic jewelry in the royal collection. Reflecting on her most memorable pieces https://lnkd.in/ev_yjZaa

9/12/22 Investing in luxury assets is nothing new. Innovation in tech & regulatory landscapes has made these investments accessible to all

9/11/22 We love seeing Jen Lawrence in @KwiatDiamonds at the Toronto Film Festival? [Video of Jennifer Lawrence]

9/10/22 Nothing like in NYC: The US Open , Fashion , UNGA and Auction Season? We've got front row seats to it all [Video of different colored gemstone rings on a hand]

8/29/22 Have You Heard? We're on the newest episode of Pitch Please podcast with @dshglobal! Listen to learn more about how you can invest in luxury assets to create a curated equities portfolio from our CEO, Dana Auslander. https://podcasts.apple.com/us/podcast/luxus-consumer-luxury-assets-for-all-investors/id1553507325?i=1000577650664

8/24/22 So honored for the non @startupstarter_ for Fractional Platform of the Year!!

Pitch Please LUXUS: Consumer Luxury Assets for All Investors 8/29/22 EPISODE DESCRIPTION Ep #084 - LUXUS is selecting, securitizing, and distributing novel consumer luxury assets (predominantly precious gems) to create a curated equities portfolio for all investors. On this episode we are joined by the Founder and CEO of LUXUS, Dana Auslander. LUXUS leverages fractional ownership to make the world's most exclusive luxury assets accessible to all investors. LUXUS partners with the world's premium brands to unlock fractional ownership in precious gems, coveted jewelry, rare watches and other bespoke accessories. Through these strategic partnerships, collaboration with leading industry executives and proprietary process/research, LUXUS provides transparency and access ? once exclusive only to the ultrawealthy ? to investors everywhere. Sign up today at luxusco.com. Brex is the perfect financial solution for newly founded startups looking to raise capital. By offering credit cards, cash management, expenses, and accounting services all in one place, they help founders and their teams stay focused on what they care about most. You can open an account online in 10 minutes, and get an account number, routing number, and credit cards instantly upon approval, with no personal guarantee. Brex offers free wires/ACH payments worldwide for free and you earn up to 8x in cashback on your Brex card. With your credit, cash, and controls in one place, Brex is your financial OS. Draper Startup House companies get $1,000*, $5,000 AWS Credits, $200 via Brex Cash, expedited onboarding, & access to $150k worth of partner discounts when applying at brex.com/draperhouse. AN AFFILIATE OF LUXUS IS ANTICIPATING MAKING AN OFFERING OF SECURITIES UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED AND, IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY SECURITIES CAN BE ACCEPTED, AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED, UNTIL AN OFFERING STATEMENT FILED WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION BY THE SEC OR AS STATED IN THE OFFERING MATERIALS RELATING TO AN INVESTMENT OPPORTUNITY, AS APPLICABLE. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. MORE INFORMATION CAN BE FOUND AT: https://sec.report/Document/0001010549-22-000060/ You can visit our website here, and follow Katie and Daniel on LinkedIn. Find Pitch Please on Twitter! You can also follow DSH Accelerator on Twitter, Instagram, LinkedIn and TikTok.

BEGINNING AD Brex is the perfect financial solution for newly founded startups looking to raise capital by offering credit cards cash management expenses and accounting services all in one place they help founders and their teams stay focused on what they care about most you can open an account online in 10 minutes and get an account number routing number and credit cards instantly upon approval with no personal guarantee brecks offers free wire payments worldwide and you can earn up to eight times in cash back on your brex card with your credit cash and controls in one place brex is your financial operating system Draper startup house companies get up to $5000 and a WS credits $200 via brex cash expedited onboarding and access to $150,000 worth of partner discounts when applying at brexbrex.com\ Draper house that's brex.com\ Draper house KATIE You're listening to a Draper startup house production. I'm Katie Russell, and I'm Daniel Wiegand and we are founders of Draper startup house accelerator. We invest up to $100,000 in game changing founders at the earliest stage. We're building industry transforming companies. "Pitch please," powered by Draper startup house is the first podcast to give listeners a look inside meetings between venture capitalists and entrepreneurs. Take a seat at the table as founders pitch their startups to VC's, follow along to learn what questions are asked, how investors choose founders to back, and what it takes to get to yes. DANA My name is Dana Auslander. I am the founder and CEO of LUXUS and what we do is we democratize access to luxury assets, specifically precious gems, jewelry, and rare watches (in 2023). So my name is Dana, spelled Dana, and I've been an alternative investment industry person my entire 23 year career. I started in the late 90s at a law firm called Schulte Roth and Zabel that specialized with hedge funds and I spent the majority of the 2000s at Blackstone where I was the head of legal structuring and then later transitioned to product development, marketing, fundraising, but really working on the firm's core initiatives at the time including its IPO. I spent the following couple of years working at hedge funds and also spending a non-compete running around the world providing micro-loans to women all over. I got into fintech about two 1/2 years ago I've been a jewelry collector and a precious gem collector for the last 10, 12 years and I really wanted to figure out a way to turn them into an investable asset class. I had the background for it -- it's what I've done for many many years and I felt like people had been trying, everyone from BlackRock to Christies was trying to figure this one out, really since like the 17th century when people started investing in gold. Diamonds sort of came as a next alternative solution but no one had cracked the code and so the big reason for that is because diamonds just aren't fungible. If you take a diamond and you break it into two. 1 + 1 doesn't equal to the way that it does with gold. So I kind of like pushed around and looked at different ways to do it and finally I discovered Reg A. What's Reg A? So in 2012, President Obama passed the Jobs Creation Act. The Jobs Creation

Act allowed you to IPO light assets under $75 million. A bunch of entrepreneurs ? all men -- got into it right away with real estate, with all sorts of other real assets -- fine art, sports memorabilia, cards, you name it. So I was like well instead of making the diamonds fungible and the jewelry fungible let's make the investors fungible. So I have been a collector for a long time passion of mine. I went to many of our luxury brands many of whom I'm very close to up here in New York, on the Upper East Side. And I said guys you know COVID basically reduced foot traffic for you, so assets, some of the incredible things you have in your archives and your safes are just sitting there -- they're not being sold. We're talking about things over half a million and they said you're right we love an alternative sales channel so I said let's figure out a way to securitize it and distribute it to investors everywhere and by the way let's also make it really really attractive as an investment and hold the assets for 18 months to three years and then sell it back into the private market and allow people to get the proceeds. So it very much works like a capital markets transaction on the way in -- an IPO -- and a Private Equity exit on the way out. So that was the original idea and it went really really well. I started LUXUS about a year ago, my friends from the private equity hedge fund group helped me a little bit with the preseed, but it was a real struggle having to raise it over Zoom pretty much from two bags of COVID. We spent all 2021 R&D. 5:48 ? We also spent 2021 locking up the supply side. We had no idea that inflation would be the hot topic that people are talking about right now. What is the most effective way to hedge against inflation? Precious metals and commodities, hard assets, people have been making this argument for art, for wine, for real estate, for hard assets. Look, what's the closest thing to gold? What's the closest thing to silver? To platinum? To Palladium? Diamonds. 6:21 ? So we got really really really far with this in terms of popularity. People really really love the idea then it was time to execute we had an aggressive timeline and we started building up the technology and on November and we just released our MVP and it's a very big M in MVP. In June we IPO for the first time ever a pink Argyle diamond from Australia we picked it because the Argyle mine was closed right before COVID in Australia. It produced 95% of the world's pink diamonds and it's an incredible investment. It's been up 11.5%, no down years, since 2005 and we just had it with 93% sold out. The IPO went live the week the crypto melting down. I didn't think anyone would buy it except for our investors and people did buy it I mean it's still not sold out so for anyone listening go on our website and grab it, but it's $200 a share. Before you couldn't get any of this -- this stuff. So, the idea is really to offer everyone a chance to own something that was only available for the ultra ultra wealthy and to own it in a meaningful way and actually not just be part of a community where you're following influencers or you're following christies or Sotheby's or Town and country. And you're just sort of looking at the experience. This was a way to participate in it. So anyway, so we launched the MVP -- we launched the IPO -- where you know, I just started jumping on the, on the speaking circuit literally last weekend. I went and spoke on my first in-person conference and we're off to a great start. Just to quickly sum up the way that it actually works is like you guys, I come from the fund world also, so I'm the only idiot who goes from the buy side to the sell side, but here we are. And you know, the first step is a macro view -- like what asset class within luxury is performing really well. We look to Christie, Sotheby's, those guys for that. We picked fancy-colored stones. Two is how do we procure the best best stones that there are. We have partnerships with our brand partners, they are the ones who have access to all this. I can tell you all about our moat (8:49) later hopefully in the Q&A. And then we securitize it, we market it, distribute it, and we eventually list it on a secondary market exchange, which isn't going to get done until 2023 at this rate. But most importantly, we then sell it. So you have a choice -- you can either liquidate it on the trading exchange or you can wait until we monetize it for you. The brands either put it out on their showrooms and we're also going to have a buy now feature on our website. And people can buy it from all over the world. DANIEL Can you just walk us through it, step by step? From you know, working with a supplier, they go find the diamonds, they list it with you guys, and it's only purchased once it's 100% purchased? Or how does that work? DANA Sure, so unlike some of our competitors (I won't mention) we work with the brands, and they contribute into our issuer entity series LLC. So, we don't make any acquisitions to the balance sheet, which is why you know we have a much more capital like model than everybody else. We also don't make our fees based on the spread because we feel like we need to have a little bit of separation between that -- we're much more of an agent. So, the way that it works like I said was the first step is we identify a macro trend, what the people want right now, what's doing really well at auction. And once we identify that trend and the first one for 2021-2022 and probably 2023 is fancy colored stones -- diamonds -- fancy-colored diamonds. Not rubies and sapphires, although we'll do them eventually. Then, our first partner is Kwiat and Fred Leighton. Kwiat is one of the top prominent dealers in the US and of the world. They own Fred Leighton. Fred Leighton pioneered the red carpet back in the early 90s with Nicole Kidman, and you know, she was married to Tom Cruise. So we partnered with them, we tell them, can you source us the best fancy color diamonds you can think of -- pink diamonds, blue diamonds, yellow diamonds. And just to give you an idea of the rarity of blue diamond is. For everyone blue diamond at auction there's 100 Picassos. They're very very scarce -- only 3% of the global collage diamond community is fancy color diamonds. So we've secured about 150 or so, $1,000,000 worth of diamonds jewelry, bespoke pieces. We then work with council to securitize it with the SEC. We actually submitted everything to the SEC in March. We got a no review, we, you know I guess they're really busy with facts, so it wasn't that much of a surprise. But you know we started doing something called Testing The Waters. We were able to gain a little bit of insight initially into the marketing process and we shot the diamond and what ? a gazillion different ways. We did videos and so we marketed it at word of mouth and then when we thought when our technology was kind of ready. We opened up the technology and we took something called IOIs (Indications of interest), that were non-binding, and you know because we're pre-seed, because we're so early, you know. The time difference between the IOI and the IPO was very short, but 100% of the IOI is converted. We then went live with the IPO, and I mean, I'm not gonna lie the initial IPO was mostly our investors. But it you know, went off without a hitch, so that's great. DANIEL And one thing I'm always curious about with any of these fractionalized solutions. Who decides when it's time to sell and you know? Is there a vote or what if half the people don't want to sell? Or is it like a determined time frame? DANA (13:00) So ours is non-voting because we, like I said, we're trying to create long term value. So ours, you know, ours are non-voting. The brands keeps us -- this brings us to the fees. The fees are really, we really want to keep it out of 50 basis point, flat fee. The first one was 75 basis points just because we're so new and we need a little bit of revenue, but we keep you know that's all we're doing on the management fee. On the performance fee we're doing a 20% subject, to a classic 8% waterfall, just like I'm sure you guys have in your funds. The brands obviously are incentivized to sell at a profit because they're keeping the 20% carry, assuming they make a sale. And if we make the sale and buy that feature we keep the 20% profit but it's all subject to the 80% waterfall. DANIEL Right, but is there like a minimum time frame, you, you know, tell the investors like we're going to hold on to this for a year. DANA The holding period is around 18 months to three years. We initially were going to as soon as the stone IPO's, we're going to put it in the vault or the showroom for a year, just for tax purposes, to make sure it's long-term capital gains then we're going to take it out, hopefully have like a LUXUS display on 5th Ave. here, or in Paris or London. And then have people look at it and it's quicker to turn it over -- to turn our stuff over (gems, jewelry, watches) than it is to turn over art. For art it's like an 8 -10 year period and the fees are a lot higher. The other thing I should mention is the other platforms pass on all the custody, the security insurance fees to the investors in our collaboration agreements with each brand, they pick it

up. So they're the ones who pay for all of that. They also kind of pay for our marketing -- they pay for the photographers, videographers -- which may not sound like a big deal, but it's you know, in the startup context -- this is a lot. KATIE This is really incredible stuff. So I've heard, well, pretty much everything recently in terms of being able to fractionalize different assets but I think you're the first one I've talked to who's really had it down with I would say diamonds or jewelry or you know the specific asset class you're targeting. So that leads to my question -- how are you marketing this and how are you kind of getting it in front of, I would say like, layman's people right? Like people who aren't thinking about "oh I could actually own you know, a blue diamond" What's your strategy there? DANA ? That's actually the best question and a little bit of a struggle for us. Right? As we're figuring it out, we have to balance the consumer element of this, which is very high as you can imagine. I mean, what is more appealing than other stuff with the investors. And investors don't like the whole big blitz, they don't like you know, Reg A allows you to market this however which way you want as long as you have the right disclaimer. We're used to doing the buy sides, used to doing it with the RFID with nothing. So, we have very aggressive PR, we use the same PR company that has done, that works with Rally, that works with public acorns, yield street. And we've really bucketed the go to market strategy into three different buckets. The first is the private banks, the Roth IRAs, the wealth managers. You know, UBS picked ten A, Goldman, but also you know the local ROAs, Alto, which just does IRA money in Saint Louis and a ton of them. So those conversations are all being had but that's obviously not going to really happen until we're at Seed or Series A. There's some middle bucket, which is the acorns, the public Robin Hood clients, there's those guys. And they participated a lot in actually the pink diamond and those guys invest, you know? And then third which is frankly our most important bucket and that's the consumer who's sitting at home and looking at Instagram and Twitter and YouTube and you know wants to be part of you know, Down Abbey or Titanic. And they, you know, they want to feel like they belong in more than just a viewing capacity. So we still you know we don't have a $3 million budget to spend on that. So we're doing the best we can, but you know, so far so good. We're getting there. We, our goal for the year. We have three goals: one was to get an IPO with SEC. Two was to get the technology up and running. Three is to get 10,000 users on the platform, and you know, the last one is still you know halfway there. But we're new, so yeah. KATIE No, that all makes a lot of sense, I feel like. But the right marketing strategy can definitely hit those consumers because even looking at your website and everything like "oh maybe I should go why some of this pink diamond, everything." ? What were you saying about gifting?

DANA We're looking at everything from gifting shares from you know referrals from affiliates. I mean, everything's on the table, you know. For me it's kind of like I'm a kid in a candy store because like I said, I'm used to marketing funds that don't allow you to do anything you know -- frankly really boring. here you have something really cool to do. KATIE Do you guys -- I know you said you have your technology up and running -- do you have an app similar to, I guess like a Robin Hood and Acorn? How does that piece of it look or is it all just done on your website right now? DANA So right now it's a website. We're going to roll out the app at the end of the year again. The bulk of our policy is going to the development developers also. So and we still need to hire a team, but you know, we have a website. But the website -- because these are capital markets transactions -- so the website has to integrate into the API's, have to be integrated with our back end which is obviously has to be a broker dealer. We have a middle office which needs to be you know, also a broker dealer for the primary issuance. So there's a lot of technology that is being, that was created, that is being created and that will be created. We also want to accommodate ? we have a lot of interest from overseas -- particularly in Asia and the Middle East. We want to accommodate non-us investors. Right now, we can only accommodate the West, we want to accommodate entities, as opposed to just people so there's a lot of stuff that we're, you know, we're creating something custom. But I tell everyone we are tech enabled, not text centric. KATIE Yeah, that makes sense. There's a lot of moving pieces to it. But yeah, I kind of wanted to ask -- and I don't think you touched on this in the beginning -- but what made you shift from your corporate background to saying like "I'm gonna go start a startup and essentially start from scratch now?" DANA I really love this asset class. I was sort of in this place in my life where I was like all right, I've worked at the best, you know -- I saw you had one of your people there from Blackstone. I've worked at the best. I've done you know, philanthropy. I've worked with hedge funds. I've done all of this -- what's next? And the fintech world has no women. I mean, there's maybe Sallie Krawcheck, who's Ellevest, but there's very few women just on the founders of companies. And it's almost like, more of a gaping hole, and I don't want to fall back on the whole woman thing, but like it's almost more of a gaping hole than there was in hedge funds. And that's saying a lot.

So I thought to myself -- why can't you do this? Like I can do this. I mean, I've been around for 23 years, worked at all these big places. I know the brands -- they'll work with me, you know. I know how to do marketing and product development of financial products. I know how to set them up and so I just thought I'd go for it. I'm also very passionate about this asset class. I want everyone to be able to have a piece of it. I want everyone to be able to participate DANIEL (21:12) I think that's great. I also really like the idea of gifting shares. I could see this be, you know, something that like a grandparent would give for a graduation gift where they don't want the kid to just go spend it right away and it's kind of locked up. What's the plan for future growth with on the supply side? Do you envision, you know, Jewelers being able to upload it themselves or what -- kind of becoming a marketplace? What's the plan there? DANA So I always joke that we have like the world's smallest TAM, but the goal is to have like the SAM and the SOM also. And have nobody else playing through. So the plan is for us to obviously expand to include more brands. There's a lot of them and there's a lot of beautiful assets out there in people's hands. There's no central place right now for people to deposit that. There's Christies, there's Sotheby's, there's all those different places, but there isn't one place. So we're going to also roll out a sell with LUXUS feature. But we'll let the brands evaluate it. We want to put the expertise in the hands of those handling it ? not me, even as much as I love it. The plan is to obviously grow the retail investor base by a lot. And that market is growing rapidly and you know, has grossed so much even for COVID and beyond. So that's a huge, huge piece -- have more distribution arrangements, partnerships -- the Rob Reports, the private jet groups, the luxury car world, the luxury property world. You know, some of the other alts Reg A issuers who are in a different vertical and you know want to want to present with us. Actually, especially the wine and whiskey. Global expansion is really important to us. Expansion into Asia and the Middle East, into Europe. We have a lot of investors from Europe, we have a lot of partners in Europe. And eventually, different verticals within luxury. We are going to roll out watches with a very big brand. We have two brands that we are thinking about, that we're talking to, and eventually you know, we might do bags, but we really are just trying to create long term value. Unless we really find something that either belonged to J-Lo, this is great. I really see we also do want to do things that were owned by celebrities. There's definitely a pop culture element to all of this too. DANIEL Yeah, and forgive me if this is an ignorant question, but what is the need to go through the SEC and IPO each one individually rather than just you know, essentially crowdfunding the diamond, putting it in a vault for two years, and then reselling it that way?

DANA Well yeah, I mean, I think even if you're crowdfunded what we're trying to do is really institutionalized crowdfunding in a way, right? Yeah, so I think people really do care about regulation now, especially since what just happened with crypto. I think you know I've been saying it all along. I know people were like you guys have to push the NFT, into Meta. People do all that. But to have security is a huge difference. It makes a huge difference. The other thing is what we're selling particularly because we're going to focus on the gem and jewelry side. It's also a commodity, so if you want to package it as a commodity. You're either going to be Reg A or in anything, or if you want to market it for its anti-inflation properties under the commodity realm, which gold, all of them are. You're either going to have to be bucketed into either the commodity or the security and I think in this case it's just easier to be a security. DANIEL Gotcha, that makes sense KATIE Can you tell us a little bit about some competitors in this space? DANA So there's a bunch of -- there's like eight or ten -- competitors that do this with real estate. I don't think that that's particularly threatening to our space because it's a completely different investment. Real estate is cash flowing, it's been around as an investment class forever. There's so many players in it, including my former colleagues. Really, the bulk I would say, the bulk of the groups on that there's a company called Masterworks that does this with Fine Arts. They are honestly I think going to be so busy with art you know because you have to you have to constantly feed the beast so you constantly have to look at IPOs, you have to constantly source assets to securitize them, then you have to market them. I don't think they'll get to this vertical, and you know that the world that we are in is being insular world small world. It's pretty easy to protect with exclusivities. There's Masterworks, there's Otis (which just got bought by public) they do this with you know memorabilia type stuff, pop culture, they're very very pop culture focused. There's a company called Collectibles that does this with baseball cards and other sports memorabilia and obviously, there's of course rally. Rally is probably the most, you know, prominent collectible group. They are doing this with like basically anything and everything from Birkin bags to anything that people submit to their website. But they're all different models. KATIE You had mentioned you have a particular moat around. You want to talk about that a little bit? I see many just with your background, but anything outside of that?

DANA I'll take that as a compliment. So the moat around us is, like I said, it's a very insular world small for many many years to be yours really controlled it that cartel was broken up, but it's a small world and it's really being managed out of New York, Antwerp, South Africa, was Russia, but now Russia is obviously now sanctioned so you know I know those people they know me they trust me and I'm also a lawyer so we have aggressive agreements with all of them and they you know they can't they can't do anything with the competitor and you know we got to how to get a look first we also have some of them invested in the preseed so everyone's incentives are well aligned. DANIEL That's great and so where do you see this company, you know ten years from now? What does it look like? And what are some of the biggest challenges you see getting there? So I see us under the umbrella of one of the auction houses, or hopefully monetized 10 years from now . Under one of the auction houses or one of the luxury conglomerates like LVMH or Kering. I think this is -- I think this is the future of the luxury industry. I think this is a safer future than NFT and crypto, which many of them were hesitant to get into. But I think this is a way to give them a window to a much younger audience -- millennials and Gen. Z ers -- and even the luxury had a banner year last year. LVMH and Kering are killing it. Even this year, there is glaring need for younger audiences. There are -- people are all aging. The other thing is wealth distribution. As you guys know is, there's more and more millionaires -- more and more billionaires. They are the buyers of these types of assets so that the chance to monetize them will become more spread out. I remember in '07, Blackstone was going public -- like Steve was going to be a billionaire. Everyone was like "Oh my God" So our, you know, exit monetization for the assets is just much much better. In a much better position than it was even five years ago. Where do I see the company? We're never gonna do more than 200 IPOs a year, but we are going to expand to doing funds. We're going to expand to doing ETFs potentially. I'm a financial product development person, so I love this stuff. I think once I think we're about 18 months to two years from alts being a mainstream assets that people are just adding to their portfolio. Because these are equities. There's no reason why they shouldn't be in your literal portfolio. So I think I think that's what we'll be hopefully on a steady, solid you know, best and breed asset selection curation process. KATIE Yeah, that's fantastic. So I'm looking at your deck. It looks like you guys are raising $2.5 million and you have about $500k left in the round. Is that right? DANA

We do, although I think a lot of it is taken. I think we have only about like $200,000 left or like maybe $300,000 left. KATIE That's incredible -- do you want to tell listeners a little bit about how your fundraising journey went? I'm sure it was a bit different for you because you already have a lot of the connections in place that most first-time founders don't, but any insights? Things that worked? Didn't work? Would love to hear it. DANA It was really hard. 2021 was so easy for people to get money because the equity markets were on fire. It was not easy you know. I had to call a lot of my connections from hedge funds, private equity, from everywhere. And they gave us something, but it was it was definitely really really challenging. ATX was fantastic -- they were one of the first calls we made. They just play in the space. They've already given us so much feedback, so much guidance. They were just terrific. So they were there. We had almost all of our service providers invest -- like our law firms and a bunch of other people. But it was really really challenging. I tried to like hustle and do gust and do like everything that you know I read to do, but it didn't really work. I guess the competition is really really strong and then you know I started speaking at conferences. As soon as people met me in person, and I didn't even get to meet anyone in person until March of this year in 2022. They kind of didn't get it, and you know, you guys could maybe help here. When we talk to people in the fintech space, they said "no, you guys are consumer" and we talked to people in the consumer space. They had a really hard time understanding capital markets, so we kind of didn't really know where we were, what we were. And things didn't really start to gel until the end of March. That's when we started seeing real inflows. Word of mouth got around. People started talking about us, and we started getting press. We were the #4 story on Bloomberg for four days -- #1 story for four days ? in May. Listen, this is an age-old asset like this isn't something that no one has thought of before. The number one question I get is how has no one done this yet. KATIE yeah and I'm sure it's not for lack of effort, but it sounds like there's a lot of moving pieces that go into it that you know requires somebody who has you know expert knowledge and it not just someone who thinks it's a good idea that they can pull off. And I think that's ? DANIEL And who's willing to deal with the SEC. DANA Actually, that's been the easiest part to be honest. By far.

DANIEL Interesting -- thought that would be the most painstaking, time-consuming part of this whole thing. KATIE What do you think has been the most challenging thing so far? DANA The technology. I think when you're making, and you asked me earlier about plans for growth. I think we are going to be a lower -- we're going to do like a regular marketplace ecommerce for lower-priced assets just because our brands want to be, and there's no alternative for them now other than paying the same fees that like the auction houses charge. So it's technology. You know, we're really building an ecommerce platform plus a capital markets platform, plus everything else, and it was ? it's been my biggest challenge for sure KATIE: 32:37 Team of technical talent with you, or is that also kind of one of the pain points you haven't found any like perfect fit for that? DANA Well, remember we're under a year old. So just started hiring. Like I just hired my first full-time person this morning. KATIE Congrats, that's exciting. DANA She comes from the tech team of Brunello Cucinelli and so you know, hiring a marketing person. Hiring an investment banker, and tech lead. We're on our third dev shop. It's a lot, because you know, you have to build a system that is compliant. That's the trick. It's compliant. It's got to be -- that's where that was more challenging than the SEC for sure. KATIE What do you need help with? How can people listening support you? DANA Well our first IPO is up, and while we're 93% sold out, you guys should all check it out. It's a pink Argyle diamond that we IPOed with a $ 400,000 even though the valuation was $560. And we really really hope to make a great return on. Great investment. Stay tuned for the next one in October where IPO a yellow diamond from the Zimmi Mine and the Sierra Leone. It's 12 carats. Those are impossible to find. The last time it was up for sale was in 2016 at Christies, in Geneva and so follow us on all social, sign up and yeah.

KATIE We'll put everything in the description, but for those who don't look at the description what website -- what's your website? where can they find you? DANA www.luxusco.com KATIE Well fantastic, thank you so much for being on the show today. Really cool stuff that you're doing, we love it. Alright Daniel, we just heard from Dana, who's the founder and CEO of LUXUS. They're working to democratize assets -- luxury assets, specifically precious gems, jewelry, and they will be adding rare watches to their offering in 2023. So this was a really interesting podcast for me because I think we've seen a lot recently in the blockchain space with you know NFTS, and people working on taking assets and being able to fractionalize them. So taking this specific market and being able to provide assets that people can actually invest in and get a pretty stable return, I thought was interesting. I haven't you know heard much about people doing it with precious gems. Like I said, it's more I've seen it with artwork -- and actually that's the primary use case I've seen it with. So it was really interesting for me to learn more about how she's thinking about it and some of their first offerings that are being added to the platform. DANIEL Yeah, I mean it's always interesting to hear a founder coming from you know a financial background and she's not your you know the typical founder that we hear pitches from. You know a lot of times we get you know very eager, young startup founders who you know don't have a ton of work experience or they are just coming in just super open eyed. KATIE I know what you're saying, where it's like founders will come in. They have these big ideas, but they don't have a lot of experience, or a real like a real clear understanding on what it takes to execute something like this. Like they'll say, "hey I love diamonds. I'm going to create a blockchain company" and everyone's like "well how are you going to do that? You don't know anything about it." And so I think hers is interesting because she's like "I'm not going to incorporate blockchain right now. Maybe in the future", but this is like having an industry background and really understanding how this all works and operates. Like we're going to do it correctly, but it's also a startup. DANIEL

Yeah exactly, and you know, I just feel like we don't see that many founders leaving -- so Dana previously worked for BlackRock and family offices -- and you know those are really great jobs to have. Tough jobs to have. So you don't usually see people leave those type of jobs to take on this type of risk and go out and start something on their own. So I thought this was a super interesting founder in the first place. And I do really like the product. I do think that, you know as more and more people are getting into retail investing, the more options they have, the better. You know, and especially safe assets that are like a proven commodity that appreciates well over time and then you also have the advantage of you know having her experience and identifying trends and having access to these precious gems and diamonds and things like that. I think it makes it a super attractive investment for those who you know, don't want to jump into the volatile crypto market, or you know, an S&P 500, and they kind of want to diversify that way. So I do think it's super interesting, and I think it's because that Masterworks, that does the art, has proven out that you know people do want to own fractionalize pieces of these assets, so I think it's only a matter of time before you know someone got into this space KATIE Yeah, absolutely, so their first product I believe was the pink Argyle diamond. She said it's been up 11.5% percent year over year since 2005. So right now they're allowing people to buy portions of that for $200 a share and she said it was interesting because the same week that they went live was the week like all the crypto went down. So she was just saying that was an interesting time for them to get their first asset out there. But I really like how they're giving everyone a chance to own something that really only used to be available to a very specific market, which is you know the ultra-wealthy. You know, how many people are just going out and buying diamonds, or you know rare pink Argyle diamonds. So I'm interested to see also how you know, because she has a really unique -- what we say we always look for -- that founder market wedge. Where she has been a personal collector of jewelry and precious gems, and she has the connections in the background, and the people probably who also have that same sort of collection, or who look for these different types of assets that they can hold on to. So I really like that they're able to now offer that to a much wider range of people but basically what I'm saying is that she has her first set of customers and so being able to really get this to a new audience I think is going to be one of their biggest challenges. And kind of helping educate people saying like "Hey Daniel, if you want you know to hold on to a piece of a rare gem, it's actually going to be you know, it's going to do very well for you." DANIEL Yeah yeah, I completely agree. Like you said before, this wasn't an asset class that you could really invest in unless you could buy the whole thing. And you know, most people can't buy a $500,000 gem or diamond, so it was just completely unavailable. I also like the liquidity aspect of it, so you know, once you buy your shares, you can a.) wait for the liquidity event where they actually sell the diamond and you get your returns on that. But you can also sell it on their secondary market, so if you do need liquidity pretty fast, you can have that. And I also think there's a unique gifting aspect here too, where you know, I remember like when I was young, my grandpa for my birthday, gives me like a share of Disney stock or something. And it was like you wanted to do that because you know it's the safe bet. It's a good gift for a kid who's not going to be able to just sell it, blow up. And at that time I was like OK cool, I guess? thank you? But like this, I could see you like oh like you own a piece of this diamond. You can see the diamond. It just feels different, I feel like and that's more of a mentality thing, but I do see a big opportunity there as well. KATIE What do you think their biggest challenge is going to be with this business because it seems not pretty straightforward in the way where it's going to be easy to execute? DANIEL I think they're the biggest challenge that they'll probably have will be quantity. Because I know that -- so they're going like full SEC IPO route, which I actually, I asked Dana. I was like, "is that the hard part?" She said no, that's the super easy part. But I think she said they're only going to be able to do 200 of these IPO's per year, so I think the biggest question in my head would be "how big does this really get if you're limited by how many diamonds you can you know IPO per year". Or it's like if it was unlimited, then the market just is infinitely grows drastically, but if you're you know sort of capped by that 200 stones per year, is that an issue? I think that that's the one thing in my head where I'm like OK well how big can it really get then? KATIE And that's 200 total, not just like 200 of you know diamonds, 100 watches -- it's just 200 of any asset? DANIEL Yeah KATIE Yeah so in my head, the biggest challenge to say. They get 200 on there right it's a great start but how again it's like that education piece how do you really do marketing well enough or you're getting a large audience of people who want to purchase you know pieces of this as opposed to like the ultra-wealthy, which we've I guess been calling them where they can go and just by you know their own diamond themselves. Like I think there's an interesting middle market here.

You have to like really get that next generation to understand that hey these are going to be really attractive returns and pretty stable returns as long as you hold on to them. And this is a new asset class. This isn't like you know, this isn't crypto. This isn't the traditional stocks that you would invest in, but this is something that's really going to be beneficial for you, but also making it easy enough for them to understand and you know get excited about. DANIEL Yeah, that's a good point you bring up. So another thing I think personally, if I'm looking at this like from my own lens, is if I had the money to buy like a whole diamond, right as an investment. As an asset class, you actually get that diamond and you can you know showcase it in your house, or say it's a watch you can use that watch. It'll appreciate, you probably don't use it a ton, but you can wear the watch. It's an asset, but it's also you know something that you physically own. So I think there's going to be a little bit there's a little difference there when it's like OK I do own a piece of this and I know it's gonna appreciate but I don't actually get to have it or like flex that I have it. Like you can't display in your house type of thing. KATIE Yeah interesting, I was just thinking like OK say you buy like a really really nice watch of course you're going to wear it because I think a lot about like having these things other than the returns is like exactly what you said like, the cloud like like people like nice cars. Not because they're good investments, but because they want to be seen and they're nice cars they're nice watches and they're nice, you know, whatever. So overall, I think it's a really interesting business I think a lot of the challenges are you know, a lot of challenges most startups will have in terms of like how to get and if people on it had actually scale it, but I do think it's an interesting business and stuff that you know she should be able to figure out for sure. DANIEL Yeah and last thing I'll point is that the right side of it, and like the founder market which that you alluded to earlier is she has would say two out of the three, if not more of the this sized down, right? Like they have the access to these diamonds, they know the suppliers for it, so that's not an issue. She has the background from BlackRock and dealing with the SEC, so that's down. So really it is just building up that marketplace. So I would say that that de-risks this investment into boxes as a whole. But yeah, it'll be super interesting to see it's like it's a new market that they have to grow, but you know it's such a safe asset class to invest in. I, you know, I don't see them having too much people getting people to, you know, buy pieces of these diamonds or gems. Tune In to support the founders on their journey whether that be through downloading their app buying a product giving them a follow on their social channels or investing alongside the

VC's. This is your chance to take a seat at the table. If you're an entrepreneur or VC who would like to be on our show e-mail us at Austin and Draper startup house.com. Let us know which companies from the show you would invest in.

Humans of Fintech S3 E2: LUXUS: How Dana Auslander is Creating Equity in Luxury Assets 9/21/22 Episode Description Dana, through her company LUXUS, has blown the world of luxury asset investment wide open. And she's not stopping there. Find out how this fintech founder is smashing down barriers. LUXUS partners with the world's premium brands, offering fractional ownership of assets including jewelry, rare watches, and precious gems. Nicole and Dana get into conversation about Dana's experiences opening investment doors for women, why luxury investments should be fun, and why hiring amazing people is at the heart of her long term strategy for success. And our sponsor MainStreet is making it easy to find thousands of dollars worth of R&D Tax Credits. You only need to plug MainStreet into your payroll and let their team of experts on the heavy lifting, scanning hundreds of federal, state, and local tax credits on your behalf. It's going to save you so much tie and your company so much money. Head to MainStreet.com to sign up for their limited time offer. And if you love listening to Humans of Fintech, please leave me a 5-star review on Rate My Podcast: https://ratethispodcast.com/humansoffintech Thank you so much! Follow Dana: LinkedIn: https://www.linkedin.com/in/dana-auslander-218b81180/ Twitter: twitter.com/luxusassets You can keep up-to-date with everything Humans of Fintech at https://workweek.com/brand/wtfintech/ And if you've enjoyed Humans of Fintech, why not try: Chicks of FinTwit, Tech Unlocked, Breaking Banks or Fintech Insider Nicole is a friend of Workweek, working together to produce amazing podcasts. Find out more, visit: www.workweek.com

NICOLE: Welcome to Humans of Fintech, the podcast where I share the inspiring stories of diverse leaders bringing equity's financial systems through fintech. I'm Nicole Casperson. If fancy cars and baseball cards don't get you hyped, this female-founded platform is making investments a whole lot shinier. In this episode I sit down with Dana Auslander. She's an ex-Blackstone veteran who recently launched LUXUS, the first and only alternative investment platform for hard luxury assets. In this episode, Dana and I discussed diamonds as an investment in how the asset class brings more women into investing. We spill the tea on what fundraising is like for female founders and talk through some of those discrepancies, like some real talk about why women raising money from other women is actually challenging. Dana and I also talk about her experiences working with designers and investors like Veronica beard and there could be a future collab with queen Jennifer Lopez, but you'll hear more about that in this Season 3 Episode 1 of Humans of Fintech. I hope you enjoy. NICOLE (AD) Did you know Main Street could save your company up to $500,000 in R&D tax credits sounds good right I also like how easy it is to plug Main Street into payroll systems. Sign up today at mainstreet.com NICOLE Dana thank you so much for joining live in our studio in Williamsburg. It is very exciting to do these in person, so much better than over video. So thank you so much for making it up here. DANA: Thanks for having me NICOLE: All the way from the upper east side. Thank you for coming to Williamsburg. So you are a multifaceted queen and we love it. Starting with kind of law school time, right. You went to law school and then you had a whole career in the hedge fund industry with Blackstone and then you even had a moment at Women's World Banking (which, love). So just a lot of different places that have led you to the world of like fintech meets fashion and creative investing. So please connect the dots for me how this, all of these things lead you to saying, "hey I should start a luxury alternative investing startup." DANA Alright, so when I graduated from law school -- well actually when I graduated from college -- I really wanted to be an agent and go to Hollywood and I got a job at the William Morris mailroom in New York and my parents were like "We're not paying for you to both work in the mailroom and your apartment and all your needs. You have to get some kind of professional degree." So I was like "Fine, I'll go to law school." My friends from UVM were in Cardozo. I was like "it's going to let me live in New York" so I was like I'll just go to school. No interest in being a lawyer whatsoever prior to that. I went to law school and then you know Cardozo was an OK school at the time. It wasn't great, so the only job I could really get was at a law firm called Schulte Roth & Zabel. Schulte at the time was like a medium-sized firm that had just started making a niche in the hedge fund world. This is 1998 there was no one really doing this at scale so I got there, and I was fresh out of law school. Paul Roth sort of adopted me, and he had me on the launches of lone pine and Viking citadel -- just working with him. So it was really great to be there from the very beginning. I then ended up going to Blackstone because it was always the dream of all lawyers, right, to be in house. And I ended up in Blackstone alternative asset management which is now called the hedge fund solutions group. At the time, it was mostly Pete and Steve's money. It was internal money. It was the fund to funds area and it was really at the infancy of hedge fund investing, like there were no institutional investors in hedge funds, that it was taboo. It reminds me a lot of alternative assets now. It was the new frontier -- it was the Wild West for sure -- and so I had basically, I'd supervised the legal people group. I did all the product development for all the funds I did all of structuring. I did basically marketing, IR -- all of that. I really was at the forefront, it was band (4:35). Became the largest fund of funds in the world. We grew it from 1.5 billion dollars, which was internal partner money at Blackstone to $35 billion by the time I left. We were launching like a product a month, so I was really used to the whole alternative asset structuring from early early on in my 20s. When I was a Blackstone, I also worked on like big firm-wide initiatives like the GSO acquisition, the IPO, and the launch of all the internal hedge funds that they had. Which, you know, none of which really lasted through '08. In '08, I left and joined Phil Falcone, in a very dumb move on my part. I left there, you know, I was so stupid. I think at the time it was a good idea because he and John Paulson were the two subprime people. He was a $26 billion fund. I left to become the Head of all of Marketing, IR, product development, you name it. Stayed through '08 ? it was a nightmare and then I left in 2010 early. Had a two year non-compete and that's when I discovered micro-finance. I worked with Grameen Foundation also and Women's World Banking. I went around the world and helped women get loans. I was always partial to the credit strategies -- I always liked them the most. It made the most sense to me, so it was really sort of fun for me to do. I also traveled everywhere for like long periods of time and because I had worked so hard in my 20s and my 30s, this felt like a nice break almost. I went out -- I started social life and went to fun things. It was also when I started collecting jewelry. I became friends with some of the biggest designers today and just kept thinking to myself, like "what's the next step?" I wanted to do something that is meaningful -- not just to the world, but really to me also. The hedge fund world at the time was kind of you know gyrating and neutral. It was which was OK. It was you know, the active bull market that's probably ending right now as we speak. Was sort of on the way, you know, it was making hedge funds really really struggle and it was another job kind of like what I had at Harbinger. It just didn't seem appealing to me. There weren't that many options -- everyone had people already staffed, so I started looking at fintech companies and it's a very different world. We can get into that later but I really started looking at figuring out a way to make diamonds an investable asset class. I really care about this because gold had been a currency since 16th century Venice and it just felt like it was an asset class that was there, but at the same time hadn't been explored at all and so I looked at a bunch of things and then COVID came into place and we all had a lot of time at home and for me it was mostly looking at structures and at other alternative assets and the ways people were doing, were doing these alternative assets, you know. I was never a big fan of crypto -- I just thought it's not for me. Just too much risk -- there wasn't anything tangible behind it. I always sort of thought we would end up where we ended up and I still don't think we're done yet. But, I did come across Masterworks and I discovered the JOBS Act and Reg A and I thought well if this can be done with art it can be done with jewelry and gems. I'm sure you know all about the JOBS Act, but President Obama passed it in 2012 it was basically you know from what I'm told from my lawyer friend the gift to the entrepreneurs of America to help them recover after '08. A bunch of entrepreneurs got hold of it -- all men -- and the first one started employing it for real estate. It's basically you can IPO light assets under $75 million. That's the story. It was real estate, it was baseball cards, it was done with sports memorabilia, and it was done with art. (8:50) So I started really looking at the structures they used and I you know really started putting pen to paper and figuring out how I would get this done and while COVID was going on, I was looking at Shopify and I noticed how many people were really going online and doing starting to do everything online. I mean, how much more dependent were we all on Amazon and on top of that, on Netflix. So I went to the luxury brands that I knew -- a lot of the jewelry dealers and I said, "why don't we do this for gems and jewelry, but why don't we work together as opposed to us just like randomly IPOing things that are coming in from grandma's attic and making a little bit of a like a spread or Commission off of that. So I had been working on this with my friends at Kwiat and Fred Leighton and they own their own brand, Kwiat. And they said "yeah let's do it, and you know you can basically IP all the best assets in our archives and in our safes and we can help you kind of formulate everything." It wasn't that different than frankly structuring and hedge fun world. I mean yeah, there was a couple of structural bones, I'm not get into. But it wasn't like -- nobody has ever said to me ? "Oh my God that's so crazy. I can't believe you're doing that." Everyone was like "how come no one else has done this yet" and I legitimately think the answer to that is because the diamond and gem and precious and really precious metal community is such an insular small group of people. For many many years, DeBeers controlled much of it, you know, with inflation. So when we launch LUXUS, which was in 2023. I basically called up my friends and hedge fund world and private equity world and said if I do this will you guys help me with the preseed. Most of them said yes and after a year or so stocking, which I'm not very good at, we got the preseed together. We got our technology under control. We IPO for the very first time a pink diamond from the Argyle Mine in Australia. The Argyle Mine in Australia closed right before COVID and it produced 95% of the world's pink diamonds. So here's the thing about diamonds. In 50 to 60 years, mine activity is going to be finished. There's no more mines in the world, so the largest market for diamonds will be the secondary market. So anything that comes from the ground like a natural resource is automatically such a gift, right? We were able to get our minimum viable product which was the pink Argyle diamond through the SEC with no review. We launched it at the end of June for $400,000, yeah. NICOLE: Wow, crazy story and we have to remember this is something that spans over right like a career a lifetime like animal like starfish. I mean a lot of things. I feel like such a point in that entire story is your ability to like network your ability to create. You're just like "my friend is the head of this like fashion brand" is really -- that's pretty cool. What would be your advice for someone that is an entrepreneur, or wanting to be one, or like wanting to break into our space, and wanting to collaborate you know, fintech or something that is interesting with another industry that want to disrupt? How did you kind of break into this fashion world? DANA: I have a different philosophy on this. I always say that at LUXUS we are catalysts, we're not a disruptor. Because sometimes it's better to just work with the existing framework in order to be able to get the best product out to people. So working with the luxury brands, I do have obviously a lot of institutional experience. I try to focus on people with institutional experience. I think that any young people now like anyone more junior would really benefit from having worked at JP Morgan for like even two years or three years, just so that they can understand what it's like. Because that discipline really does pay off. NICOLE: As someone who's like traditional media companies and has been like a traditional reporter and I have you know all of my PTSD from that. But like what it's done is now that I'm someone that sits in a more entrepreneurial seat, I do have that discipline. Like I can turn out content like nobody's business. I've been forced to have like these crazy deadlines and work in that more intense environment. But it's also awesome to see different ways of working like evolve. But anyways, I feel like the other part of your story that really stands out to me is kind of like more feminine energy focused. I mean if you were starting out in hedge fund world in you know, 1998 from 1990 after law school, you know, that kind of thing, I can only imagine things you've seen, or have things have been said to you, or that kind of thing. Is there anything from that experience that fuels you to want to put something out that maybe caters to a more feminine audience like jewelry. DANA: Yeah, I mean I think that it's just really hard for women ? I really do. You know it almost feels like when I started out, it was actually not as bad. I feel like things are almost actually getting worse NICOLE: I mean this year it kind of did yeah DANA I think I think I mean, obviously at the time, there was no such thing as political correctness or cancel culture so all sorts of **** was done and said that I don't, you know, no one needs to revisit at this point. But I think that women are just not able to get there and I don't know what it is. In the hedge fund world you know, my old boss from Blackstone, actually. He's a big fund of funds and hedge fund CIO elsewhere. And he tried to put together a hedge fund product that was just female managers. Anyways, no money. I think that people either just don't trust women to get the job done, especially in finance and they are constantly going to be relegated to positions of investor relations, client service, CAP Intro. It's very very very segmented. You know when I was a Blackstone, I had a team of all women you know, with one guy and then another guy who was of color. And that was really important to me and you know obviously everyone did really well. I always felt I was treated very well at Blackstone from an advancement perspective, so it's very important for me now to hire women. Because if I'm not gonna give them the opportunity, like I just don't know who will. NICOLE (AD BREAK) I'm super impressed with the 50 years of combined tax expertise of Main Street. Trawling through R&D tax credits is a headache but Main Street team of experts does the heavy lift for your company. They scan hundreds of federal state and local tax credits and find the ones that apply to your business saving you hours of time and thousands of dollars sign up to the limited time offer at mainstreet.com NICOLE It's exactly right and it's even seeing, like what, this week I wrote about Adam Newman being able to raise $350 million. And I've had people in my network you know, do the math like someone I know on Twitter did the math and saw that Andreessen Horowitz's average raise for for female founded companies was like $6.8 million. Yet like Adam Newman gets $350 Billion. I looked at their portfolio specifically and saw 42 companies. Four of them are women cofounded, like not even, and no women CEOs.

And I think that there's so many things to that so like one and Sally Krawcheck talks about this often. She shares how like, it's almost in her experience you know. She has felt that when she's raising, not only is it hard because she's a woman, but she's an older woman, so she has shared with me that that has made it hard. But also, it's like when you raise money early from in like the early stage from female investors, which literally investors are like Venus Williams and like Melinda Gates. Like it doesn't get better than that, but still she's like, it almost makes it harder in the later stage because the guys think "I'm not good enough to raise money early from other guys". Like it's so?it's gut wrenching. She's like "it hurt" DANA It was actually harder for us to raise money from women. NICOLE: Yeah, I've heard this too. DANA: I don't know -- I don't have an explanation. It was really hard for us to make money from women. We had one very prominent woman, who likes to be private ,but very very prominent investing in us from day one. Is our number one fan -- love her -- and then we have Veronica (Veronica Miele Beard). I specifically wanted Veronica, both because I'm friends with family -- I know them well, but also because Veronica was the first employee of Coatue at a time when no women really were in senior positions. So before she founded Veronica Beard, she was at Coatue. She's incredibly smart. Helaina, her daughter, is our intern this summer and she's the face of the second IPO, which we'll talk about later. But it was so important to me, but raising money from women was next to impossible. I don't know why. I think it's because women are so often pinned against some kind of a wall and don't want to help other women because they're worried they will take their place. NICOLE: Scarcity mindset. DANA: I love that. And also, the other thing too is that luck says, and I'm sure all the competitors for LUXUS too. Like they either are going to get the fintech community is going to say, "oh you're not real fintech. You're not payments, or processing, but the consumer pieces" and the consumer investors are like "we don't understand capital markets and that's not our thing." Like this needs to be on Glossier like whatever, and so I've run into that a little bit. But to be honest with you, we've had a really -- we've had a really easy time with men, which was shocking I feel like. Almost like in a weird way. I'm really really enjoying it at the end of the day I'm not like super old but I'm also you know, not young anymore. To me this is fun: I get so much joy out of jewelry and gems. Out of touching them, out of seeing them.

NICOLE: Hell yeah, at the end of the day, like we have to be whatever is personal and authentic to us. So like you love fashion. You want to bring in pop culture and fashion elements into our alternative investing world, like hell yeah, like why should we only have sports cars, memorabilia, and baseball memorabilia. Like I don't care about that stuff. I would love to be able to actually have a financial services platform or investing platform that caters to things that I'm interested in. I want to maybe one day invest in the Jlo dress. Like yes, that brings me joy? that brings me joy you know. And like, it's more to me -- it's more than just wealth building. We're amongst an entire generation -- my faves, the GenZers -- who are completely into values. They want like?they want values, they want community, and unless you can bring that to the table, then like they don't care if you're a big bank, they don't care who you are, like if your Bank of America. They want to work with the company whose personal message resonates with them. DANA: And our mission really is to make this accessible. I mean, there's so much competition right now like I see it with our like junior people, our associates, and our you know, interns. It's so hard to get into college, it's so hard to get a job after internships. The level of competition is so high. The world is like, has been such a mess since 2016 that it's so important to figure out ways to stand out and so I think that's what we're trying to do and frankly, we're doing it with something that anyone from BlackRock to Harry Winston has been trying to do for decades. Which is turn diamonds into legit equities investments. NICOLE: Yes that, I love that you're doing this. I love that you're intentional about "you know hey, well this is my experience. It's been weird when it comes to raising and working with you know women or male investors. But at the end of the day, like I'm going to do what I can in my seat to make sure that I'm intentionally hiring you know women, and or different kinds of people and that kind of thing. DANA: But the other thing the other thing on the raise is that like I found myself having to do the whole damsel in distress thing in order to even get the pre-seed off the ground, which was really irritating. But I had to do it and it's like you know, I get it. It's your passion, you want to make sure that people fund it. You'll do anything, but that sort of really was a big thing, like a big issue for me. NICOLE Yeah well I mean it's I think even sharing that experience, right, like look at like going back to Sally and Ellevest. I mean Sally is literally a top executive on Wall Street and telling me she's having a hard time as well when it comes to raising. Just raised their Series B.

DANA And I feel like when they raised it, it was reported everywhere as $53.2 million as opposed to everyone else, which is just like a rounded number. NICOLE: Right yeah DANA Let's make sure we get that 3 million in. NICOLE Oh my. It's a thing but like I said and even like going back to the like the Adam Newman example. I was tweeting about it, and I did all news about it, and someone commented like I guess I don't know, a woman founder and she was like, "this makes me want to like not try it all" I'm like "no no try." I like that you doubled down like you were like you know whatever this is the experience but like I think this is interesting. I like diamonds. I like fashion. I like this. And then when I get there, I'm going to bring up more women like myself because that's what I can do. Like, what can I do. What can I control. And then being honest and open about the story. This is great, I love it. Thank you for sharing this. I kind of want to shift over to a little bit more LUXUS. What is happening next with LUXUS? All of those things. Like give us the breakdown. Are we going to be able to invest in the JLo dress or what? DANA Not anytime soon. It's on my wish list. NICOLE: You know we can dream. You speak it into existence. DANA: So I really do like I said before, I really really really think that hard luxury, which is gems, jewelry, watches are much more attractive investments because they do border luxury collectibles and commodities. And I lean into the collectible piece at the least. The luxury and the commodity things are incredibly important especially this year. Commodities have an up year of what? Since 1946. It's up 17% this year. Fancy color diamonds, which is the diamonds LUXUS is focusing on first. We did a pink -- we're about to do a yellow, and we are you know super super excited about all the incredible stones that we have. Only 3% of diamonds worldwide are fancy colored diamonds so they really are the rarest of the rare. It's cool my other big objective. So we did the pink loose diamond in June. It was almost 100% male investors. My other big thing is to get women investors on the platform. I know that

Sally talks about this, which is that it's really difficult to get women to invest, especially women my age. Gen Xers and boomers. Like your generation is like they're already there. My generation is not, so we set this next yellow diamond in a ring. We are giving it much more of a consumer appeal and we're going to go out there with a really really great campaign that we're excited to share. Yeah, I mean, you'll find out like I don't know when this airs, but by the time it airs everyone will hopefully know about it. NICOLE Yeah I know exactly. Hopefully we'll see yes. That's so cool and I'm just so in all of all of it and also just really really like thankful for the openness, right? To share that it is maybe more challenging I think yes the like the Gen. X crew is just as you kind of up in the old, I guess, I don't love the word older. It's just the more changing of old ways of thinking that you're dealing with right and it's like it takes a lot of time or like self-reflection and learning to be able to undo all of that and there's a lot of reasons a lot of it stemming from systematic disparities that have led to to women not maybe being as comfortable right? Like they're risk-averse or whatever and all that different stuff. It's fear -- it's all the things. It's imposter syndrome. It's like oh can I even do this or whatever. It is so good to see you you're out there saying yes we can and why the hell not and why not do it for something fun like this. Like beautiful and fun. One of my favorite questions to ask my guests is if we have to be the change that we want to see, which we've talked about, then what change do you really want to see in the fintech space? The alternative space? that you're in that you want to see and how will you embody it? DANA: I mean I don't want to beat a dead horse but hire women in leadership roles they have so much to offer. NICOLE Say it louder for everyone in the back! Hire women for leadership roles. DANA: It shouldn't be that we have to create those roles ourselves just because they're not available. NICOLE: I've dedicated an entire platform to this message. DANA: Yeah, I mean a lot of people did look at LUXUS at the beginning like my friends who are quote, unquote, in established places as a vanity project of mine and it's just, it's like if women were put in leadership roles more often, I think we would see a very very very different market environment right now.

NICOLE: Yes, yeah, correct. That's just facts. Say it, correct. So one of my big things is you know when you have a lack of representation you know go with female leadership at the top that does completely trickle down into what your end consumer feels and the product offerings. And so that's one avenue. And then it trickles down into the you know, future generation of women that think this is a viable career option for them. Because if they go see women like yourself or they go see you know, the stories that I tell, then they're gonna be like "oh this is an industry for me or that kind of thing you know. So it's like, it's very? it's two sided. So yeah, it takes like intention. You have to like say it. People are like "Oh well I give everyone like a fair chance because?" No, like no, you just have to expand your network in your pool of like potential candidates for everything and make sure that it's incredibly diverse. DANA: There's no reason why it's harder now than it was in 2005. Like that's a problem. NICOLE: Yeah, yeah exactly. I mean well, we're almost time. Is there like a key that you would maybe share to my audience? Being other founders like yourself other entrepreneurs? Other you know CEO's and leaders in the space? What would you maybe say to them if they're struggling quote unquote, or wanting to hire more women especially in leadership roles? DANA: I think fintech as supposed to hedge funds is, and we were talking about it in the car, it's more competitive it's really really competitive. With hedge funds you know everything is kind of objective because you have track records and your performance and it's public market dependent. In fintech world it's private, and it's culture oriented and it's just like all these like subjective measurers. And so it is a result, you become so much more competitive. You know it's funny, when we started launching -- literally started looking into partnerships a month ago. I reached out, like in the hedge fund world everyone works together. People do deals together. People do all sorts of stuff. Private equity you always find the big six going in together. Venture also. Nobody wants to partner -- like everyone -- people don't want to be on the panel if so and so is not gonna be on it. Like it's very very competitive. Yeah I'm certainly not like that. I don't know it's a fintech thing (help), but it's new to me NICOLE Yeah I mean I hear you that you know, it's like the industry can be oversaturated, right? And it can feel incredibly competitive and then now everyone's like trying to -- I think that, you know, just keep doing what you're doing. Any other founders listening to, like, I like your strategy. You double down. You stay true to what you believed in. You were like, this is what I'm going to do and that's what I'm like. And this is what I'm going to do. These are my intentions and that's really, it's what we can do. It's -- and then spreading the message.

I appreciate all of your honesty -- all of your openness. Is there anything that you would like to share about LUXUS that we can expect next outside of this like amazing campaign? or like your dreams and hopes and futures for LUXUS? DANA: So we're in testing this year. So get on the website sign up follow us on social. Luxus Assets. It literally takes up so much of our time. We're going live next year in 2023. And you know, at that point we'll introduce a whole bunch of new verticals also. NICOLE: Hey that's exciting! And then final question after the plug would be, "was there ever a moment where you felt like you wouldn't succeed?" Was there ever a moment you felt like that and then how did you maybe overcome it. And if you never felt that, feel free to share about that too. DANA Oh my God. I feel that way at least once twice a week NICOLE: Yeah same, she's called imposter syndrome. She shows up regularly. DANA: You know you just have to keep saying to yourself, "this too shall pass" and you know you're surrounded by great people. We have amazing, amazing people. We're working with luxury brands -- Kwiat especially -- like they've been unbelievable partner. There's a lot of amazing businesses that are supporting all of these fractional ownership platforms. I have a great team -- love everyone. So just surround yourself with positive people and people who are willing to roll up their sleeves like you are. Like this thing for me, is my thing. Like I love this. I'm so enjoying it. But at the end of the day, I'm trying to bring long term and build long term value for our investors, and I'm so lucky to have people that we have -- our investors, our partners, our vendors, everyone. NICOLE: It's all about the people, that is exactly right. It's about people and I think when we think back at you know, the competitive landscape of fintech, it is about that too. Not only the people that you surround yourself in with your company, but also the community that you surround yourself with for the company that you're building, right. And that's kind of the beauty of content and that's kind of the beauty of content and the niche the markets you know so much about. And yeah, we love to see it. So thank you so much for joining me. This has been so much fun and I appreciate you being so authentic and honest and sharing all these experiences. I think the audience will love it.

2/6/23, 2:43 AM Investing Tips from the 1% | InvestorPlace

"The #1 Tech Opportunity of the Decade"

On February 8th, Luke Lango is making his biggest call of 2023. He's recommending technology (that you've likely never heard of) that could help 122 million people... And mint up to $3 trillion in wealth.

Wed, February 8 at 8:00PM ET

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SPECIAL REPORT | 5 Hypergrowth Stocks With 10X Potential in 2023

Investing Tips from the 1%

By **Jeff Remsburg, Contributing Editor** Dec 5, 2022, 7:06 pm EST

The different market approach used by the One Percent … expanding your portfolio beyond just stocks … adopting a different market approach within your stock portfolio

Not long ago, legendary investor Louis Navellier recommended his private clients invest in a stock called Baozun.

Over the next five months, it shot up 159%.

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2/6/23, 2:43 AM Investing Tips from the 1% | InvestorPlace

Another pick Louis recommended, Ultra Clean Holdings, rocketed 225% higher in less than a year. A third pick – Big 5 Sporting Goods – returned 433% in under 12 months.

Last week, Louis held an event that detailed how investments like these produced their outsized returns. He called it the ***One Percent Event***. The name references the top 1% of earners in the U.S.

Louis is among that group, as are his high-net-worth clients (beyond his newsletters here at InvestorPlace, Louis runs a private wealth advisory service).

Louis' event dug into how these One Percenters invest differently. It's not your traditional, long-term buy-and-hold approach.

From Louis:

Without taking big risks, it enables anyone to earn 200%, 300%, even 500% or more in less than a year… which translates to massive cash payouts.

This is why the rich never worry about inflation or outliving their money… and how they can pay for luxuries even in bear markets.

If you missed the event, I encourage you to watch the free replay. Louis goes into greater detail on how investors like you and me can adopt the same market strategies used by these super-wealthy investors.

Today, let's expand on this idea of "what the One Percent do differently"

While we can't cover the details of Louis' event, we can expand on the idea of how the One Percent approach wealth-building with a different mindset.

Part of the difference is they don't limit their investments to just stocks and bonds. They allocate their money to a wide assortment of alternative asset classes.

For years, this was a key advantage they held because many alternative asset classes weren't available to investors like you and me. That was usually due to the exorbitant capital requirements or governmental regulatory hurdles.

No more.

Today, regular investors can take part, leveling the playing field.

Consider the potential benefit…

If your entire nest egg has been tied up in stocks this year, you're probably down substantially.

But an investor who has wealth in stocks, but also residential real estate, commercial real estate, fine art, collectibles,

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2/6/23, 2:43 AM Investing Tips from the 1% | InvestorPlace

wine, private investments, and so on, has suffered far less – possibly even seen that wealth grow this year.

So, let's springboard from Louis' One Percent Event to look at how you can diversify and grow your portfolio, even if it's of modest size.

The new world of "One Percent" investing now available through tokenization

Most of the new investment options we have available to us today come courtesy of tokenization.

To put it simply, tokenization is the process of converting rights – or a unit of asset ownership – into a digital token which trades like a stock or bond.

For example, say you have an apartment building valued at $2 million. Tokenization could transform it into 2 million tokens (the number of tokens is arbitrary). So, in this case, each token would represent a 1% share of this apartment building.

Investors can then buy and sell these tokens on a central exchange, similar to how we trade stocks and bonds.

Let's look at a real-world example with art.

Financial advisors love to point toward the long-term average returns for the stock market.

For the 26 years between 1995 and 2001, that number clocks in at 10.2% annualized (for the S&P 500).

It might surprise you to know that over that same period, contemporary art returned 13.8% annualized.

On a cumulative basis, contemporary art prices crushed the S&P by more than 130% over that period.

To a returns-focused investor, wouldn't it make sense to have some wealth allocated to this outperforming asset class?

So, let's get specific – how can you invest in contemporary art?

One of the leading platforms is Masterworks.

(InvestorPlace has no affiliation with Masterworks. In fact, we have no relationships with any of the companies we'll highlight today. They're purely illustrative. Each alternative asset class we cover today offers many different platforms. We encourage you to research them to find the right one for you.)

Masterworks offers the opportunity to invest in works of art from Banksy, Basquiat, Kaws, Picasso, Warhol, and more.

In terms of returns, in January of this year, the platform sold George Condo's "Staring Into Space" for $2.9 million. *Globe Newswire* reports that investors in this offering received an estimated 31.7% internal rate of return (IRR) net of fees.

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2/6/23, 2:43 AM Investing Tips from the 1% | InvestorPlace

That follows 2020's sale of Banky's 'Mona Lisa.' That returned a net 32% IRR for Masterworks investors.

Overall, Masterworks has had eight exits to date, with an average annualized return, net of fees, of 27%.

Check out Masterworks.com. Other platforms available to you include Maecenas.co and Yieldstreet.com.

But contemporary art just scratches the surface of the alternative asset classes now available to you

A moment ago, we mentioned real estate.

Historically, real estate has had huge barriers to entry in the form of high minimum investment requirements. As such, generally only ultra-high net worth individuals and institutions have been able to participate.

Not anymore, thanks to tokenization.

It's no longer "do I have enough to invest in real estate?" The better question now is "what's the specific way in which I want to invest in real estate."

For example, are you interested in private residential real estate?

Well, check out Invest.groundfloor.us. The platform claims it has averaged 10% annual returns for investors over the last seven years from real estate lending.

Don't want to go the debt route? More interested in homes offering rental income and equity appreciation? Well, for you, there's Arrivedhomes.com.

I'm on their website now, looking at a rental property in Arkansas featuring 7.5% annualized rental income. It appears this specific property has been in Arrived's portfolio for 17 months, and now boasts a 94.6% total annualized return.

Or perhaps you prefer commercial real estate over residential.

Well, you might be interested in Fundrise.com. It offers investors a way to diversify into institutional-quality real estate. Apparently, the platform has already paid out more than $226 million in net dividends to its investors.

But the investment options available are nearly endless now, thanks to tokenization

Want to invest in fine wine? Great! There's Vint.co.

Investors recently poured their money into a rare collection of Domaine De la Romanee Conti valued at $137,000.

Do you prefer collectibles? Check out Rallyrd.com.

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The platform reports it will soon enable investors to buy into a 1940 DC Comics Batman #1.

Or how about diamonds? If that's more your speed, look at Luxusco.com.

As I write, you could invest as little as $300 into "The Golden Dahlia," an 11.74 carat, rectangular emerald cut diamond valued at $1.5 million.

By the way, consider how inflation over the last 12 months has impacted hard assets like these.

These collectibles have pricing power. In other words, inflation doesn't hurt them – it just makes their market prices climb even higher.

By the way, we haven't even mentioned investing in private companies, where you might find tomorrow's Uber, Google, or Facebook. For that, two options are AngelList.com or Republic.com.

I hope your eyes are opening to the vast world of alternative investment classes that are out there. This is, in part, how the One Percent diversify and grow their wealth, decade-after-decade.

We'll end today by circling back to Louis

Though I encourage you to investigate the various asset classes we've briefly covered, let's return to our bread-and-butter – stock investing.

What does Louis do differently with his high-net-worth clients?

Here he is from his recent ***One Percent*** event with more details:

This is the income secret of the One Percent…

To make the kind of incredible income that enables them to afford pretty much anything they want, we invest in stocks. But, not just any type of stock.

There's an incredible type of stock they use to produce income we call Phase 2 stocks. These stocks have nothing to do with dividends. Phase 2 stocks can shoot up at an incredible rate, handing folks massive gains in a short time.

This is something I've been advising my rich clients to do for a while now, and the results have been incredible.

We're running long so we'll wrap up here. But you can watch the free replay from Louis that digs into all the details right here.

I encourage you to check it out, and also explore some of the alternative asset classes we've discussed today.

Diversifying your portfolio is no longer a luxury reserved for the One Percent.

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2/6/23, 2:43 AM Investing Tips from the 1% | InvestorPlace

Have a good evening,

Jeff Remsburg

Article printed from InvestorPlace Media, https://investorplace.com/2022/12/investing-tips-from-the-1/.

©2023 InvestorPlace Media, LLC

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If you've been paying attention to gem auction results, there's no doubt fancy-colored diamonds are performing well. In the past few years alone, values have steadily increased and those in the know have been collecting these uber rare treasures for decades. To be crystal clear, fancy-colored diamonds have fascinated collectors for centuries. Most people are not aware that diamonds can form in every color of the rainbow, and then some. The conditions in which fancy-colored diamonds develop in order to possess the intensity of color to be graded as fancy-color are purely accidental, yet the results are spectacular. To give you a sampling of the right ingredients to produce these sparklers, let's start with blue diamonds which require Boron. Pink, red, and brown diamonds are thought to get their color from distortion inside the crystal lattice. Green diamonds must come in contact with radiation. Science aside, I spoke with three very different experts to get their opinions on this rainbow tribe of gems.If you are a fancy-colored diamond collector, or you simply appreciate how they have been performing at auction, Dana Auslander, founder of LUXUS, has created an opportunity to invest in an emerging and exciting alternative investment market that focuses on fancy-colored diamonds and high-end jewelry. Here's the best part: this opportunity is not exclusive to wealthy individuals. How did she accomplish this? LUXUS has found a way to fractionalize diamond ownership that has never been done before and is targeting three types of investors: traditional, up and coming, and the consumer. The young tech crowd has responded favorably to this emerging investment model because they are not necessarily interested in the intrinsic value of fancy-colored diamonds, only the perceived value. Lana Frank, diamond manufacturer and founder of Diamond Faceting Inc. has some worthy and expert insight on the rising value of these rare treasures and true miracles of nature. Here's what she has witnessed, Fancy Colored DiamondsInvestmentas anin the know"Nature has to randomly set in motion very specific conditions to produce any single fancy color. It occurs deep within the earth at the correct temperatures and pressure with a unique combination of elements to impact each specific color at a particular point and time and specific geological conditions. By this very fact, the supply of colored fancy diamonds is limited. The closing of the Argyle mine in Australia, which supplied 90% of all pink diamonds in the world and a significant amount of brown diamonds, means that scarcity creates a higher interest in color diamonds. Auction houses continue to register record-breaking prices for fine colored diamonds. In recent decades, colored diamonds have proven to be a wise investment that increases in value each year. They hold their value and appreciate it from year to year. Colored diamonds are among the world`s smallest concentrations of wealth. They can easily be transported and sold at any destination in the world. They have a global demand and can be converted to any international currency."Larry West - President L.J. West Diamonds in NY explains that "pink diamonds are the most popular among fancy colored diamonds, and LJ West Diamonds is making sure we still get to enjoy them by partnering with the Melbourne Museum in Australia." For the first time, a collection of some of the world's most exquisite Australian pink diamonds ? which make up 90% of all pink diamonds in the global market ? were on public display, including the 2.83 carat Argyle Violet, one of the most spectacular gems on Earth. It is ?one of the rarest jewels in the world ? the Picasso of the collection', said Larry. The violet diamond is hundreds of times rarer than a pink diamond. If you couldn't travel to Australia to see this amazing exhibit, how about some sparkling Pink Diamond Facts and while we're at it, a couple of exquisite images from LJ West Diamonds. PINK DIAMOND FACTS:? All the Australian pink diamonds that have ever been sold can fit into a 20 oz soda bottle? Of every 1 million carats mined, 1 carat is a tender stone ? Diamonds were formed 1.6 ? 3.5 billion years ago? It can take up to a year to cut a perfect pink diamond.It seems the experts agree that fancy-colored diamonds are performing well at auction, in jewelry stores, and in the court of public opinion.The largest collection of Australian pink diamonds in the world were on display in the Dynamic Earth gallery at Melbourne Museum: from November 2022- January 2023. Museums Victoria partnered with New York based LJ West Diamonds, one of the largest collectors of natural color diamonds in the world, to provide an exclusive opportunity for Australians and international visitors to marvel at pink diamonds. The Pink Diamonds exhibition showcased more than 100 truly unique gemstones found in the Australian Kimberley region. Naturally colored diamonds have long been valued for their uniqueness; coveted by many but owned by few. The physical conditions needed to create them occur very rarely, making them extraordinarily precious and exceedingly valuable. In the world of luxury products, natural color diamonds are likened to works of art, hidden treasures, and rare books https://museumsvictoria.com.au/melbournemuseum/whats-on/pink-diamonds/https://museumsvictoria.com.au/melbournemuseum/whats-on/pink-diamonds/Adrianne SanogoLJ West Diamonds Argyle Thea - 2.24 Fancy Vivid Purplish Pink ljwestdiamonds.com 212.997.0940 x113LJ West Diamonds Argyle Hidden Princess 2.01 Fancy Vivid Pink ljwestdiamonds.com 212.997.0940 x113In the world of luxury products, natural color diamonds are likened to works of art, hidden treasures, and rare books.6263RETURN TO CONTENTS PAGEMEET THE EDITORRETURN TO CONTENTS PAGEVISIT WEBSITE

3/1/23, 2:33 AMIGI Becomes Valuation Partner for Luxus | National Jewelerhttps://nationaljeweler.com/articles/11205-igi-becomes-valuation-partner-for-luxus1/16AUG 24, 2022IGI Becomes Valuation Partner for LuxusLaunched in May, Luxus is an investment platform that specializes in rare gems and high jewelry.GRADING

3/1/23, 2:33 AM IGI Becomes Valuation Partner for Luxus | National Jeweler


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Grading lab IGI is now the valuation and content partner for Luxus, a new platform for investing in high jewelry and rare watches and gemstones, like the pink diamond pictured here. (Photo courtesy of IGI/Luxus)

New York—Luxus, a new platform that allows people to invest in "best in class" gemstones, high jewelry and rare watches, now has a partnership with the International Gemological Institute.

The two organizations announced jointly last week that IGI, an Antwerp-based grading lab with 20 labs worldwide, will serve as the platform's independent valuation partner, determining fair market value for pieces listed on the platform.

IGI joins the Gemological Institute of America in working with Luxus.

GIA provides grading and authenticity services to the platform, while Luxus also includes Rarity reports from The Fancy Color Research Foundation for fancy colored diamonds.

In addition to valuation services, IGI will become Luxus' first content partner, the organizations said.

The lab will provide Luxus with access to its library of online education resources and allow the platform to incorporate the content into its web-based applications.

Luxus also will be able to use IGI's library to educate investors on how precious gems can be

https://nationaljeweler.com/articles/11205-igi-becomes-valuation-partner-for-luxus 2/16

3/1/23, 2:33 AM IGI Becomes Valuation Partner for Luxus | National Jeweler

used as inflation-hedging securities and to diversify their portfolio.

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"This partnership with Luxus allows us to leverage our diversified audiences and grow their understanding of the value of diamonds and gemstones," IGI North America President Avi Levy said. "We are excited about what our partnership means for the future of the industry as new investors and jewelry enthusiasts are introduced to this new asset class."

Luxus launched in May 2022 with one asset, a pink diamond from the now closed Argyle mine in Western Australia secured in partnership with Kwiat and Fred Leighton. It has since expanded its offerings.

For more information on the platform, visit the Luxus website.

https://nationaljeweler.com/articles/11205-igi-becomes-valuation-partner-for-luxus 3/16

2/6/23, 2:44 AM Rapaport Magazine - Valued assets

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October 2022


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IN-DEPTH

Valued assets

Diamonds have been a portable store of wealth for centuries, and the investment prospects they offer are evolving with the times.

By Adrianne Sanogo



Back in the glamorous 1980s, there was a popular commercial for actress Elizabeth Taylor's White Diamonds fragrance. In it, a gambler finds himself with inadequate funds to call a bet. La Liz steps in, removes a single diamond earring (no doubt worth seven figures), and throws it on top of the cash to place the wager. This singular deed doesn't just encourage us to buy perfume; it crystallizes diamonds' status as one of the most portable and concentrated forms of wealth.

It's been that way for centuries. Gem-quality diamonds are so valuable that they were once used to negotiate treaties hundreds of years ago. There are numerous stories describing people trading diamonds during difficult times for necessities such as cash, food, shelter, and sometimes lives. Today, companies are finding new ways of leveraging a diamond's value.

Share and share alike

New York-based firm Luxus is opening a window into the future of diamond investing. Its platform offers fractional ownership in high-end diamonds and jewelry. This model enables multiple investors — ranging from banks and wealth-management companies to private consumers — to own shares in a publicly traded diamond.

The concept, which dates back to the 17th century, has been difficult for people to understand, acknowledges Israeli-born Dana Auslander, Luxus's founder and CEO. Both regulatory and fungibility issues have kept diamonds from becoming a recognized investment. "Unlike gold, if you break up a diamond, the parts do not equal the whole," she explains, adding that "diamond funds existed [before], but fundraising was difficult," and there were limits on the dollar value and the number of investors allowed. Recent changes to the regulations, however, have made it possible to securitize diamonds — to turn them into publicly traded assets.

That's exactly what Luxus has done. Of course, not just any diamond makes the cut. The stone must be exceptional, and it has to have a story. One of the company's proof-of-concept offerings was an 11.74-carat, fancy-vivid-yellow diamond called the Golden Dahlia. The other was a rare pink diamond from Australia's famed Argyle mine, which closed in November 2020.

After choosing the stone, Luxus securitizes the diamond, has it evaluated by the Gemological Institute of America (GIA) and/or the International Gemological Institute (IGI), and then presents it to the market in an initial public offering (IPO).

https://www.diamonds.net/Magazine/Article.aspx?ArticleID=69087&RDRIssueID=230&ArticleTitle=Valued%2bassets 1/2

2/6/23, 2:44 AM Rapaport Magazine - Valued assets

Following the IPO, the diamond goes on display at jeweler Kwiat in New York, where the investors can visit until the stone sells to the private market — at which point, the investors receive their share of the proceeds. Luxus sets that sale price above wholesale to ensure a reasonable return on investment, but below retail so the buyer still receives an attractive deal and can sell it at a markup later if desired.

It should come as no surprise that the company's model has caught the attention of the young tech crowd, which has responded positively. The Luxus platform opens up an opportunity that was previously accessible only to the ultra-rich; it takes the concept of a diamond as concentrated, portable wealth and adapts it for the 21st century.

On the block

A more traditional way to amass diamond wealth is the auction circuit. Carrying around $1 million in $100 bills is cumbersome and inconvenient; the cash would weigh about 22 pounds. But a 14.62-carat diamond — just over a tenth of an ounce — can sell for $58 million at Christie's, as the famed Oppenheimer Blue did in 2016. And the 18.96-carat Winston Pink Legacy netted $50.7 million at the auction house in 2018.

While these rare sparklers may be out of reach for most investors, there are more down-to-earth diamonds achieving strong prices at auction all the time. Some examples from this year alone include a 3.01-carat mounted stone that sold at Sotheby's in May for CHF 44,100 ($45,260), and a 23.30-carat, fancy-yellow diamond ring that brought in $327,600 at Christie's in August. At the latter auction, which took place online, the achieved prices for diamond lots ranged from $7,560 to $491,400. Live sales usually go even higher for good-quality stones.

In terms of value for size, then, diamonds are a solid option for those looking to make a compact but lucrative investment.

Image: Luxus

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https://www.diamonds.net/Magazine/Article.aspx?ArticleID=69087&RDRIssueID=230&ArticleTitle=Valued%2bassets 2/2

2/27/23 The 29th Annual Screen Actors Guild Awards was a breathtaking display of high jewelry, as Zendaya, Cara Delevingne, Michelle Yeoh, and Haley Lu Richardson dazzled on the red carpet with their exquisite and meticulously crafted pieces. From Bulgari's stunning necklace to De Beers' Alchemist of Light collection, each jewelry selection was a testament to the artistry and elegance of high jewelry. Swipe to see our favorite looks ? [TTW: https://luxusco.com] Contact: info@luxusco.com #SAGAwards #HighJewelry #Bulgari #RedCarpetGlamour

2/23/23 What's the ROI? As investors, this is a question we often ask before considering an investment. With their high demand and scarcity, D Flawless diamonds have historically delivered favorable returns but are often not an asset class that comes to mind when considering portfolio diversification. We're changing that. This is D Flawless D Flawless is the highest grading a diamond can receive. These diamonds are truly investment-grade and are attracting savvy investors seeking a store of value. Want in? Become a fractional owner of D Flawless Diamonds with historically high ROIs. Click the in bio to sign up today. #dflawless #diamonds #alternativeinvestment [TTW: luxusco.com] Contact: info@luxusco.com

2/23/23 Our mission to securitize and offer the world's rarest luxury assets continues to be confirmed by financial authorities. The latest report by Fortune Business Insights? highlights the power of diamonds as an alternative investment, with their high demand and scarcity attracting savvy investors seeking a store of value. Learn more about the global diamond market and the factors impacting its growth trajectory ? #diamonds #diamondmarket #alternativeinvestment https://lnkd.in/ePS4ZZk3 Luxusco.com

2/22/22 Did you know some diamonds are the equivalent of a blue chip stock? Jill Newman dives into the world of investment-grade D Flawless Diamonds in the latest LUXUS White Paper. #LUXUSLearn #DFlawless #RareAssets #Investment [TTW: https://luxusco.com/] Contact: info@luxusco.com

2/17/23 Merging the exclusive world of luxury with finance: LUXUS VIP Through brand partnerships, LUXUS has successfully IPO'd some of the rarest assets in the world, bringing access to our loyal investors via our alternative investment platform. Now it's time we bring access to our loyal investors beyond our digital platform; this is where LUXUS VIP comes in. Watch and learn more ? Click the in bio to get started before spots are filled. Contact: info@luxusco.com [TTW: luxusco.com] #LUXUSVIP #alternativeinvestments #luxury #membersclub Video Frames: [diamond necklace] [ring that has "LUXUS VIP Introducing the member's club for luxury investor's"] Concierge Services Event Invitations Special Offers Interested in becoming a LUXUS VIP Here's how? join the LUXUS platform Invest in LUXUS offerings Maintain a level of investment [jewelry on hand, wrist] [LUXUS logo] Empowering you to invest in luxury assets

2/17/23 King Charles III's coronation is right around the corner, and Buckingham Palace has just announced the crowning jewel: The Cullinan V the 18.8-carat heart-shaped diamond originally worn by Queen Mary. #coronation #royalfamily #cullinan #diamond https://lnkd.in/gXaEpyJU

2/16/23 André Leon Talley's fashion collection proves once again that style never goes out of fashion, smashing Christie's auction estimates and netting a cool $1.4 million. Among the treasures up for grabs was his rare and highly sought-after matte white Himalayan Birkin bag - the holy grail of luxury bags that sold for a whopping $216,000, well above its estimated price. Despite macroeconomic challenges, the luxury market continues to thrive, as demonstrated by the remarkable prices fetched at this auction. Read more ? #AuctionUpdate #Andreleontalley #fashion #luxury https://lnkd.in/eu2pNFNV

2/15/23 300 schools thrive thanks to mining revenues in Botswana. Diamond mining, under government licensing, reinvests 80% of its profits back into the country's economy. Botswana has held its position as one of the world leaders in ethical, high-grade, type IIa diamonds, and for good reason. Strict standards ensure responsible mining operations and the production of magnificent gems like the historic 1,758 carat Sewelô diamond. If you value ethically sourced diamonds, you're not going to want to miss our big announcement. Subscribe to our newsletter to keep up with the latest. Contact: info@luxusco.com [TTW: luxusco.com] via: Natural Diamond Council #botswana #botswanadiamonds #ethicaldiamonds http://edgar.secdatabase.com/2268/101054922000200/filing-main.htm

2/14/23 Happy Valentine's Day from the LUXUS team! In honor of Valentine's Day, let's take a look at this stunning 43.12-carat heart-shaped D Flawless diamond from Graff. Cut from the iconic Lesotho Promise, a 603-carat rough diamond, this heart-shaped diamond is one of 26 D Flawless diamonds produced from this massive rough diamond. What other famous diamonds should we discuss next? Comment below ? Picture: [image of white heart-shaped diamond]

2/9/23 Q4 2022 numbers are in; fancy color diamonds are significantly outperforming the decline of other major financial markets The Fancy Color Research Foundation reports a total year-end increase of 3.9% in the average price of all fancy color diamonds for 2022, with yellows leading the way with a 4.6% total year-end increase. Pinks and blues also saw appreciation Read more ? Looking to diversify your portfolio with luxury assets? Sign up via in bio. [TTW: luxusco.com] #FancyColorDiamonds #alternativeinvestments https://lnkd.in/eqb_y4cY

2/8/23 If wine gets better with time, then diamonds get rarer with time The rarest of them all? D Flawless. By 2030, some major mines producing these ultra rare diamonds are expected to reach economic depletion. Diversify, Flawlessly. Learn how you can invest in ultra rare luxury assets via the in bio. [TTW: https://luxusco.com] Contact: info@luxusco.com #dflawlessdiamonds #dflawless #portfoliodiversification Video Frames: "The rarest diamonds in the world D Flawless Diamonds The highest grading a diamond can receive Making up only 0.001% of world diamond production The rarity of D Flawless Diamonds just reached new heights Some major mines are expected to reach economic depletion or cease conventional mining by 2030 The Golconda mine, famous for producing D Flawless diamonds, is already closed ULTRA SCARCE D Flawless Diamonds Are nearly impossible to source Did you know D Flawless Diamonds are also an option for portfolio diversification? Diversify, Flawlessly [LUXUS Logo]"

2/7/23 Valentine's Day, NY Fashion Week, chocolate, and Lorraine Schwartz high jewelry...these are a few of our favorite things! In partnership with the iconic jewelry designer Lorraine Schwartz, New York City's Serendipity3 restaurant is offering the ultimate Valentine's Day dessert. Chocolate with a Fancy Pink Diamond on top? We're in. Read more ? #lorraineschwartz #fancypinkdiamond #highjewelry #valentinesday https://lnkd.in/eMEqbngk

2/6/23 The 65th Annual Grammys was a symphony of style and sparkle as Taylor Swift, Jennifer Lopez, Adele, Megan Fox, and Beyonce elevated the red carpet with their musical talent and magnificent jewelry worth millions of dollars. Swipe to see our favorite looks ? [TTW: https://luxusco.com] Contact: info@luxusco.com #grammys #grammys2023 #beyonce #highjewelry Pictured: Celebrities wearing jewelry on the red carpet

2/3/23 "LUXUS has found a way to fractionalize diamond ownership that has never been done before..." - Adrianne Sanogo Thank you, Adrianne Sanogo, for shedding light on the impressive performance of fancy-colored diamonds in recent decades and the alternative investment opportunity LUXUS is bringing to investors of all levels through fractional ownership. Read more ? https://lnkd.in/ee6te7j8 #investment #fancycolordiamonds #alternativeinvestments Offering Page: https://lnkd.in/e9AuiEBn

2/1/23 Honoring and celebrating the countless contributions and achievements of African Americans during Black History Month Let's take a moment to celebrate some of the incredibly talented black designers and innovators who continue to shape and elevate the high jewelry industry. Featured designers: Jacqueline Rabun, Satta Matturi, & Vania Leles of VANLELES DIAMONDS #BlackHistoryMonth #LuxuryWithPurpose #LuxuryWithPurpose #LUXUSEmpowersEveryone [TTW: https://luxusco.com/] Contact: info@luxusco.com In Video: [Jacqueline Rabun] [Jacqueline Rabun ring and necklaces] [Satta Matturi] [Satti Matturi earrings and necklace] [Vania Leles of VANLELES DIAMONDS] [Vanie Leles earrings and jewelry] [LUXUS logo]

1/31/23 The King of Diamonds Harry Winston, is now flexing on the high jewelry industry with an exceptionally rare stone: 43.1-carat Kashmir sapphire What are your thoughts on this new creation? #sapphire #highjewelry #harrywinston https://lnkd.in/exvDjDyS

1/30/23 Macroeconomic challenges and threats of a looming recession are no match for the luxury industry. Richemont, the conglomerate behind high-end brands like Cartier and Van Cleef & Arpels, posted a strong Q3 with a 5% YoY increase in sales. https://lnkd.in/eCcvP_YN #LuxuryGoods #Richemont #Cartier #VanCleefArpels #SalesGrowth

1/30/23 Diamond Market Update Considering investing in diamonds in 2023? Read this first. Invest in an asset class with historically attractive returns and stability. in bio to sign up. Source: Paul Ziminsky Diamond Analytics [TTW: https://luxusco.com/] Contact: info@luxusco.com #DiamondMarket #Inflation #Recessionproof

1/28/23 $500k over estimate? If there's anyone that can ignite a bidding war, it's the late Princess Diana. Pieces worn or own by her are rarely on the market. #AuctionUpdate

1/27/23 When it comes to Paris Haute Couture Week 2023, the high jewelry was the real star of the show. From Boucheron's regal inspired collection to the enchanting garden-esque aesthetic of the Gucci collection, designers did not disappoint with their one-of-a-kind high jewelry collections. Here are some of our favorites that left us mesmerized. #LUXUSLoves [TTW: https://luxusco.com/] Contact: info@luxusco.com #ParisCoutureWeek #HighJewelry #HauteCouture Video Frames Paris Haute Coutre Week 2023 ? Haute Joaillerie [Video shows Gucci, Dior, Boucheron, and De Beers featured jewelry] [LUXUS Logo]

1/27/23 A bright light in an otherwise dismal earnings season "Postpandemic demand for LVMH's dozens of brands, including fine wine, jewelry and fashion labels and upscale hotels, has cemented the group's position as the most valuable listed company in Europe." https://lnkd.in/eyBc3fGS

1/26/23 Exciting news from Debeers Group at Paris Haute Couture Week: The iconic brand has just launched its new collection, "Metamorphosis," paying homage to the transformative power of natural diamonds. #highjewelry #luxury #diamonds #naturaldiamonds https://lnkd.in/ecCxXzKW

1/25/23

In a world of diamonds, D Flawless are the unicorns. 💎

The exceptional beauty of the Art of De Grisgono, a 163.41 ct D Flawless Emerald Cut diamond, exemplified in this video, was sold at a Christie's auction in 2017 for $33 million.

These rare gems are the epitome of perfection, and owning one is a true luxury. Now you can too. Don't miss your chance to add some of the world's rarest luxury assets to your portfolio.

Diversify, Flawlessly. Sign up via the 🔗 in bio.

#DFlawless #RareAssets #Investment
[TTW: https://luxusco.com/]
Contact: info@luxusco.com

Video Frames:
Diamonds are rare. A flawless diamond is exceptionally rare.
A diamond that is both flawless and colorless is incredibly rare.
D Flawless diamonds make up a miniscule 0.01% of world diamond production
But did you know D Flawless Diamonds are also an option for portfolio diversification?


HISTORICAL
Diamond Prices
Diamonds, especially D Flawless diamonds, have historically held their value and even appreciated over time.

Diversify with D Flawless Diamonds. The epitome of diamond excellence.
Diversify, Flawlessly [LUXUS Logo]

1/25/23 Cue a collection of 18 breathtaking new pieces, each paying homage to Princess Elizabeth's brooch she received on her 18th birthday in 1944 Boucheron unveils its latest high jewelry collection, "Histoire de Style, Like a Queen" by Claire Choisne at Paris Haute Couture Week. The playful Art Deco motif, and a rainbow of precious gemstones from Sri Lankan sapphires to fancy diamonds, this collection is truly a feast for the eyes. #artdeco #Boucheron #Pariscouture https://lnkd.in/eNPUA7Sq

1/24/23 Paris Haute Couture Week Update: Gucci unveils its newest High Jewelry collection, Hortus Deliciarum This line brings new life to its distinctive Lion Head and Tiger Head motifs with flawless, fancy-cut gemstones in a variety of colors, including aquamarines and yellow sapphires. #ParisHauteCouture #HighJewelry #Gucci #GucciJewelry https://lnkd.in/eXgV5ehh

1/23/23 The inherent value diamonds hold from the moment they are unearthed is attracting a niche group of collectors. Milena Lazazzera dives into the world of uncut diamonds, and the company Signum dedicated to facilitating the sale of these diamonds and participating in social programs that benefit local diamond mines. https://lnkd.in/evT6qKYN

1/23/23 What an incredible start to Paris Haute Couture Week: Dior unveils its newest high jewelry collection by Victoire de Castellane, "Dearest Dior" displaying beautiful lace motifs and an assortment of chokers. #Dior #HighJewelry #ParisCoutureWeek Christian Dior Couture https://lnkd.in/eGsJNGkw

1/22/23 Glad to see double-digit growth across Richemont's Jewellery Maisons for Q3 2022. The sustained growth despite macroeconomic challenges is a testament to the resilience of the luxury sector.

1/22/23 Glad to see that our conviction in our inaugural IPO, the Rare Pink Argyle is shared by @Tiffany. Securitizing the world's rarest assets is our mission https://lnkd.in/eHYgSDNF #alternativeinvestments #fintech #luxury TTW: luxusco.com Offering Circular: http://edgar.secdatabase.com/2268/101054922000200/filing-main.htm

1/22/23 Happy Year of the Rabbit! ?? As we welcome the New Lunar Year, Harry Winston has graced us with a new timepiece dedicated to this year's zodiac sign, the rabbit. Crafted from 18-karat rose gold and adorned with 57 brilliant-cut diamonds, this piece is a true work of art that encapsulates the spirit of the Jade Rabbit, a symbol of generosity, ingenuity, and empathy. The LUXUS team wishes you a prosperous and happy new year! #YearOfTheRabbit #JadeRabbit #chinesenewyear #HarryWinston credit: Harry Winston [TTW: https://luxusco.com/] Contact: info@luxusco.com

1/20/23 What is Diamond Provenance? Swipe to find out ? Diamonds, high jewelry, and rare watches are all steeped in history and tradition. From the mine they were sourced, to the hands they've passed through, and the craftsmen who honed their beauty, these details all contribute to their intrinsic value. You need transparency when investing. Join the alternative investment platform for diamonds, high jewelry, and rare watches that offers easily accessible provenance information on each asset. Invest in luxury assets with confidence and peace of mind, knowing that the provenance of each piece is impeccable. See for yourself via the in bio. [TTW: https://luxusco.com/] Contact: info@luxusco.com #investment #luxury #investing #diamonds #provenance

1/18/23

Allow us to reintroduce ourselves:

💎 We are the first alternative investment platform for luxury assets.

💎 We offer investors of all levels the opportunity to become fractional owners in highly sought-after precious gemstones, high jewelry, and rare watches.

💎 Why? Owning high-value luxury assets is an investment strategy used to hedge against inflation.

💎 How does it work? Let's break it down. ↓

💎 LUXUS and our Brand Partners identify key trends that indicate value creation within the luxury market (i.e. closing of a diamond mine or major estate disposition).

💎 Together with our brand partners, LUXUS locates and procures an asset at the best possible price.

💎 The asset is then securitized and IPO'ed. Our legal team files an offering circular with the SEC to allow all investors to buy shares of the luxury asset.

Still have questions? Visit the 🔗 in bio to learn more or contact us via info@luxusco.com or send us a DM.

Introduce yourself in the comments! ↓
[TTW: https://luxusco.com/]
#LuxuryMarket #alternativeinvestments #fractionalownership

Video Frames: For the first time ever...Bringing access...To the world of luxury assets...No longer exclusive to the ultra-wealthy...To all investors...Through fractional ownership

An affiliate of LUXUS is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind. More information can be found at: https://www.sec.gov/Archives/edgar/data/0001911165/000101054922000158/luxus253g2.htm

1/18/23 Breaking News Kim Kardashian is now the owner of Princess Diana's Cross The provenance of this piece is likely to make it an asset that appreciates in value over time. https://lnkd.in/e2mkbSkM

1/18/23 #AuctionUpdate: Sotheby's Royal & Noble Auction Results Are In Princess Diana's Cross was sold above high auction estimate at 163,800 GBP Time and time again, diamonds and high jewelry exceed auction estimates. That's why, we've decided to make them publicly available through fractional ownership. in bio to learn more. #AlternativeInvestments #Equities #HardAssets #RoyalJewelry [TTW: https://luxusco.com/] Contact: info@luxusco.com

1/17/23 What would the red carpet be without high jewelry? As we enter Awards season, let's reflect on some of the red carpet's most iconic high jewelry looks. https://lnkd.in/eqKSpzsV Which red carpet high jewelry look is your favorite? Comment below ? [TTW: https://luxusco.com/] Contact: info@luxusco.com

1/16/23 LVMH Watches & Jewelry Watch Week 2023 has officially come to an end. Swipe to see our favorite novelty piece ? Our favorite novelty from the 2023 #LVMHWatchWeek is undoubtedly the Serpenti Toubogas Infinity. Bulgari took its most recognizable motif, the #Serpenti, and elevated it with over 5 carats of diamonds within the bracelet. Combine high jewelry and watches, and you will most likely end up with a Bulgari Serpenti watch. The incredible craftsmanship within each timepiece and the rarity of the precious gemstones give each Serpenti watch tangible and intrinsic value that has historically appreciated in value. Regarding alternative investments, precious gemstones, high jewelry, and rare watches are some of the least volatile and most attractive to investors aiming to hedge against inflation. Get instant access to the alternative investment platform offering fractional ownership in some of the most sought-after luxury assets in the world. in bio to sign up. Which novelty was your favorite from #lvmhwatchweek? [TTW: https://luxusco.com/] Contact: info@luxusco.com

1/13/23 What is fractional ownership? Fractional ownership is a percentage ownership in an entity that owns an asset where individual shareholders buy a certain number of shares (a portion) of the entity. What does this mean for your portfolio? As a fractional owner of high-value items like diamonds, rare watches, and high jewelry, you take home those positive returns if your asset is sold above value. How to know which luxury asset is right for you? Our platform offers transparent access to luxury alternative investments like diamonds, rare watches, and high jewelry, providing detailed information on market capitalization, fair market value, rarity, and necessary certifications to assist you in making informed investment decisions. Interested in becoming a fractional owner? in bio to sign up. Contact: info@luxusco.com [TTW: https://luxusco.com/] Courtesy: Kwiat #FractionalOwnership #AlternativeInvestments #DFlawless Video Frames: What is fractional ownership? Take D Flawless Diamonds for example: D Flawless prices: 3x the average carat As a fractional owner, of a D Flawless Diamond, your portfolio is diversified with one of the world's rarest diamonds that historically appreciates over time. Become a fractional owner of luxury assets Invest like the 1%

1/12/23 "Goods such as luxury handbags and jewelry were deemed investments due to their resale value." Despite macroeconomic challenges, Christie's experienced a record-breaking year in handbag sales. Luxury assets are proving to be strong #alternativeinvestments in today's macroeconomic climate. Interested in diversifying your portfolio with investment-grade precious gemstones, high jewelry, and rare watches? Learn more via in bio. Contact: info@luxusco.com [TTW: https://luxusco.com/] https://lnkd.in/ecDgVveJ

1/11/23 As the 80th Golden Globe Awards has come to an end, let's reflect on some of the best high jewelry looks from the red carpet ? From Rihanna's Cartier ensemble to Michelle Yeoh's Moussaieff High Jewelry set to Julia Garner's DeBeers necklace, or Margot Robbie's vintage CHANEL brooch, the value of these jewels has a tendency to appreciate just from sitting on the necks of these A-list celebrities. Why? Provenance. Interesting provenance tends to increase a piece's value. Should any of these pieces later be sold at auction, the celebrity provenance they hold will most likely be factored into the selling price. Interested in learning more about investment-grade high jewelry, diamonds, and rare watches? Join our newsletter. in bio to join. #HighJewelry #GoldenGlobes Contact: info@luxusco.com [TTW: https://luxusco.com/] Pictures: ? Michelle Yeoh with Moussaieff ? Rihanna with Cartier ? Janelle James with Kwiat & Fred Leighton ? Margot Robbie with Chanel ? Julia Garner with Debeers

1/10/23 "Perhaps it's time to revert to the scarcity and stability of "real assets," the highest end of which is firmly grounded in the luxury sector?" Our founder, Dana Auslander, delves further into this topic in an article recently published by Forbes Finance Council. Discover the full potential of diamonds as an alternative investment strategy during the current macrocycle. #alternativeinvestments #diamonds #macroeconomics https://bit.ly/3vTpVio Contact: info@luxusco.com [TTW: https://luxusco.com/]

1/9/23 Superbowl 57 looks extra bright this year Rihanna wears a Briony Raymond Estate 18-karat yellow gold bib necklace adorned with 20.10 carats of rubies and 20 carats of diamonds to complete the look for the Savage x Fenty Super Bowl Collection Campaign. #highjewelry #superbowl #diamonds [TTW: https://luxusco.com/] https://lnkd.in/efX948Bd

1/6/23 Auction News: The Attallah Cross, also known as Princess Diana's Cross, will be auctioned off at Sotheby's Royal & Noble Auction in London from January 6-18th. The intrinsic value and rarity of jewels like the Attallah Cross allow these pieces to appreciate in value. Historically, diamonds, precious gemstones, high jewelry, and rare watches have delivered favorable returns to their owners. That's why we've created the first alternative investment platform for this category of luxury assets. Diversify your portfolio with luxury assets in bio to sign up. Contact: info@luxusco.com [TTW: https://luxusco.com/] #investment #alternativeinvestments #sothebys #jewelryauction #royalfamily

1/4/23 The clarity you need Diversify with investment-grade diamonds, high jewelry, and rare watches. in bio to sign up. #investing #alternativeinvestments #diamonds Contact: info@luxusco.com [TTW: https://luxusco.com/]

1/3/23 "The best hedge against inflation is precious metals." We couldn't agree more, especially with being metal's cousin. LUXUS is excited to RING in the New Year with a feature from Insider Business. Thank you Lakshmi Varanasi for covering us and Kwiat for the photo. #collectibles #alternativeinvestment #inflationhedge #recessionproof #gems #jewelry Read more: https://lnkd.in/eW43Je5y TTW: luxusco.com

12/31/22 Happy New Year from LUXUS! As we close the door on 2022 and embrace the new year, LUXUS is thrilled to announce that we have a wealth of exciting developments in store for 2023. As the leading alternative investment platform for precious gemstones, high jewelry, and rare watches, we are constantly striving to bring new and innovative opportunities. In the coming year, we will be introducing a number of new offerings, hosting exclusive events, announcing big partnerships, and rolling out exciting features on our platform. To stay up-to-date on all the latest news and opportunities at LUXUS, we encourage you to join our newsletter via the in bio. We can't wait to show you all that 2023 has in store, and we look forward to continuing to serve as your go-to source for alternative investment options. Wishing you a prosperous and successful new year! #investment #alternativeinvestments Contact: info@luxusco.com [TTW: https://luxusco.com/] Video Frames: Cheers to 2023 Happy New Year

12/28/22 The numbers are in: Diamond supply is low, and demand is high What does this mean for your portfolio? Diamonds are an incredible option for portfolio diversification. It's never been easier to invest in diamonds. With Luxus, you can become a fractional owner of precious gemstones, high jewelry, and rare watches. in bio to sign up. Source: Paul Ziminsky Diamond Analytics #Diamondmarket #Diamonds #FinancialMarkets Contact: info@luxusco.com [TTW: https://luxusco.com/]

12/26/22

'Tis the Season 🎁 Welcome to the final week of the #LuxusAdventCalendar, where we unwrap some of the most iconic high jewelry gifts in the world. Swipe to reveal week 4 →

The beauty of high jewelry like The Hope Diamond far exceeds its appearance. The low volatility and historical tendency to appreciate in value make high jewelry attractive as an alternative investment. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. 🔗 in bio to sign up.

#AlternativeInvestments #HighJewelry #FancyColorDiamonds #HardAssets

Contact: info@luxusco.com
[TTW: https://bit.ly/luxusttw]



The Hope Diamond is a 45.52-carat deep blue diamond that is set in a pendant surrounded by 16 white diamonds and suspended from a chain of diamonds. The setting was designed by French jeweler Pierre Cartier in the early 20th century.
THE TITANIC
December marks the 25th anniversary of "Titanic." The Hope Diamond was the inspiration for the fictional "Heart of the Ocean" necklace in the 1997 film. Here Celine Dion is shown wearing a sapphire replica of the necklace.
THE HOPE DIAMOND
The Hope Diamond originated in India and was acquired by King Louis XIV of France in the late 17th century. In 1949, diamond merchant, Harry Winston, acquired the diamond. By 1958, Winston donated it to the Smithsonian Institution, where it has been on display ever since.

12/23/22 There's nothing quite like the holidays in the city Happy Holidays from the LUXUS team! #LUXUSxPoloBar We are thrilled to have had the opportunity to hold our Holiday Party at Ralph Lauren's Polo Bar. It was a pleasure to spend time with our valued partners, investors, and friends. We would like to extend our sincerest thanks to all of those who attended the party and to those who have supported LUXUS and the power of luxury as an asset class. Your belief in our company and our vision has been a constant source of motivation and inspiration, and we are truly grateful for the overwhelming support we have received this year. As we look ahead to the new year, we encourage you to keep up with LUXUS and stay informed about our latest news and offerings. in bio to join our newsletter. #AlternativeInvestments #Luxury Contact: info@luxusco.com [TTW: https://luxusco.com/] Video Frames: [Pictures from LUXUS' Holiday Party]

12/21/22

'Tis the Season 🎁 Welcome back to Week 3 of the Luxus Advent Calendar, where we unwrap some of the most iconic high jewelry gifts in the world. Swipe to reveal Week 3 👉

#LuxusAdventCalendar 💎

The beauty of high jewelry like La Peregrina far exceeds its appearance. The low volatility and historical tendency to appreciate in value make high jewelry attractive as an alternative investment. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. 🔗 in bio to sign up.

What do you think we'll reveal in Week 4?

#HighJewelry #RoyalJewelry #AlternativeInvestments #FinTech

Contact: info@luxusco.com
[TTW: https://luxusco.com/]




THE HISTORY
ELIZABETH TAYLOR
Eventually, the pearl found its way to Sotheby's in 1969 where it was purchased for $37,000 by Richard Burton as a Valentine's Day gift to his wife, Elizabeth Taylor. In 2011, Christie's sold the iconic pearl for $11.8 million.
ROYAL HISTORY
Discovered in the 16th century, this pearl has seen its fair share of royal households. Initially, it was gifted to King Phillip II of Spain, who gifted it to Queen Mary of England (shown above). It was also owned by the Bonapartes of France and the British Marquis of Abercorn.

12/20/22 Why are luxury goods worth considering for your portfolio? Two words: Positional. Goods. What are positional goods? Goods that are desired for their symbolic value rather than their functional value. This makes them less affected by economic downturns. Click the link to learn more about these trends and why luxury goods companies are worth considering for your portfolio. #AlternativeInvestments #Luxury https://lnkd.in/djfjBt_4 [TTW: https://luxusco.com/]

12/19/22 What makes a Cartier Tutti Frutti bracelet more elusive than a Picasso painting? Why are investors turning to high jewelry as an alternative investment? How does the value of high jewelry continue to increase despite economic downturns? Find the answers to these questions in the latest LUXUS white paper by Jill Newman. #WhitePaper #FinTech #alternativeinvestments #highjewelry [TTW: luxusco.com] Offering Circular: http://edgar.secdatabase.com/2268/101054922000200/filing-main.htm

12/15/22 Why is it that we always seem to emphasize goal setting as a new year approaches without taking the time to reflect on all of the goals we've conquered in the past year? Let's change that - we'll go first: This last year, we've worked tirelessly to bring the first-ever alternative investment platform for precious gemstones, high jewelry, and rare watches to the market. Here are some of our highlights: We've developed a streamlined and sophisticated user interface where you can participate in fractional ownership of our offerings. We successfully introduced two assets during our testing year; the Rare Argyle Pink Diamond, which was successfully IPO'd, and the Golden Dahlia ring, which was sold privately before going live. We've opened our platform to eligible non-US investors and launched LUXUS VIP and Sell with LUXUS. We created the "All that Glitters" Newsletter. In an effort to keep our community informed of relevant market news and industry insights, must-see museum shows, and all things from the luxury world. Will you be joining us and 35,000+ others in 2023? in bio to sign up. What are some of the goals you've conquered in 2022? Contact: info@luxusco.com [TTW: https://luxusco.com/] #GoalSetting #FinancialGoals #AlternativeInvestments #FractionalOwnership

12/14/22 LUXUS is in Times Square! Thank you, Connor Grist, from Nasdaq Data Link, and Nicole Casperson, Founder of WTFintech, for selecting LUXUS as a semifinalist in the Nasdaq Data Link x WTFintech contest. We are truly honored to be recognized among such a talented group of fintech companies. We look forward for the opportunity to showcase what makes LUXUS the leading (and only) alternative investment platform for luxury assets. Thank you for providing us with this exciting opportunity! #AlternativeInvestment #Investments #Luxury #Nasdaq [TTW: https://luxusco.com/]

12/13/22 What is high jewelry? This book will tell you. CHANEL announces the January 2023 release of the "Chanel Haute Joaillerie." This book will unveil the history of Chanel's first high jewelry collection, designed by Coco herself through the following nine decades to today. Read more ? #HighJewelry #LuxuryGoods #LuxuryAssets https://lnkd.in/eUN_ryHa [TTW: https://luxusco.com/]

12/12/22 'Tis the Season Welcome back to Week 2 of the #LuxusAdventCalendar, where we unwrap some of the most iconic high jewelry gifts in the world. This week, let's unwrap The Rockefeller Emerald. This 18.04-carat emerald of mesmerizing color and impeccable clarity was gifted to David Rockefeller from his father, John D. Rockefeller, Jr. The Rockefeller Emerald originally existed as a brooch. In 1930, John D. Rockefeller, Jr. purchased it for his wife, Abby Aldrich Rockefeller. When she passed away in 1948, Rockefeller distributed the individual emeralds to each of his children. The largest emerald was gifted to his son David Rockefeller who gave this 18.04ct emerald to his wife. Today the ring resides at Harry Winston, who paid $5.5M for this iconic piece. The beauty of high jewelry like The Rockefeller Emerald far exceeds its appearance. The low volatility and historical tendency to appreciate in value make high jewelry attractive as an alternative investment. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches. in bio to sign up. What do you think we'll reveal in Week 3? [TTW: https://luxusco.com/] Video Credit: Christie's #HighJewelry #Emeralds #HardAssets #Equities

12/9/22

Say hello to the hard asset your portfolio needs: Yellow Diamonds 💎

When it comes to investment-grade diamonds, few options surpass Fancy Color Diamonds.

Take Fancy Color Yellow Diamonds, for example:

💎 In the last 12 months, Fancy Yellow Diamonds in all sizes and saturations rose by 3.4% on average.

💎 In just Q3 of 2022, Fancy Yellow Diamonds in all sizes and saturations rose by 1.4%.

💎 In Q3 2022, Fancy Vivid Yellow Diamonds of 8 carats grew by 4.0%.

Diversify your portfolio with hard assets that shine. 🔗 in bio to sign up.

Source: Fancy Color Research Foundation

#HardAssets #FancyColorDiamonds

[TTW: https://luxusco.com/]



Fancy Vivid
Yellow Diamond
Q3 2022
1.4%
Increase
Last 12 months
3.4%
Increase

12/8/22 The jewelry design period that brought joy and optimism post WWI is now lighting up the high jewelry world once again in 2022 ? Read more about the Art Deco jewelry design motifs designers like Boucheron, and Van Cleef & Arpels are adopting ? #ArtDeco #HighJewelry https://lnkd.in/eaRieCgu [TTW: luxusco.com]

12/7/22

$81M USD

That's how much [Mountain Province Diamonds Inc.](#) took home in revenue during Q3 of 2022. Making this quarter the highest quarterly revenue the mine has experienced since it was founded in 1986.

Quarter-on-quarter, this equals a 37% increase in carats sold compared to Q2 2022.

While the S&P 500 experiences yet another quarter of decline at -4.9% during Q3 2022, diamonds are increasing. How is this possible?

Despite economic downturns, diamonds and other luxury assets are essentially immune. Why?

💎 Low correlation to the traditional stock market.
💎 Historically high ROIs
💎 High tangible and intrinsic value
💎 Low volatility

The numbers don't lie: diamonds are your portfolio's best friend. Get instant access to the first and only alternative investment platform offering factional ownership in diamonds. 🔗 in bio to sign up.

#Diamonds #HardAssets


Record Breaking
REVENUE


$81M


What does this mean?
$4.2B
$11B
$56.5B


Now you can invest like the 1% too...
INVEST IN LUXURY


Why?

12/7/22 #AuctionUpdate: Christie's and Sotheby's Magnificent Jewels Sales Results Are In Time and time again, diamonds and high jewelry exceed auction estimates. That's why, for the first time ever, we've decided to make them publicly available through fractional ownership. Let's take a look at some of the highlights! #AlternativeInvestments #Equities #HardAssets #FancyColorDiamonds [TTW: luxusco.com]

12/6/22 If you're looking for a sign to invest in high jewelry, here it is ? Despite a looming economic recession, luxury jewelry companies are working overtime to keep up with demand. That's why we've developed an alternative investment platform that allows you to diversify your portfolio with investment-grade high jewelry, precious gemstones, and rare watches. #AlternativeInvestments #AlternativeAssets #HighJewelry #EconomicOutlook https://lnkd.in/dDKDueTP [TTW: luxusco.com]

12/6/22 Thank you for the shoutout InvestorPlace; Investing in Fancy Colored Diamonds is indeed possible in a compliant way now. #fintech #alternativeinvestments https://lnkd.in/eyDTf9Zz TTW: luxusco.com

12/5/22

'Tis the Season 🎁 This holiday season, we've curated our very own Advent Calendar. Over the coming weeks, we'll unwrap some of the most iconic high jewelry gifts in the world. Swipe to reveal Week 1👉

#LuxusAdventCalendar 💎

The beauty of diamonds like the Taylor-Burton Diamond far exceeds its appearance. The low volatility and historical tendency to appreciate in value make these types of diamonds attractive as an alternative investment. Get instant access to the only alternative investment platform offering fractional ownership in precious gemstones, high jewelry, and rare watches.

Which diamond do you think we'll reveal in Week 2?

#HardAssets #alternativeinvestments #ElizabethTaylor

TTW: luxusco.com




THE HISTORY
THE TAYLOR-BURTON DIAMOND
After the diamond was acquired by Richard Burton, he gifted it to his wife, Elizabeth Taylor. Upon Taylor's request, the diamond was set in a necklace with smaller pear-shaped diamonds to showcase the incredible stone.
THE CARTIER DIAMOND
Originally, the diamond was sold at auction to Cartier for $1.05M; outbidding Richard Burton. Shortly after, Burton acquired the diamond from Cartier for $1.1M.

12/2/22 At LUXUS, nothing inspires us more then the royal collection of . We were thrilled to see one of Princess Diana's favorite necklaces on Princess Catherine this evening at the Moonshot awards in Boston! Its the first time that the royal family visited the US in 8 years in an official capacity and we couldn't be happier about this choice of

12/2/22 Sure, diamonds are beautiful. But what's more attractive? Their historically high ROIs. A significant segment of buyers has turned to acquiring rare diamonds over $1 million as an inflation hedge. "These investors are generally buying diamonds to store away strictly as an investment." - Paul Zimnisky, CFA, a leading diamond analyst. With historically high returns, low volatility, and low correlation to the traditional stock market, it's no wonder billionaires are stocking up. Now you can invest like the 1% too. Get instant access to the only alternative investment platform that allows you to invest in diamonds, high jewelry, and rare watches. in bio to sign up. Would you invest in diamonds? #Diamonds #AlternativeInvestments #wealthmanagement Video Credit: Jill Newman [Video of a hand showing a white diamond]

12/1/22

With high auction estimates of $15M and $20M,

Christie's and Sotheby's are closing out 2022 with a bang 💎

Swipe for our auction highlights from these two upcoming auctions 👉

How much do you think the Golden Canary will sell for? Place your bets in the comments!

#AlternativeInvestments #HighJewelry #FancyColorDiamonds

[TTW: luxusco.com]


AUCTION HIGHLIGHTS
CHRISTIE'S
SOTHEBY'S


CHRISTIE'S
DIAMOND RING
This 63.85 carat diamond ring is estimated to achieve $600,000-800,000 at auction. It is cut in the highly collectible square emerald cut and has been graded as SI1 clarity.
MAGNIFICENT JEWELS
Other notable pieces from the December 6th sale include this incredible diamond ring from a private collection.


SOTHEBY'S
AN IMPORTANT DIAMOND NECKLACE
At over 74 carats, this diamond necklace is estimated to achieve $600,000-800,000 at auction on December 7th.
MAGNIFICENT JEWELS
This diamond necklace comprised of 27 graduated oval and marquise-shaped diamonds is a star lot in the magnificent jewels auction.

11/30/22 Is this a sign? We think so? Spotted at Sotheby's Luxury Week Preview ( by David Webb ) #fintech #capitalmarkets [video of unicorn jewelry piece]

11/29/22 Q3 2022 numbers are in: The average price of all colors and sizes of fancy color diamonds rose by 1.0% Would you diversify your portfolio with diamonds? Credit: Fancy Color Research Foundation #FancyColorDiamonds #QuarterlyResults #LuxuryGoods #AlternativeInvestments https://lnkd.in/eTESsbNx [TTW: luxusco.com]

11/28/22 Investing like a millionaire made easy Here at Luxus, we pride ourselves on two things: 1. Empowering you to invest in luxury assets. 2. Being the only alternative investment platform that allows you to invest in luxury assets like precious gemstones, high jewelry, and rare watches. Want to invest like the 1%? Head to the in our bio to learn more. #AlternativeInvestments #investingtips

11/27/22 Another steller Auction is in the books! This fancy intense pink diamond ring at the Phillips Jewels & Jadeite Auction in Hong Kong realized $810,000, crushing the high end of the estimates ($250,000) Fancy colored diamonds have been by far the biggest winners of the Auctions for the last few years. Congratulations Phillips #luxury #fintech VIDEO: [video of a hand showing a pink diamond]

11/25/22 Something blue Lady Diana was the queen (or princess, if you will) of the "Something blue" saying as she selected the world famous, 12-carat Ceylon sapphire engagement ring surrounded by 14 solitaire diamonds. Let's talk about it #ladydiana #famousdiamonds #alternativeinvestments

11/25/22 Terry Lundgren, former CEO of Macy's (and Chair of their Board) gives an excellent overview of the retailer and consumer outlook for this Holiday Shopping 2022 season. "The consumers who have the money to spend (and there are many of them), will spend it on luxury goods (even accessories and fragrance on the lower/mid market range)." "Luxury items will never require a discount, there is a scarcity factor that no other industry can provide". https://lnkd.in/eHc-XTW2

11/23/22 Q3 2022 numbers are in: Stocks are down, and luxury is up Due to current macroeconomic challenges, the stock market has experienced a consistent decline across the board in Q3 2022. Luxury, on the other hand? Continues to beat earning estimates and buck the downward trends of all other sectors. How do you protect your portfolio during challenging economic times? Comment below #AlternativeInvestments #quarterlyresults #stockmarket

11/22/22

The city and high jewelry... just a couple of our favorite things! 💎🏙

The 2022 NYC Jewelry Week has officially come to an end. Swipe to see our favorite designers that attended 👉

The incredible craftsmanship and rarity of the precious gemstones within each piece give high jewelry tangible and intrinsic value that has historically appreciated in value.

When it comes to alternative investments, high jewelry is one of the least volatile and most attractive to investors aiming to hedge against inflation. Get instant access to the only alternative investment platform offering fractional ownership in some of the most sought-after high jewelry pieces in the world. 🔗 in bio to sign up.

Which designer is your favorite? Sabine Roemer, Jacqueline Rabun, or Nina Runsdorf?
#nycjewelryweek #alternativeinvestments #luxuryassets #diamonds


NYC jewelry WEEK
OUR FAVORITE DESIGNERS


NINA RUNSDORF
Known for her trademarked design, the "Flip Ring", Nina Runsdorf's design philosophy is artistic and vibrant. She believes each gem contains a certain personality, and centers her designs around it.


SABINE ROEMER
Every diamond Roemer utilizes is handpicked. This bespoke anniversary ring boasts a stunning 10 carat fancy deep brown diamond.
Combining elegance, passion and years of classical training, Sabine Roemer has crafted exquisite pieces featured in Christie's and on iconic celebrities like Angelina Jolie.


JACQUELINE RABUN
This 18 karat yellow gold and rutilated quartz necklace is currently featured in Sotheby's Brilliant & Black collection.
Internationally renowned designer, Jacqueline Rabun is known for her organic and architectural designs. Her design philosophy is to illustrate the human experience through the medium of jewelry.

11/22/22 Not all digital assets are created equal "As everyone knows, there is a debate with respect to whether and how and by whom crypto should be regulated. Our industry is regulated by the SEC, under rules that have been around for a few years now. Regulation A offerings are reviewed by the SEC." Read all about the differences between crypto assets and Reg A offerings in a blog post by Sara Hanks, the leading legal expert on exempt online securities https://lnkd.in/dPtkF8MB

11/16/22 Why investors build strong companies: LUXUS would not be where it is today without the support of its investors. Here's why. As trailblazers in the alternative investment space, the support, wisdom, and partnership from our investors are fundamental to our growth. This past weekend the LUXUS team had the pleasure of strategizing, socializing, and vineyard hopping through the world famous Napa wine region with ATX Venture Partners. We are so honored to be backed by ATX Venture Partners. Thank you for believing in LUXUS, and the power of precious gemstones as an asset class. Who (or what) has been fundamental to your growth? Comment below #AlternativeInvestments #FinTech #LuxuryInvestments Video Description: Video of napa vineyards [TTW: luxusco.com]

11/10/22 What correlation to equity and crypto markets? Shattering Records, Paul Allen's Estate auctioned at Christie's this evening at over $1.5B https://lnkd.in/ensfRNV7

11/8/22 Pretty in Pink! How much do we think these beautiful antique necklaces will go for? Luxury Week is in Full Force across the Globe, in Geneva and Hong Kong. Follow us to get the latest updates? #luxury #fintech Credit: Christie's

11/4/22 Thank you so much to CFA Society New York for hosting us at the Niche Strategies panel last evening. What a fun and informative event discussing the merits, risks and trajectory of emerging asset classes Many thanks to Grace Albers, CFA and Phil Clements, CFA, CAIA, FDP for putting this together and our co panelists: Kraig Devore, CFA (), Bill Cisenros () and Chris Yetter () #fintech #luxury #consumer

11/2/22 Calling all of our global community! Due to the overwhelming demand from around the world, we have made it a top priority to open up the investment platform to eligible Non-US investors by year end -- and we are thrilled to announce this functionality is officially enabled! It was always important for us to include eligible Non-US investors as soon as possible, especially as the luxury sector is strongly outperforming other industries and investors are searching for alternatives to gold and precious metals to hedge their portfolios. Head to http://www.luxusco.com to create your profile today, and welcome aboard!

11/1/22 Introducing LUXUS: White Papers: a series of articles written by LUXUS contributors and partners on the mechanical and statistical aspects of investing in gems, diamonds and the most valuable luxury assets. This is the first article in the series written by Jill Newman for LUXUS. https://rb.gy/jruuz3

10/27/22 Want to hear all about the diamond market and why investing in them is always a good idea? LUXUS CEO, Dana Auslander, will be the keynote speaker at CFA Society's Financial Services Job Market event on Thursday, Nov 3 @ 5-9PM. In addition to Dana, attendees will hear from other niche market asset managers about trends from the top of the financial services job market. Get your tickets here! https://lnkd.in/ghRmpNph

10/26/22 The luxury banner year continues abroad https://lnkd.in/esnNEbzv

10/25/22 CFAs and other investment professionals in the NYC area? Come learn about Niche Strategies (, and ) on November 3 https://lnkd.in/ey5mUMkA

10/20/22 No caption necessary https://lnkd.in/egxzV7bT

10/20/22 LUXURY keeps beating earning estimates in Q3, bucking the downward trends of all other sectors #luxury #fintech

10/19/22 The National Basketball Association (NBA) is on board with Fancy Colored Diamonds! First ever championship rings to use solely yellow diamonds were unveiled for the Golden State Warriors yesterday By Jacob & Co. #luxury #fintech #fancycoloreddiamonds #nba

10/18/22 Saudi National Museum announces Van Cleef & Arpels jewelry exhibition. The exhibition will be curated by Alba Cappellieri, Professor of Jewelry Design at Milan Polytechnic University and President of the Milano Fashion Institute. Drawing from Italian writer Italo Calvino's "Six Memos for the Next Millennium," Cappellieri chose key concepts through which she interprets the Maison's creations and their relationship with time. The exhibition revolves around three sections: Time, Nature and Love. https://lnkd.in/e_sSQ7cK

10/17/22 Both Christie's and Sotheby's unveiled several auction headliners (of fancy colored diamonds) in the last week alone! Aside from being beautiful, we believe that they are also incredible portfolio diversifiers, an effective macro inflation hedge AND boast attractive historical returns. Our goal is to allow everyone (not just the ultrawealthy) to invest in diamonds of similar caliber #fancycolordiamonds #investments #luxury https://lnkd.in/eNm5kJjj [TTW: luxusco.com]

10/17/22 Thank you so much Adrianne Sanogo and Rapaport for covering The Golden Dahlia and all your support of LUXUS and our team. https://lnkd.in/eHtvMBGe [TTW: luxusco.com]

10/16/22 The only industry sector bucking the downward market trend ?? #luxury https://lnkd.in/eMmZhmQD

10/16/22 Tiffany's is reimagining floral motifs with their new high jewelry line inspired by wisteria, orchids, magnolias and more! Read more here: https://lnkd.in/eieNt2Ay

10/15/22 Bulgari is Doubling Capacity of Valenza Jewelry Plant as a Result of Surging Luxury Demand Read More Here: https://lnkd.in/ePiYDP2p

10/14/22 There's a distinctive personality to a yellow diamond - especially one as rare and exquisite as the Golden Dahlia. An 11.74 carat antique emerald cut diamond set in a timeless platinum setting with tapered baguettes - this ring takes you back in time to an era that exudes opulence and luxury. With a nearly flawless clarity grade of VVS1 and a saturation level unusually high for yellow emerald cuts, we are thrilled to offer the Golden Dahlia as our second IPO. Reserve your shares now! www.luxusco.com https://lnkd.in/eKwf_VGf #luxus #luxury #investing #jewelry [Vide of yellow diamond ring on a hand]

10/13/22 For every one Blue diamond that comes up for sale, 100 Picassos are sold at auction. It's that RARE! We love this partnership between @DeBeers and @Sothebys and can't wait to watch this sale break records (again) #fintech #luxury #fancycoloreddiamonds #bluediamonds https://lnkd.in/eug-Wnwu

10/13/22 The Metropolitan Museum of Art's latest exhibition, The Tudors: Art and Majesty in Renaissance England is sure to please those luxury and history aficionados like us! Akin to the Medici's in Florence, the Tudor family in England promoted and legitimized artistic patronage - from the arts to tapestry weavings and of course, exquisite jewelry making. Head to the MET to escape to the cosmopolitan era of the Tudor dynasty reign. https://lnkd.in/ga9S7Ag6

10/12/22 This week, we celebrated the release of our second IPO, the Golden Dahlia, at NYC's hottest new addition, Casa Cruz #LUXUSVIP #LUXUSJewels #fancycoloreddiamonds [TTW: luxusco.com]

10/10/22 As Prada demonstrates with its first ever fine jewelry release, demand for luxury assets continues to be on the rise despite market conditions. #luxury #alternativeinvestments #fintech https://lnkd.in/eBCXiG3y

10/6/22

The Williamson Pink Star diamond was unveiled by Sotheby's in Hong Kong, October 5 and scheduled for auction October 7. With a fancy vivid color grade, carat size of 11.15, "Internally Flawless" clarity, and an estimated value of $20 million USD this stone is extremely rare and will hold its place in the jewelry history books as one of the most beautiful diamonds. We are eagerly anticipating a record breaking sale price 💎

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#luxus #luxusjewels #luxusloves #pinkdiamond #sothebys #auction #rarediamonds #sothebysauction #diamondauction #sothebysasia #investing #diamondnews #auctioninsights #fashion #highfashion #fw #pfw #honkong #china #investindiamonds #diamond #diamonds


THE
WILLIAMSON
PINK STAR
A $21 Million Diamond

10/5/22 The @Cartier panthere was created by Jeanne Touissant in 1915 after a visit to Safari. It was a favorite of the Duchess of Windsor and is one of the most coveted jewelry motifs in the world and recreated by Bulgari and other brands. Who wants to see it as an investment? Credit: Sotheby's #LUXUSLoves #LUXUSJewels #luxury #cartier

10/4/22 As uncertainty grows in the stock market Chinese investors have begun diversifying their portfolio with physical assets, including diamonds, precious metals, gems and fine art. Read more here: https://lnkd.in/gvFuKVDG #diamond #luxury #luxus #investing #investment #alternativeassets #altassets #trading #stockmarket #fineart

10/3/22 Luxury assets are "in" as a recession hedge! Demand for hard assets has been BOOMING over the last decade as the tech and hedge fund industries join the club. With the real estate market dipping and the stock market remaining in turmoil, the mega-rich are putting their money into alternative assets - like diamonds, art, and wine - to help hedge against a recession. https://lnkd.in/g-yRHUfZ #luxus #luxusloves #luxury #tech #investment #stockmarket #alternativeassets #trading #diamonds #economy #finance #fintech

10/2/22 Will Auction sales keep defying the global markets? We think so and are excited to see how the Fortune Pink does at the Christie's sale in Geneva in November #LUXUSLoves #fintech #luxury https://lnkd.in/e7pfKq_3

9/30/22 Diamonds are your best investment "A 1.21-carat fancy orangy red diamond estimated to earn between $100,000 and $150,000 sold for nearly $1.8 million at Heritage Auctions' fall jewelry sale on Thursday." https://lnkd.in/gFHpxMqS #investment #luxusloves #gems #diamonds #macrohedge

9/28/22 Take your investments to the next level- receive exclusive concierge services, event invitations, special offers and more with LUXUS VIP Join Here: https://luxusco.com/vip/ #luxusvip #luxury #investing #alternativeassets Video Frames: "Introducing LUXUS VIP Concierge Services Event Invitations Special Offers VIP [LUXUS Logo]"

9/27/22 According to Fidelity, only 33% of women invest. As the only alt investment platform for gems and jewelry, LUXUS makes investing accessible in assets that people, especially women, are interested in. Thank you Nicole Casperson for letting us share our story on your podcast WTFintech https://lnkd.in/etP_GpyW [TTW: luxusco.com]

9/26/22 Revealing Earth's Secrets with Diamonds - https://lnkd.in/em6rVgFK

9/23/22 Nature's rarest gift #LUXUSGems #mining https://lnkd.in/ev7SjD8k

9/22/22 Do you have an exquisite piece of jewelry or a rare precious gem that you would like to sell? We are excited to announce our newest initiative, Sell With Luxus, where we will evaluate the most exceptional assets submitted for sale by you, our community! To learn more or to submit an asset for consideration, please visit http://www.luxusco.com

9/19/22 Princess Catherine, Princess Charlotte and Duchess Meghan all wearing Pearl Jewelry gifted to them by the late Queen. Image taken this morning during the Queen's Funeral at Westminster. The British Royal Family owns the largest jewelry collection in the world. #LUXUSJewels #history Credit: Vogue

9/19/22 Shakespeare once wrote, "Heavy is the head that wears the crown..." and there could be no truer sentiment about Queen Elizabeth II's magnanimous reign and the leadership position she held for 70 years. The Imperial State Crown, which was worn by her majesty at her coronation, adorned the top of coffin at her procession yesterday. The burden of "the crown" was not only mentally heavy, but physically heavy too! It contains the world's fourth-largest polished diamond! The 317.4-carat stone in the "brow" of the crown was created from the Cullinan Diamond, a 3,601-carat stone found in Africa in 1905. The stone was later cut into several pieces, with the "Cullinan I|" earning a spot in the Imperial State Crown. It is accompanied by four rubies, 11 emeralds, 17 sapphires, 269 pearls and more than 2,500 smaller diamonds. According to the Historic Royal Palaces website, "The crown contains some of the most famous jewels in the collection".

9/19/22 Chopard and Mariah Carey partnered to release this exquisite High Jewelry Butterfly collection to mark the 25th Anniversary of her debut hit song #LUXUSloves #luxury #fintech

9/14/22 Queen Elizabeth II had the largest jewelry collection in the world. Reflecting on some of her iconic pieces, we are reminded of their beauty, timeless appeal and grandeur https://lnkd.in/ev_yjZaa

9/12/22 Investing in luxury assets is nothing new. Tech innovation and the regulatory landscape have made this process frictionless and accessible to all Thank you New York Post and Mark Ellwood #investing #fintech #luxury

9/10/22 Nothing like in NYC: The US Open , Fashion Week , UNGA and Auction Season? We've got front row seats to it all #fintech #luxury video: Sotheby's [Video of different colored gemstone rings on a hand]

8/29/22 Have You Heard? We're on the newest episode of Pitch Please podcast with Draper Startup House! Listen to learn more about how you can invest in luxury assets to create a curated equities portfolio from our CEO, Dana Auslander. https://lnkd.in/eJFkyigJ

8/24/22 Thank you National Jeweler for covering our partnership with IGI. We are so excited to educate the investment community on the benefits of adding diamonds to stock portfolios https://lnkd.in/emXzvZF6 [TTW: luxusco.com]